    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998
                                                    REGISTRATION NO. 333-47875


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                     REVLON CONSUMER PRODUCTS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                                                           13-3662953
                                                                           (I.R.S.
            DELAWARE                              2844                     EMPLOYER
(STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL         IDENTIFICATION
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)         NUMBER)


                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 527-4000
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          WADE H. NICHOLS III, ESQ.
                     REVLON CONSUMER PRODUCTS CORPORATION
                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 527-4000
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
                            STACY J. KANTER, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS  OFFER FOR ALL OUTSTANDING 8 1/8% SENIOR NOTES DUE 2006
            IN EXCHANGE FOR 8 1/8% SENIOR EXCHANGE NOTES DUE 2006
                                     AND
     OFFER FOR ALL OUTSTANDING 8 5/8% SENIOR SUBORDINATED NOTES DUE 2008
      IN EXCHANGE FOR 8 5/8% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2008
                                      OF
                     REVLON CONSUMER PRODUCTS CORPORATION
                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON MAY 5, 1998, UNLESS EXTENDED


   Revlon Consumer Products Corporation, a Delaware corporation (the "Company" or "Revlon"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $250,000,000 of its 8 1/8% Senior Exchange Notes due 2006 (the "New Senior Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 8 1/8% Senior Notes due 2006 (the "Old Senior Notes" and, together with the New Senior Notes, the "Senior Notes") from the holders thereof and to exchange an aggregate principal amount of up to $650,000,000 of its 8 5/8% Senior Subordinated Exchange Notes due 2008 (the "New Senior Subordinated Notes" and, together with the New Senior Notes, the "New Notes"), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding 8 5/8% Senior Subordinated Notes due 2008 (the "Old Senior Subordinated Notes" and, together with the New Senior Subordinated Notes, the "Senior Subordinated Notes") from the holders thereof. The Old Senior Subordinated Notes and the Old Senior Notes are collectively referred to herein as the "Old Notes," and the Old Notes and the New Notes are collectively referred to herein as the "Notes." The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by August 3, 1998, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. The Old Notes were originally issued by Revlon Escrow Corp. ("Revlon Escrow") on February 2, 1998 pursuant to an offering (the "Offering"), which was exempt from registration under the Securities Act. The Company assumed the obligations of Revlon Escrow under the Old Senior Subordinated Notes and related indenture (the "Senior Subordinated Notes Indenture") upon consummation of the 10 1/2% Senior Subordinated Notes Redemption (as defined herein), which occurred on March 4, 1998. The Company assumed the obligations of Revlon Escrow under the Old Senior Notes and related indenture (the "Senior Notes Indenture" and, together with the Senior Subordinated Notes Indenture, the "Indentures") upon consummation of the 9 3/8% Senior Notes Redemption (as defined herein), which occurred on April 1, 1998.

   Interest on the Notes is payable semiannually on February 1 and August 1 of each year, commencing August 1, 1998, at the rate of 8 1/8% per annum in the case of the Senior Notes and 8 5/8% per annum in the case of the Senior Subordinated Notes. The Senior Notes will mature on February 1, 2006. The Senior Subordinated Notes will mature on February 1, 2008. The Old Notes were originally offered to fund the redemption by the Company of each of the Company's (i) $555,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2003 (the "10 1/2% Senior Subordinated Notes") and
(ii) $260,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2001 (the "9 3/8% Senior Notes" and, together with the 10 1/2% Senior Subordinated Notes, the "RCPC Notes").

   Concurrently with the closing of the Offering, Revlon Escrow deposited the net proceeds of the Offering (the "Escrowed Funds") with an escrow agent (the "Escrow Agent"), and the Escrowed Funds were temporarily invested in Treasury Securities and other Permitted Investments (as such terms are defined herein), and were used to repurchase a portion of the 9 3/8% Senior Notes in open market transactions as permitted by the Escrow Agreement (as defined herein). On March 4, 1998, a portion of the Escrowed Funds was used to finance the 10 1/2% Senior Subordinated Notes Redemption. The remaining Escrowed Funds were used to finance the 9 3/8% Senior Notes Redemption on April 1, 1998.

   The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2002, at the redemption prices set forth herein. The Senior Subordinated Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2003, at the redemption prices set forth herein. In addition, at any time prior to February 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes and up to 35% of the aggregate principal amount of the Senior Subordinated Notes originally issued at a redemption price of 108 1/8% and 108 5/8%, respectively, of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent the Company receives, the net cash proceeds of one or more public equity offerings of the Company or Revlon, Inc., provided that at least $162.5 million aggregate principal amount of the Senior Notes and at least $422.5 million aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately after the occurrence of each such redemption. Upon a Change of Control (as defined herein), the Company will have the option to redeem the Notes in whole at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined herein) and, subject to certain conditions, each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount thereof.

                                                      (continued on next page)

   SEE "RISK FACTORS" COMMENCING ON PAGE 19 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                The date of this Prospectus is April 3, 1998.

   The Old Senior Notes are, and the New Senior Notes will be, senior unsecured obligations of the Company and the Old Senior Notes rank, and the New Senior Notes will rank, pari passu in right of payment with all existing and future Senior Debt (as defined herein) of the Company, including the 9 1/2% Senior Notes and the indebtedness under the Credit Agreement (as such terms are defined herein). The Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, general unsecured obligations of the Company and the Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, (i) subordinate in right of payment to all existing and future Senior Debt of the Company, including the Senior Notes, the 9 1/2% Senior Notes and the indebtedness under the Credit Agreement, (ii) pari passu in right of payment with all future Senior Subordinated Debt (as defined herein), if any, of the Company and (iii) senior in right of payment to all future subordinated debt, if any, of the Company. The Old Notes are, and the New Notes will be, effectively subordinated to the outstanding indebtedness and other liabilities of the Company's subsidiaries. As of December 31, 1997, after giving effect to the Refinancing Transactions (as defined herein), the outstanding indebtedness of the Company's subsidiaries would have been approximately $235.6 million. See "Description of the Notes."

   For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from February 2, 1998. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 2, 1998. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 2, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

   The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Agreement dated January 28, 1998 among the Company and the other signatories thereto (the "Registration Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

   Following consummation of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any such additional exchange offers.

   There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                            AVAILABLE INFORMATION

   The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

   The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address of such site is http://www.sec.gov. In the event the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indentures, pursuant to which the Old Notes have been, and the New Notes will be, issued, to continue to file with the Commission and to furnish to holders of the Notes the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K, for so long as any Notes are outstanding.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and the financial statements and the notes thereto contained elsewhere in this Prospectus. Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus to the "Company" or "Revlon" mean Revlon Consumer Products Corporation and its subsidiaries. All market share and market position data in this Prospectus for the Company's brands and specific products are based upon retail dollar sales which are derived from A.C. Nielsen data. A.C. Nielsen measures retail sales volume of products sold in the United States self-select distribution channel, which is defined as the following channels of distribution: independent and chain drug stores, mass-volume retailers, supermarkets and combination supermarket/drug stores. Such data represents A.C. Nielsen's estimates based upon data gathered by A.C. Nielsen from market samples. Such data is therefore subject to some degree of variance.

                                 THE COMPANY

   REVLON is one of the world's best known names in cosmetics and is a leading mass market cosmetics brand. The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. To pursue this vision, the Company's management team combines the creativity of a cosmetics and fashion company with the marketing, sales and operating discipline of a consumer packaged goods company. The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world, with products sold in approximately 175 countries and territories. The Company's products are marketed under such well-known brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY and ULTIMA II in cosmetics; MOON DROPS, ETERNA 27, ALMAY TIME-OFF, ULTIMA II, JEANNE GATINEAU and NATURAL HONEY in skin care; CHARLIE and FIRE & ICE in fragrances; FLEX, OUTRAGEOUS, AQUAMARINE, MITCHUM, COLORSTAY, COLORSILK, JEAN NATE, PLUSBELLE, BOZZANO and COLORAMA in personal care products; and ROUX FANCI-FULL, REALISTIC, CREME OF NATURE, CREATIVE NAIL and AMERICAN CREW in professional products. To further strengthen its consumer brand franchises, the Company markets each core brand with a distinct and uniform global image, including packaging and advertising, while retaining the flexibility to tailor products to local and regional preferences.

   Revlon was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 65 years ago. Today, the Company has leading market positions in many of its principal product categories in the United States self-select distribution channel, which the Company believes is the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. The Company's leading market positions for its REVLON brand products include the number one positions in lip makeup and nail enamel (which the Company has occupied for the past 21 years), with the number one and two selling brands of lip makeup for 1997. The Company's market share in lip makeup and nail enamel has increased from 25.3% and 21.1%, respectively, for 1992, to 31.4% and 22.8%, respectively, for 1997. The Company has the number two position in face makeup (including the top three selling brands of foundation), where its market share has increased from 11.7% for 1992 to 21.2% for 1997. Propelled by the success of its new product launches and market share gains in its existing product lines, the Company captured in 1996 and continued to hold in 1997 the number one position overall in color cosmetics (consisting of lip, eye and face makeup and nail enamel) in the United States self-select distribution channel, where its market share has increased from 15.6% for 1992 to 21.6% for 1997. The Company also has leading market positions in several product categories in certain markets outside of the United States, including in Argentina, Australia, Brazil, Canada, Mexico and South Africa.

   The Company believes that it is an industry leader in the development of innovative and technologically advanced consumer and professional products. In June 1994, the Company launched COLORSTAY lipcolor, which uses patented transfer-resistant technology that provides long wear. COLORSTAY lip makeup achieved a 13.0% market share in the United States self-select distribution channel for 1997, making it the number one selling lip makeup in that channel, with a market share of more than twice that of any competitor's brand. The success of COLORSTAY lip makeup boosted the Company's total lip makeup market share to more than twice the market share of the next largest competitor. The Company capitalized on the highly successful launch of COLORSTAY lipcolor by introducing a collection of COLORSTAY cosmetics, including foundation, mascara, eye colors, eye liners and lip pencils. In 1997, the Company introduced patent-pending COLORSTAY hair color, which added a new category to the Company's COLORSTAY franchise and brings proprietary long wear technology to the growing at home hair color market. The Company has also introduced the COLORSTAY collection in international markets, where it has increased the Company's color cosmetics sales in such markets. The Company has applied the proprietary transfer-resistant technology developed for COLORSTAY to the ALMAY AMAZING collection, which is part of the Company's line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products. In 1998, the Company intends to continue to introduce new products under its COLORSTAY and ALMAY brands.

   In April 1994, the Company introduced REVLON AGE DEFYING foundation, which uses proprietary technology designed to meet the needs of women in the over 35 age bracket. REVLON AGE DEFYING foundation was the number two selling foundation in the United States self-select distribution channel for 1997 and achieved a 7.9% market share for such period. The Company capitalized on this highly successful launch by introducing a collection of REVLON AGE DEFYING color cosmetics, including eye makeup, blush, pressed powder and compact makeup. With the addition of NEW COMPLEXION compact makeup in 1996, NEW COMPLEXION foundations achieved a 7.3% market share in the United States self-select distribution channel for 1997, giving Revlon the number one, two and three selling brands of foundation for 1997. In 1998, the Company intends to continue to introduce new products under its REVLON AGE DEFYING and NEW COMPLEXION brands.

   The Company has introduced, and intends to continue to introduce, innovative products designed to fulfill identified consumer needs. In 1996 the Company launched its STREETWEAR nail enamel targeted for the trend conscious cosmetics consumer. In line with the Company's successful strategy used in connection with the COLORSTAY and REVLON AGE DEFYING franchises, and to capitalize on STREETWEAR nail enamel's highly successful launch, the Company launched a collection of STREETWEAR lip, nail and eye products. In 1997, the Company also launched TOP SPEED nail enamel, which contains a patented speed drying polymer formula which sets in 90 seconds. MOISTURESTAY, which the Company introduced in March 1998, uses patent-pending technology to moisturize the lips, even after the color wears off.

   In the United States and increasingly in international markets, the Company's products are sold principally in the expanding self-select distribution channel. The trend in the cosmetics, skin care and fragrance industry has been the shift of consumer purchases from the demonstrator-assisted channel to the self-select distribution channel. The Company believes that it is well-positioned to continue to take advantage of the shifting consumer shopping patterns in international markets towards the self-select distribution channel, particularly in Western Europe, Latin America and the Far East. The Company also is expanding its presence in the new and emerging markets of Africa, China, Eastern Europe and Russia.

   In the United States, the self-select distribution channel, in which consumers select their own purchases without the assistance of an in-store demonstrator, includes independent drug stores and chain drug stores (such as Walgreens, CVS, Eckerds and Rite Aid), mass volume retailers (such as Wal-Mart, Target Stores and Kmart) and supermarkets and combination supermarket/drug stores (such as Pathmark, Albertson's, Kroger's and Smith's). Internationally, the self-select distribution channel includes retailers such as Boots in the United Kingdom and Western Europe, Shoppers Drug Mart in Canada and Wal-Mart worldwide. The foregoing retailers, among others, sell the Company's products. See "Business -- Overview."

Business Strategy

   The Company's business strategy, which implements its vision and is intended to continue to improve its operating performance, is to:

   o Strengthen and broaden its core brands through globalization of marketing and advertising, product development and manufacturing and through increasing its emphasis on advertising and promotion.

   o Lead the industry in the development and introduction of technologically advanced innovative products that set new trends.

   o Expand the Company's presence in all markets in which the Company competes and enter new and emerging markets.

   o Continue to reduce costs and improve operating efficiencies, customer service and product quality by reducing overhead, rationalizing factory operations, upgrading management information systems, globally sourcing raw materials and components and carefully managing working capital.

   o Continue to expand market share and product lines through possible strategic acquisitions or joint ventures. See "Business -- Business Strategy."

   As a result of the implementation of its strategy, through December 31, 1997, the Company achieved 17 consecutive quarters of increased net sales, operating income and EBITDA (as defined herein) compared with the corresponding quarter of the respective prior year. Net sales, operating income (before a non-recurring charge of $7.6 million related to business consolidation costs and other, net) and EBITDA (before such non-recurring charge) increased 10.2%, 10.3% and 12.4%, respectively, for 1997 over 1996 and 11.8%, 38.3% and 27.4%, respectively, for 1996 over 1995. In addition, the Company's results improved to net income of $59.7 million for 1997 (excluding a $14.9 million extraordinary charge incurred in connection with the early extinguishment of indebtedness) (the "Adjusted 1997 Net Income") from net income of $25.6 million for 1996 (excluding a $6.6 million extraordinary charge incurred in connection with the early extinguishment of indebtedness) (the "Adjusted 1996 Net Income") and a net loss of $41.2 million for 1995. The Company has increased its investment in advertising and consumer-directed promotion while decreasing its selling, general and administrative ("SG&A") expenses as a percentage of net sales to 55.9% for 1997 compared with 57.2% for 1996 and 58.8% for 1995.

Background

   On June 24, 1992, the Company succeeded to assets and liabilities of the cosmetics and skin care, fragrance and personal care products business of Revlon Holdings Inc. ("Holdings"), an indirect parent company of the Company. Holdings retained certain small brands that historically had not been profitable (the "Retained Brands") and certain other assets and liabilities. Unless the context otherwise requires, references to the Company or Revlon relating to dates or periods prior to its formation mean the cosmetics and skin care, fragrance and personal care products business of Holdings to which the Company has succeeded.

   On March 5, 1996, Revlon, Inc., the direct parent of the Company, completed an initial public offering (the "Revlon IPO") in which it issued and sold 8,625,000 shares of its Class A common stock, par value $.01 per share, for $24.00 per share. Revlon, Inc. contributed the net proceeds of $187.8 million (net of underwriters' discount and related fees and expenses) to the Company, which in turn used such funds to repay borrowings outstanding under the credit agreement in effect at that time (the "1995 Credit Agreement") and to pay fees and expenses related to entering into a new credit agreement (the "1996 Credit Agreement"), which was subsequently repaid in May 1997 with borrowings under the Company's existing credit agreement (the "Credit Agreement").

   The Company's principal executive offices are located at 625 Madison Avenue, New York, New York 10022, and its telephone number is (212) 527-4000. The Company was incorporated in Delaware in April 1992.

   The following sets forth a summary organizational chart for the Company and Revlon Escrow.

                                             ----------------------------------
                                                      MAFCO HOLDINGS INC.
                                                      ("MAFCO HOLDINGS")
                                             ----------------------------------
                                                              |
                                                              |100%
                                             ----------------------------------
                                                     MACANDREWS & FORBES
                                                        HOLDINGS INC.
                                                   ("MACANDREWS & FORBES")
                                             ----------------------------------
                                                              |
                                                              |100%
                                             ----------------------------------
                                                     REVLON HOLDINGS INC.
                                                         ("HOLDINGS")
                                             ----------------------------------
                                                |             |
                    -----------------------------             |100%
                    |                        ----------------------------------
                    |                                        REV
                    |                                   HOLDINGS INC.
                    |                                 ("REV HOLDINGS")
                    |                        ----------------------------------
                    |                                         |
                    |100%                                     |83.1%
                    |                        ----------------------------------
                    |                                   REVLON, INC.
                    |                                 ("REVLON, INC.")
                    |                        ----------------------------------
                    |                                         |
                    |                                         |100%
          ------------------------           ----------------------------------
             REVLON ESCROW CORP.                       REVLON CONSUMER
              ("REVLON ESCROW")                     PRODUCTS CORPORATION
          ------------------------           (INCLUDING OPERATING SUBSIDIARIES)
                                                  (THE "COMPANY" OR "REVLON")
                                             ----------------------------------



* REV Holdings beneficially owns 11,250,000 shares of Class A common stock of Revlon, Inc. (representing 56.6% of the outstanding shares of Class A common stock) and all of the outstanding 31,250,000 shares of Class B common stock, par value $.01 per share, of Revlon, Inc., which together represent approximately 83.1% of the outstanding shares of common stock of Revlon, Inc. and approximately 97.4% of the combined voting power of the outstanding shares of common stock of Revlon, Inc. See "Ownership of Common Stock."

** Subsequent to the Refinancing Transactions, the capital stock of Revlon Escrow was contributed to the Company and Revlon Escrow was dissolved.

                         THE REFINANCING TRANSACTIONS

   Concurrently with the closing of the Offering, Revlon Escrow, a then subsidiary of Holdings, an indirect parent company of the Company, deposited the Escrowed Funds, which consisted of the net proceeds of the Offering (net of discounts to the Initial Purchasers), with the Escrow Agent. Pursuant to the Escrow Agreement, the Escrowed Funds were held in escrow and invested in Treasury Securities and other Permitted Investments, and were used to repurchase a portion of the 9 3/8% Senior Notes in open market transactions as permitted by the Escrow Agreement. On March 4, 1998, a portion of the Escrowed Funds were used to finance the redemption of the 10 1/2% Senior Subordinated Notes (the "10 1/2% Senior Subordinated Notes Redemption"). On April 1, 1998, a portion of the Escrowed Funds were used to finance the redemption of the 9 3/8% Senior Notes (the "9 3/8% Senior Notes Redemption"). The remaining Escrowed Funds were used to repay indebtedness under the working capital lines under the Credit Agreement.

   On March 4, 1998, the Company assumed Revlon Escrow's obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture, and all obligations of the Company under the 10 1/2% Senior Subordinated Notes Indenture were satisfied and discharged.

   On April 1, 1998, the Company assumed Revlon Escrow's obligations under the Senior Notes and the Senior Notes Indenture and all obligations of the Company under the 9 3/8% Senior Notes Indenture were satisfied and discharged. The remaining Escrowed Funds were released to the Company.

   The Offering, the 10 1/2% Senior Subordinated Notes Redemption, the 9 3/8% Senior Notes Redemption and the assumption by the Company of Revlon Escrow's obligations under the Notes are referred to collectively herein as the "Refinancing Transactions." Subsequent to the Refinancing Transactions, the capital stock of Revlon Escrow was contributed to the Company and Revlon Escrow was dissolved.

                              THE EXCHANGE OFFER

SECURITIES OFFERED ............  Up to $250,000,000 aggregate principal amount of 8 1/8% Senior Exchange Notes due
                                 2006 and up to $650,000,000 aggregate
                                 principal amount of 8 5/8% Senior
                                 Subordinated Exchange Notes due 2008, each of which has been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by August 3, 1998, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. See "--Summary Description of the New Notes" and "Description of the Notes -- Registration Rights."

THE EXCHANGE OFFER ............  The New Notes are being offered in exchange for a like aggregate principal amount of Old
                                 Notes. The issuance of the New Notes is
                                 intended to satisfy obligations of the
                                 Company contained in the Registration
                                 Agreement. For procedures for tendering the Old Notes, see "The Exchange Offer -- Procedures for Tendering Old Notes."

TENDERS; EXPIRATION DATE;
 WITHDRAWAL ...................  The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on May 5, 1998, or such later date and time to which it is extended (the "Expiration Date"). The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Old Notes" and "The Exchange Offer -- Withdrawal Rights."

CERTAIN CONDITIONS TO
 EXCHANGE OFFER ...............  The Company shall not be required to accept for exchange, or to issue New Notes in
                                 exchange for, any Old Notes and may
                                 terminate or amend the Exchange Offer if at any time before the acceptance of the Old Notes for exchange or the exchange of the New Notes for such Old Notes certain events have occurred, which, in the reasonable judgment of the Company, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. Such events include (i) any threatened, instituted or pending action seeking to restrain or prohibit the Exchange Offer, (ii) a general suspension of trading in securities on any national securities exchange or in the over-the-counter market,
                                 (iii) a general banking moratorium, (iv) the commencement of a war or armed hostilities involving the United States and (v) a material adverse change or development involving a prospective material ad-verse change in the Company's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that may affect the value of the Old Notes or the New Notes. In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, at any such time as any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

FEDERAL INCOME TAX
 CONSEQUENCES .................  The exchange pursuant to the Exchange Offer will not result in gain or loss to the
                                 holders or the Company for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."

USE OF PROCEEDS ...............  There will be no proceeds to the Company from the exchange pursuant to the Exchange
                                 Offer. See "Use of Proceeds."

EXCHANGE AGENT ................  U.S. Bank Trust National Association (formerly known as First Trust National Association) is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

         CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the

Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the Notes -- Registration Rights."

                     SUMMARY DESCRIPTION OF THE NEW NOTES

   The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by August 3, 1998, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from February 2, 1998. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 2, 1998. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 2, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

THE SENIOR NOTES

SENIOR NOTES OFFERED ..........  Up to $250,000,000 principal amount of 8
                                 1/8% Senior Exchange Notes due 2006, which have been registered under the Securities Act.

MATURITY DATE .................  February 1, 2006.

INTEREST PAYMENT DATES ........  February 1 and August 1, commencing August
                                 1, 1998.

OPTIONAL REDEMPTION ...........  The Senior Notes may be redeemed at the option of the Company in whole or from time to time in part at any time on or after February 1, 2002 at the redemption prices set forth herein. In addition, at any time prior to February 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 108 1/8% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent the Company receives, the net cash proceeds of one or more Public Equity Offerings (as defined herein), provided that at least $162.5 million aggregate principal amount of the Senior Notes remains outstanding immediately after the occurrence of each such redemption. See "Description of the Notes -- The Senior Notes -- Optional Redemption."

CHANGE OF CONTROL .............  Upon a Change of Control, the Company will have the option to redeem the Senior Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium and, subject to certain conditions, each holder of the Senior Notes will have the right to require the Company to repurchase all or a portion of such holder's Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

RANKING .......................  The Old Senior Notes are, and the New Senior
                                 Notes will be, senior unsecured obligations of the Company and the Old Senior Notes rank, and the New Senior Notes will rank, pari passu in right of payment with all existing and future Senior Debt of the Company, including the 9 1/2% Senior Notes due 1999 (the "9 1/2% Senior Notes") and the indebtedness under the Credit Agreement, and senior to all future subordinated indebtedness of the Company. The Old Senior Notes are, and the New Senior Notes will be, effectively subordinated to the outstanding indebtedness and other liabilities of the Company's subsidiaries. As of December 31, 1997, after giving effect to the Refinancing Transactions, the outstanding indebtedness of the Company's subsidiaries would have been approximately $235.6 million. See "Risk Factors -- Substantial Level of Indebtedness," "Risk Factors -- Ability to Pay Principal of Notes," "Risk Factors -- Ranking of Notes and Subordination" and "Description of the Notes -- The Senior Notes."

CERTAIN COVENANTS .............  The Senior Notes Indenture contains covenants that, among other things, limit
                                 (i) the issuance of additional debt and
                                 redeemable stock by the Company, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by the Company's subsidiaries, (iv) the payment of dividends on capital stock of the Company and its subsidiaries and the redemption of capital stock of the Company, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all the Company's assets.

                                 The Senior Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Notes -- The Senior Notes."


THE SENIOR SUBORDINATED NOTES

SENIOR SUBORDINATED NOTES
 OFFERED . ....................  Up to $650,000,000 principal amount of 8
                                 5/8% Senior Subordinated Exchange Notes due
                                 2008, which have been registered under the Securities Act.

MATURITY DATE .................  February 1, 2008.

INTEREST PAYMENT DATES ........  February 1 and August 1, commencing August
                                 1, 1998.

OPTIONAL REDEMPTION ...........  The Senior Subordinated Notes may be
                                 redeemed at the option of the Company in whole or from time to time in part at any time on or after February 1, 2003 at the redemption prices set forth herein. In addition, at any time prior to February 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes originally issued at a redemption price of 108 5/8% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent the Company receives, the net cash proceeds of one or more Public Equity Offerings, provided that at least $422.5 million aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately after the occurrence of each such redemption. See "Description of the Notes -- The Senior Subordinated Notes -- Optional Redemption."

CHANGE OF CONTROL .............  Upon a Change of Control, the Company will have the option to redeem the Senior
                                 Subordinated Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium and, subject to certain conditions, each holder of the Senior Subordinated Notes will have the right to require the Company to repurchase all or a portion of such holder's Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

RANKING .......................  The Old Senior Subordinated Notes are, and
                                 the New Senior Subordinated Notes will be, general unsecured obligations of the Company and the Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, (i) subordinate in right of payment to all existing and future Senior Debt of the Company, including the Senior Notes, the 9 1/2% Senior Notes and the indebtedness under the Credit Agreement, (ii) pari passu in right of payment with all future Senior Subordinated Debt, if any, of the Company and (iii) senior in right of payment to all future subordinated debt, if any, of the Company. The Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, effectively subordinated to the outstanding indebtedness and other liabilities of the Company's subsidiaries. As of December 31, 1997, after giving effect to the Refinancing Transactions, the outstanding indebtedness of the Company's subsidiaries would have been approximately $235.6 million. See "Risk Factors -- Substantial Level of Indebtedness," "Risk Factors -- Ability to Pay Principal of Notes," "Risk Factors --Ranking of Notes and Subordination" and "Description of the Notes -- The Senior Subordinated Notes."

CERTAIN COVENANTS .............  The Senior Subordinated Notes Indenture
                                 contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by the Company, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by the Company's subsidiaries, (iv) the payment of dividends on capital stock of the Company and its subsidiaries and the redemption of capital stock of the Company, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates, (vii) consolidations, mergers and transfers of all or substantially all the Company's assets and (viii) the issuance of additional subordinated debt that is senior in right of payment to the Senior Subordinated Notes. The Senior Subordinated Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Notes -- The Senior Subordinated Notes."

GENERAL

USE OF PROCEEDS ...............  The Company will not receive any proceeds from the Exchange Offer. The Company used the net proceeds of the Offering, which were approximately $880 million (net of discounts to the Initial Purchasers and fees and expenses), to finance the 10 1/2% Senior Subordinated Notes Redemption and the 9 3/8% Senior Notes Redemption and to repay indebtedness under the working capital lines under the Credit Agreement. Pending such uses, the Escrowed Funds were held in escrow and invested in Treasury Securities and other Permitted Investments, and were used to repurchase a portion of the 9 3/8% Senior Notes in open market transactions as permitted by the Escrow Agreement. See "Use of Proceeds."

EXCHANGE OFFER; REGISTRATION
 RIGHTS .......................  Holders of New Notes are not entitled to any registration rights with respect to the New
                                 Notes. Pursuant to the Registration
                                 Agreement, Revlon Escrow and the Company agreed that they would, at their cost, use their best efforts to cause a registration statement to be declared effective under the Securities Act for the exchange of Old Notes for registered notes. The Registration Statement of which this Prospectus is a part constitutes the registration statement for purposes of the Registration Agreement. See "Description of the Notes -- Registration Rights."

                                  RISK FACTORS

   Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

   The summary historical financial data for each of the years in the five-year period ended December 31, 1997 have been derived from the audited consolidated financial statements of the Company.

   The pro forma statement of operations data for the year ended December 31, 1997 give pro forma effect to the Refinancing Transactions as if such transactions had been consummated on January 1, 1997. The as adjusted balance sheet as of December 31, 1997 gives pro forma effect to the Refinancing Transactions as if such transactions had occurred on December 31, 1997. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

   The following summary financial data should be read in conjunction with "--The Refinancing Transactions," "Capitalization," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                      1997        1996       1995        1994        1993
                                                      ----        ----       ----        ----        ----
                                                           (IN MILLIONS)
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Net sales ........................................  $2,390.9    $2,169.5   $1,940.0    $1,736.7    $1,595.2
Gross profit......................................   1,558.8     1,443.0    1,287.0     1,137.8     1,024.3
Selling, general and administrative expenses  ....   1,336.7     1,241.6    1,141.4     1,030.4       973.8
Business consolidation costs and other, net  .....       7.6 (a)      --         --          --          --
                                                   ---------- ----------  ---------- -----------  ----------
Operating income..................................     214.5       201.4      145.6       107.4        50.5
Interest expense, net.............................     133.2       130.0      137.7       130.4       114.4
Amortization of debt issuance costs...............       6.7         8.3       11.0         8.4         8.0
Other, net........................................      11.5        12.0       12.7        20.8        39.3
Gain on sale of subsidiary stock .................      (6.0)(b)      --         --          --          --
                                                   ---------- ----------  ---------- -----------  ----------
Income (loss) before income taxes.................      69.1        51.1      (15.8)      (52.2)     (111.2)
Provision for income taxes........................       9.4        25.5       25.4        22.8        19.0
                                                   ---------- ----------  ---------- -----------  ----------
Income (loss) before extraordinary items and
 cumulative effect of accounting changes..........      59.7        25.6      (41.2)      (75.0)     (130.2)
Extraordinary items--early extinguishments of
 debt.............................................     (14.9)       (6.6)        --          --        (9.5)
Cumulative effect of accounting changes...........        --          --         --       (28.8)(c)    (6.0)(d)
                                                   ---------- ----------  ---------- -----------  ----------
Net income (loss).................................  $   44.8    $   19.0   $  (41.2)   $ (103.8)   $ (145.7)
                                                   ========== ==========  ========== ===========  ==========
OTHER DATA:
EBITDA (e)........................................  $  319.2    $  284.0   $  223.0    $  177.8    $  119.5
Ratio of EBITDA to interest expense, net  ........       2.4x        2.2x       1.6x        1.4x        1.0x
PRO FORMA DATA (F):
Interest expense, net ............................  $  126.5
Income before extraordinary item..................      67.4
Ratio of EBITDA to interest expense, net  ........       2.5x


                                                DECEMBER 31, 1997
                                           ---------------------------
                                             ACTUAL    AS ADJUSTED (G)
                                           ---------- ---------------
                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Total assets .............................  $1,836.4      $1,841.5
Long-term debt, excluding current
 portion..................................   1,458.7       1,535.1
Total stockholder's deficiency............    (456.7)       (508.5)

------------
See Notes to Summary Historical and Pro Forma Financial Data.

           NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) During 1997, the Company incurred business consolidation costs, net, of approximately $7.6 million in connection with the implementation of its business strategy to rationalize factory operations, including primarily severance and other related costs in certain operations and the consolidation of certain warehouse, distribution and headquarter operations related to the merger (the "Cosmetic Center Merger") of the Company's wholly owned subsidiary, Prestige Fragrance & Cosmetics, Inc. ("PFC"), with and into The Cosmetic Center, Inc. ("CCI"), with CCI surviving the Cosmetic Center Merger ("Cosmetic Center"), offset by related gains associated with the sale of certain factory operations of approximately $4.3 million and a settlement of a claim of $12.7 million.
(b) Represents the gain from the sale of subsidiary stock pursuant to the Cosmetic Center Merger.
(c) Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company recognized a charge of $28.8 million in the first quarter of 1994 to reflect the cumulative effect of the accounting change, net of income tax benefit.
(d) Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plan in the United States. Accordingly, the Company recognized a charge of $6.0 million in the 1993 first quarter to reflect the cumulative effect of the accounting change.
(e) EBITDA is defined as operating income before business consolidation costs and other, net, plus depreciation and amortization other than that relating to early extinguishment of debt, debt discount and debt issuance costs. EBITDA is presented here not as a measure of operating results but rather as a measure of debt service ability. EBITDA should not be considered in isolation or as a substitute for net income or cash flow from operations prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(f) The pro forma statement of operations data for the year ended December 31, 1997 reflect a reduction of interest expense and amortization of debt issuance costs of $58.4 million and $2.1 million, respectively, reflecting the 10 1/2% Senior Subordinated Notes Redemption, a reduction of interest expense and amortization of debt issuance costs of $24.4 million and $0.9 million, respectively, reflecting the 9 3/8% Senior Notes Redemption, a reduction of interest expense of $0.4 million reflecting the decrease of working capital lines using the balance of the net proceeds from the Offering and an increase in interest expense and amortization of debt issuance costs of $76.5 million and $2.0 million, respectively, to reflect such expenses as if the Notes, which were used to refinance the RCPC Notes, had been outstanding from the beginning of the period presented.
(g) The as adjusted balance sheet data give effect to the Refinancing Transactions and the extraordinary loss of $51.8 million related thereto as if such transactions had occurred on December 31, 1997.

                                 RISK FACTORS

   Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "--Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act or under any applicable state securities laws. See "The Exchange Offer --Consequences of Exchanging or Failing to Exchange Old Notes."

SUBSTANTIAL LEVEL OF INDEBTEDNESS

   The Company has a substantial amount of outstanding indebtedness. As of December 31, 1997, after giving effect to the Refinancing Transactions, the Company's total indebtedness would have been approximately $1,583.3 million. See "Capitalization." This level of indebtedness could adversely impact the Company's ability to make payments on, or to repurchase, the Notes. In addition, subject to the restrictions imposed by the Indentures, the Credit Agreement and the indenture governing the 9 1/2% Senior Notes (the "9 1/2% Senior Notes Indenture"), the Company may incur from time to time additional indebtedness that ranks (i) pari passu in right of payment to the Senior Notes, (ii) subordinated in right of payment to the Senior Notes (but not senior in right of payment to the Senior Subordinated Notes), (iii) pari passu in right of payment to the Senior Subordinated Notes or (iv) subordinated in right of payment to the Senior Subordinated Notes. See "Description of the Notes." Subject to certain limitations contained in its outstanding debt instruments, the Company's subsidiaries may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. See "--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply" and "Description of Other Indebtedness."

   This level of indebtedness could have important consequences to the holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on such indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions.

ABILITY TO PAY PRINCIPAL OF NOTES

   The Company currently anticipates that, in order to pay the principal amount of the Notes upon the occurrence of an Event of Default, to redeem or repurchase the Notes upon a Change of Control, or in the event that the Company's cash flows from operations are not sufficient to enable it to pay the principal amount of the Notes at maturity, the Company will be required to adopt one or more alternatives, such as refinancing its indebtedness, selling assets or operations, selling its equity securities or seeking capital contributions or loans from its affiliates. None of the affiliates of the Company are required to make any capital contributions, loans or other payments to the Company with respect to the Company's obligations on the Notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount of the

Notes or that any of such actions would be permitted by the terms of the Indentures or any other debt instruments of the Company or the Company's subsidiaries then in effect. See "--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

RANKING OF NOTES AND SUBORDINATION

   The Old Senior Notes are, and the New Senior Notes will be, senior unsecured obligations of the Company and the Old Senior Notes rank, and the New Senior Notes will rank, pari passu in right of payment with all existing and future Senior Debt of the Company, which Senior Debt includes the 9 1/2% Senior Notes and the indebtedness under the Credit Agreement, except any such Senior Debt which by its terms is subordinated to the Senior Notes. The Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, general unsecured obligations of the Company and the Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, (i) subordinated in right of payment to all existing and future Senior Debt of the Company, which Senior Debt includes the Senior Notes, the 9 1/2% Senior Notes and the indebtedness under the Credit Agreement, (ii) pari passu in right of payment with all future Senior Subordinated Debt, if any, of the Company and (iii) senior in right of payment to all future subordinated debt, if any, of the Company.

   The Company may not pay principal of, or premium or interest on, the Senior Subordinated Notes, make any deposit pursuant to defeasance provisions or repurchase, redeem or otherwise retire the Senior Subordinated Notes if any Senior Debt is not paid when due or any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, and until such default has been cured or waived or has ceased to exist, any such acceleration has been rescinded or such Senior Debt has been discharged or paid in full. In addition, if a default exists with respect to certain Senior Debt and certain other conditions are satisfied, the Company may not make any payments on the Senior Subordinated Notes for a designated period of time. Upon any payment or distribution of assets of the Company upon a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Senior Subordinated Notes are entitled to receive any payment. See "Description of the Notes." The indebtedness under the Credit Agreement is guaranteed by each domestic subsidiary of the Company (other than Cosmetic Center) and by Revlon, Inc., and is secured by pledges of the stock of the Company, all of its domestic subsidiaries and 66% of the capital stock of certain of its foreign subsidiaries. The amount of Senior Debt outstanding as of December 31, 1997, after giving effect to the Refinancing Transactions, would have been approximately $902.6 million. See "--Substantial Level of Indebtedness" and "Description of Other Indebtedness."

   The Company conducts a substantial portion of its operations through its subsidiaries and depends, in part, on earnings and cash flows of, and dividends from, such subsidiaries to pay its obligations, including payments of principal and interest on its indebtedness. In addition, any right of the Company and its creditors to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors (except to the extent the Company may itself be a creditor of such subsidiary). Accordingly, the Notes will be effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. As of December 31, 1997, after giving effect to the Refinancing Transactions, the outstanding indebtedness of such subsidiaries would have been approximately $235.6 million. See "--Substantial Level of Indebtedness" and "Description of Other Indebtedness."

ABILITY TO SERVICE DEBT

   Based upon the Company's current level of operations and anticipated growth in net sales and earnings as a result of its business strategy, the Company expects that cash flows from operations and funds from currently available credit facilities and refinancings of existing indebtedness will be sufficient to enable the Company to satisfy its anticipated cash requirements for the foreseeable future on a consolidated basis, including debt service. The Company may borrow additional funds under the Credit Agreement, subject to certain restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources." Other than the Refinancing Transactions, the Company does not have any current plans with respect to the refinancing of its other indebtedness, although it believes that it will be able to refinance such indebtedness upon maturity. However, there can be no assurance that the Company will be able to refinance such other indebtedness or that net sales or earnings will grow as a result of the continued implementation of the Company's business strategy (see "--Operating History under the Business Strategy"). As a result, there can be no assurance that the Company will be able to satisfy anticipated cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, restructuring its indebtedness, selling assets or operations, seeking capital contributions or loans from Revlon, Inc. or other affiliates of the Company or selling its equity securities. There can be no assurance that any of such actions could be effected, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted under the terms of the Company's various debt instruments then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources" and "Description of Other Indebtedness."

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS; CONSEQUENCES OF FAILURE TO COMPLY

   The terms and conditions of the debt instruments of the Company, including the Indentures, the 9 1/2% Senior Notes Indenture and the Credit Agreement, impose restrictions on the ability of the Company and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments or acquisitions. The terms of the Credit Agreement require the Company to maintain specified financial ratios and meet certain tests, including leverage ratio and minimum interest coverage, and impose restrictions on the ability of the Company and its subsidiaries to make capital expenditures. All of the capital stock of the Company, substantially all of the non-real property domestic assets of the Company, the Company's facility located in Phoenix, Arizona and certain assets outside the United States are pledged as collateral for the obligations under the Credit Agreement. See "Description of Other Indebtedness -- Credit Agreement." In addition, the occurrence of a change of control (as defined in the relevant agreement) of the Company would be an event of default under the Credit Agreement, and would give the holders of the Notes and the 9 1/2% Senior Notes the right to require repurchase of their notes. See "Description of Other Indebtedness."

   The ability of the Company and its subsidiaries to comply with the terms of their respective debt instruments can be affected by events beyond their control, including events such as prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, which could have the effect of impairing the Company's operating performance, and there can be no assurance that the Company and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by the Company with the financial ratios and tests contained in the Credit Agreement. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under their debt instruments to be due and payable immediately. There can be no assurance that the assets or cash flow of the Company or the Company's subsidiaries, as the case may be, would be sufficient to repay in full borrowings under their outstanding debt instruments, whether upon maturity or if such indebtedness were to be accelerated upon an event of default or, in the case of the debt instruments of the Company, upon a required repurchase in the event of a change of control, or that the Company would be able to refinance or restructure its payments on such indebtedness. In the case of the Credit Agreement, if such indebtedness were not so repaid, refinanced or restructured, the lenders could proceed to realize on their collateral. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of the Company's other debt instruments. See "--Substantial Level of Indebtedness" and "Description of Other Indebtedness."

OPERATING HISTORY UNDER THE BUSINESS STRATEGY

   The Company's business strategy is to (i) strengthen and broaden its core brands through globalization of marketing and advertising, product development and manufacturing and through increasing its emphasis on advertising and promotion; (ii) lead the industry in the development and introduction of technologically advanced innovative products that set new trends; (iii) expand the Company's presence in all markets in which the Company competes and enter new and emerging markets; (iv) continue to reduce costs and improve operating efficiencies, customer service and product quality by reducing overhead, rationalizing factory operations, upgrading management information systems, globally sourcing raw materials and components and carefully managing working capital; and (v) continue to expand market share and product lines through possible strategic acquisitions or joint ventures. See "Business -- Business Strategy." The Company's ability to continue to implement its strategy successfully will be dependent on business, financial and other factors that are beyond the Company's control, including economic conditions, changes in consumer preferences and changes in the competitive environment. There can be no assurance that the Company will continue to be successful in the implementation of its strategy. See "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

COMPETITION

   The cosmetics and skin care, fragrance and personal care and professional products business is highly competitive. The Company competes on the basis of numerous factors. Brand recognition, together with product quality, performance and price, and the extent to which consumers are educated on product benefits, have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions also have a significant impact on buying decisions, and the structure and quality of the sales force affect product reception, in-store position, permanent display space and inventory levels in retail outlets. An increase in the amount of competition faced by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company competes in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than the Company. Those competitors that have greater financial resources may have more flexibility to respond to changing business and economic conditions than the Company. See "Business -- Competition."

SOCIAL, POLITICAL AND ECONOMIC RISKS AFFECTING FOREIGN OPERATIONS AND EFFECTS OF FOREIGN CURRENCY FLUCTUATIONS

   As of December 31, 1997, the Company had operations established in 26 foreign countries, and its products are sold in approximately 175 countries and territories. The Company is exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries. Such changes include changes in the laws and policies that govern foreign investment in countries where it has operations, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. In addition, the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates, which may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which the Company and foreign competitors sell their products in the same market. For 1997, 1996 and 1995, 39.2%, 41.9% and 42.5%, respectively, of the
Company's net sales were outside the United States. In addition, the cost of certain items required in the Company's operations may be affected by changes in the value of the relevant currencies. The Company enters into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources"). The Company recorded net foreign currency losses of $6.4 million, $5.7 million and $10.9 million in 1997, 1996 and 1995, respectively. For a more complete discussion of foreign currency fluctuations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company's operations in Brazil (which accounted for approximately 5.5% of the Company's net sales for 1997) were accounted for as operating in a hyperinflationary economy until June 30, 1997. Effective July 1, 1997, Brazil was considered a non-hyperinflationary economy. There can be no assurance as to the future effect of changes in social, political and economic conditions on the Company's business or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LACK OF PUBLIC MARKET FOR THE NOTES

   The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on February 2, 1998 to a small number of institutional investors and institutional accredited investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the New Notes could be adversely affected. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

CONTROL BY MACANDREWS & FORBES

   The Company is indirectly owned through MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. As a result, MacAndrews & Forbes will be able to direct and control the policies of the Company and its subsidiaries, including mergers, sales of assets and similar transactions. See "Ownership of Common Stock" and "Relationship with MacAndrews & Forbes." The shares of common stock of the Company are pledged to secure Revlon, Inc.'s guarantee under the Credit Agreement, and shares of Revlon, Inc. and shares of common stock of intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates. A foreclosure upon any such shares of common stock could constitute a change of control under the Indentures and certain other debt instruments of the Company and its subsidiaries. Such occurrence of a change of control would result in an event of default permitting acceleration under the Credit Agreement and would enable holders of the Company's 9 1/2% Senior Notes to require that the Company repurchase their 9 1/2% Senior Notes. In addition, a change of control under the Indentures would give the holders of the Notes the right to require the Company to repurchase the Notes. See "--Ability to Pay Principal of Notes." There can be no assurance that upon a change of control the assets of the Company would be sufficient to repay in full the borrowings under the Credit Agreement or to repurchase the 9 1/2% Senior Notes and the Notes. See "--Ranking of Notes and Subordination."

FORWARD-LOOKING STATEMENTS

   This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to, management and which involve risks and uncertainties. The Company's actual results may differ materially with those discussed in such forward-looking statements. Such forward looking statements are principally contained in the sections "Prospectus Summary," "Business -- Business Strategy," "Business -- Products," "Business -- Business Process Enhancements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and include, without limitation, the Company's expectations and estimates as to introduction of new products and expansion into markets, future financial performance, including growth in net sales and earnings and the effect on sales of inventory balancing and consolidation in the chain drugstore industry in the U.S., cash flows from operations, improved results from business consolidations, information system upgrades and globalization of the Company's manufacturing operations, capital expenditures, the availability of funds from currently available credit facilities and refinancings of indebtedness, capital contributions or loans from Revlon, Inc. or affiliates of the Company, the sale of assets or equity securities, and the cost and timely implementation of the Company's Year 2000 compliance modifications. In addition, in those and other portions of this Prospectus, the words "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipated" or "anticipates" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described in this Prospectus and the Company's filings with the Commission, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the
Company: (i) difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings; (ii) changes in consumer preferences, including reduced consumer demand for the Company's color cosmetics and other current products; (iii) difficulties or delays in the Company's continued expansion into the self-select distribution channel and into certain markets and development of new markets; (iv) unanticipated costs or difficulties or delays in completing projects associated with the Company's strategy to improve operating efficiencies, including information system upgrades, and to globalize its manufacturing operations; (v) the inability to refinance indebtedness, secure capital contributions or loans from Revlon, Inc. or affiliates of the Company or sell assets or equity securities; (vi) effects of and changes in economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in countries outside of the U.S. in which the Company operates, including Brazil; (vii) actions by competitors, including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (viii) difficulties or delays in realizing improved results from business consolidations; (ix) combinations among significant customers or the loss, insolvency or failure to pay its debts by a significant customer or customers; (x) lower than expected sales as a result of inventory balancing and consolidation in the chain drugstore industry in the U.S.; and (xi) unanticipated costs or difficulties or delays in implementing the Company's Year 2000 compliance modifications. The Company assumes no responsibility to update forward-looking information contained herein.

                               USE OF PROCEEDS

   The Company will not receive any proceeds from the Exchange Offer. The Company used the net proceeds of the Offering, which were approximately $880 million (net of discounts to the Initial Purchasers and fees and expenses), to finance the 10 1/2% Senior Subordinated Notes Redemption and to finance the 9 3/8% Senior Notes Redemption. The 10 1/2% Senior Subordinated Notes matured on February 15, 2003 and bore interest at the rate of 10 1/2% per annum. The 9 3/8% Senior Notes matured on April 1, 2001 and bore interest at the rate of 9 3/8% per annum. The Company used the remaining balance of the net proceeds of the Offering to repay indebtedness under the working capital lines under the Credit Agreement. See "Description of Other Indebtedness." Pending such uses, the Escrowed Funds were held in escrow and invested in Treasury Securities and other Permitted Investments, and were used to repurchase a portion of the 9 3/8% Senior Notes in open market transactions as permitted by the Escrow Agreement.

                                CAPITALIZATION

   The following table sets forth the consolidated capitalization of the Company as of December 31, 1997 and the pro forma consolidated capitalization of the Company as of December 31, 1997, as adjusted to give effect to the consummation of the Refinancing Transactions as if they had occurred on such date. This table should be read in conjunction with the notes hereto and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                              DECEMBER 31, 1997
                                                          HISTORICAL    AS ADJUSTED
                                                         ------------ -------------
                                                                (IN MILLIONS)
Short-term borrowings--third parties....................   $   42.7      $   42.7
Current portion of long-term debt--third parties  ......        5.5           5.5
                                                         ------------ -------------
                                                           $   48.2      $   48.2
                                                         ============ =============
Long-term debt:
 Working capital lines..................................   $  344.6      $  337.0
 Bank mortgage loan agreement due 2000..................       33.3          33.3
 9 1/2% Senior Notes due 1999...........................      200.0         200.0
 9 3/8% Senior Notes due 2001...........................      260.0         --    (a)
 10 1/2% Senior Subordinated Notes due 2003.............      555.0         --    (b)
 8 1/8% Senior Notes due 2006...........................      --            249.2 (c)
 8 5/8% Senior Subordinated Notes due 2008..............      --            649.8 (d)
 Cosmetic Center facility ..............................       39.0          39.0
 Advances from Holdings.................................       30.9          30.9
 Other notes payable (6.8%-9.1%) due
  through 2004..........................................        1.4           1.4
                                                         ------------ -------------
 Long-term debt including current portion...............    1,464.2       1,540.6
 Less current portion...................................        5.5           5.5
                                                         ------------ -------------
  Total long-term debt..................................    1,458.7       1,535.1
                                                         ------------ -------------
Stockholder's deficiency:
 Preferred stock, par value $1.00 per share; 1,000
  shares authorized, 546 issued and outstanding  .......       54.6          54.6
 Common stock, par value $1.00 per share; 1,000 shares
  authorized, issued and outstanding ...................      --            --
 Capital deficiency ....................................     (230.8)       (230.8)
 Accumulated deficit since June 24, 1992................     (256.8)       (308.6) (e)
 Adjustment for minimum pension liability...............       (4.5)         (4.5)
 Currency translation adjustments ......................      (19.2)        (19.2)
                                                         ------------ -------------
  Total stockholder's deficiency .......................     (456.7)       (508.5)
                                                         ------------ -------------
   Total capitalization.................................   $1,002.0      $1,026.6
                                                         ============ =============

(a)    Reflects the 9 3/8% Senior Notes Redemption.

(b)    Reflects the 10 1/2% Senior Subordinated Notes Redemption.

(c) Reflects the issuance of the Senior Notes net of a discount of $0.8 million.

(d) Reflects the issuance of the Senior Subordinated Notes net of a discount of $0.2 million.

(e) Reflects the extraordinary loss incurred as a result of the redemption of the RCPC Notes.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

   The selected historical financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1997 have been derived from the audited consolidated financial statements of the Company.

   The pro forma statement of operations data for the year ended December 31, 1997 give pro forma effect to the Refinancing Transactions as if such transactions had been consummated on January 1, 1997. The as adjusted balance sheet data as of December 31, 1997 give pro forma effect to the Refinancing Transactions as if such transactions had occurred on December 31, 1997. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

   The following selected financial data should be read in conjunction with "Prospectus Summary -- The Refinancing Transactions," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                       YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------------
                                                         1997        1996       1995        1994        1993
                                                      ---------- ----------  ---------- -----------  ----------
                                                                            (IN MILLIONS)
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Net sales ...........................................  $2,390.9    $2,169.5   $1,940.0    $1,736.7    $1,595.2
Gross profit.........................................   1,558.8     1,443.0    1,287.0     1,137.8     1,024.3
Selling, general and administrative expenses  .......   1,336.7     1,241.6    1,141.4     1,030.4       973.8
Business consolidation costs and other, net  ........       7.6 (a)      --         --          --          --
                                                      ---------- ----------  ---------- -----------  ----------
Operating income ....................................     214.5       201.4      145.6       107.4        50.5
Interest expense, net................................     133.2       130.0      137.7       130.4       114.4
Amortization of debt issuance costs..................       6.7         8.3       11.0         8.4         8.0
Other, net...........................................      11.5        12.0       12.7        20.8        39.3
Gain on sale of subsidiary stock ....................      (6.0)(b)      --         --          --          --
                                                      ---------- ----------  ---------- -----------  ----------
Income (loss) before income taxes....................      69.1        51.1      (15.8)      (52.2)     (111.2)
Provision for income taxes...........................       9.4        25.5       25.4        22.8        19.0
                                                      ---------- ----------  ---------- -----------  ----------
Income (loss) before extraordinary items and
 cumulative effect of accounting changes.............      59.7        25.6      (41.2)      (75.0)     (130.2)
Extraordinary items--early extinguishments of debt ..     (14.9)       (6.6)        --          --        (9.5)
Cumulative effect of accounting changes..............        --          --         --       (28.8)(c)    (6.0)(d)
                                                      ---------- ----------  ---------- -----------  ----------
Net income (loss)....................................  $   44.8    $   19.0   $  (41.2)   $ (103.8)   $ (145.7)
                                                      ========== ==========  ========== ===========  ==========
OTHER DATA:
Net cash provided by (used for) operating
 activities..........................................  $    7.1    $   (9.6)  $  (52.1)   $   (1.3)   $ (150.3)
Net cash used for investing activities...............    (108.4)      (65.1)     (72.5)      (51.0)       (8.7)
Net cash provided by (used for) financing
 activities..........................................     109.1        77.9      125.6       (48.8)      266.6
Ratio of earnings to fixed
 charges (e) ........................................       1.4x        1.3x        --          --          --
EBITDA (f)...........................................  $  319.2    $  284.0   $  223.0    $  177.8    $  119.5
Ratio of EBITDA to interest expense, net ............       2.4x        2.2x       1.6x        1.4x        1.0x
PRO FORMA DATA (G):
Interest expense, net ...............................  $  126.5
Income before extraordinary item ....................      67.4
Ratio of earnings to fixed
 charges (e) ........................................       1.5x
Ratio of EBITDA to interest expense, net.............       2.5x

                                               DECEMBER 31, 1997                    DECEMBER 31,
                                            ----------------------- ---------------------------------------------
                                                            AS
                                              ACTUAL    ADJUSTED(H)    1996        1995       1994        1993
                                            ---------- -----------  ---------- ----------  ---------- ----------
                                                                        (IN MILLIONS)
BALANCE SHEET DATA:
Total assets ..............................  $1,836.4    $1,841.5    $1,622.7    $1,536.0   $1,419.4    $1,551.1
Long-term debt, excluding current portion     1,458.7     1,535.1     1,352.2     1,467.5    1,327.5     1,203.8
Total stockholder's deficiency ............    (456.7)     (508.5)     (496.3)     (702.3)    (656.2)     (554.2)

See Notes to Selected Historical and Pro Forma Financial Data.

          NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) During 1997, the Company incurred business consolidation costs, net, of approximately $7.6 million in connection with the implementation of its business strategy to rationalize factory operations, including primarily severance and other related costs in certain operations and the consolidation of certain warehouse, distribution and headquarter operations related to the Cosmetic Center Merger, offset by related gains associated with the sale of certain factory operations of approximately $4.3 million and a settlement of a claim of $12.7 million.
(b) Represents the gain from the sale of subsidiary stock pursuant to the Cosmetic Center Merger.
(c) Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company recognized a charge of $28.8 million in the first quarter of 1994 to reflect the cumulative effect of the accounting change, net of income tax benefit.
(d) Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plan in the United States. Accordingly, the Company recognized a charge of $6.0 million in the 1993 first quarter to reflect the cumulative effect of the accounting change.
(e) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings before fixed charges by $15.8 million in 1995, $52.2 million in 1994 and $111.2 million in 1993.
(f) EBITDA is defined as operating income before business consolidation costs and other, net, plus depreciation and amortization other than that relating to early extinguishment of debt, debt discount and debt issuance costs. EBITDA is presented here not as a measure of operating results but rather as a measure of debt service ability. EBITDA should not be considered in isolation or as a substitute for net income or cash flow from operations prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(g) The pro forma statement of operations data for the year ended December 31, 1997 reflect a reduction of interest expense and amortization of debt issuance costs of $58.4 million and $2.1 million, respectively, reflecting the 10 1/2% Senior Subordinated Notes Redemption, a reduction of interest expense and amortization of debt issuance costs of $24.4 million and $0.9 million, respectively, reflecting the 9 3/8% Senior Notes Redemption, a reduction of interest expense of $0.4 million reflecting the decrease of working capital lines using the balance of the net proceeds from the Offering and an increase in interest expense and amortization of debt issuance costs of $76.5 million and $2.0 million, respectively, to reflect such expenses as if the Notes, which were used to refinance the RCPC Notes, had been outstanding from the beginning of the period presented.
(h) The as adjusted balance sheet data give effect to the Refinancing Transactions and the extraordinary loss of $51.8 million related thereto as if such transactions had occurred on December 31, 1997.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

   The Company operates in a single business segment with many different products, which include an extensive array of glamorous, exciting and innovative cosmetics and skin care, fragrance and personal care products, and professional products, consisting of hair and nail care products principally for use in and resale by professional salons. In addition, the Company also operates retail and outlet stores and has a licensing group.

   In the United States and increasingly in international markets, the Company's products are sold principally in the self-select distribution channel, which the Company believes is the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. In addition, the trend in the cosmetics, skin care and fragrance industry has been the shift of consumer purchases from the demonstrator-assisted channel to the self-select distribution channel.

   The Company's net sales in the United States are made primarily in the self-select distribution channel, which for 1997 represented a majority of the Company's net sales in the United States. In the United States, the Company also sells ULTIMA II products in the demonstrator-assisted distribution channel and consumer and professional products to United States Government military exchanges and commissaries. Outside the United States, the Company sells consumer products in the self-select distribution channel and through department stores and specialty stores, such as perfumeries, and sells professional products.

   The Company is making substantial improvements in its global sourcing, materials management and distribution capabilities, which have contributed to an improvement in the Company's gross profit margin. Such improvements include the utilization of the Company's large purchasing capacity to maximize cost savings in raw materials and components, improvement in the percentage of timely order fulfillment and improvement in the timeliness and accuracy of new product and promotion deliveries. See "Business -- Manufacturing and Related Operations and Raw Materials." The Company continues to upgrade its management information systems to provide an integrated system for forecasting, production, inventory management, distribution, procurement and accounting. The Company is rationalizing and increasing the efficiency of its manufacturing operations worldwide by centralizing production of some product categories for sale throughout the world within designated facilities and by shifting production of certain other product categories to more cost effective manufacturing sites. Shifts of production may result in the closing of certain of the Company's less significant manufacturing facilities, and the Company continually reviews its needs in this regard. In addition, as part of its efforts to continuously improve operating efficiencies, the Company attempts to ensure that a significant portion of its capital expenditures are devoted to improving operating efficiencies.

   The Company has increased its emphasis on advertising and promotion. The Company increased advertising and consumer-directed promotion expenditures by 11.8% for 1997 over levels for 1996 and by 17.4% for 1996 over 1995 levels. The level of advertising and consumer-directed promotion expenditures in any period is based upon the Company's assessment of advertising and promotional support required by each of the Company's products in light of expected volume, competitive pressures and the dynamics of the markets for such products during such period.

   The Company has achieved 17 consecutive quarters of increased net sales, operating income and EBITDA compared with the corresponding quarter of the respective prior year. Net sales, operating income (before a non-recurring charge of $7.6 million related to business consolidation costs and other, net) and EBITDA (before such non-recurring charge) increased 10.2%, 10.3% and 12.4%, respectively, for 1997 over 1996 and 11.8%, 38.3% and 27.4%, respectively, for 1996 over 1995. In addition, the Company's results improved to Adjusted 1997 Net Income of $59.7 million for 1997 from Adjusted 1996 Net Income of $25.6 million for 1996 and net loss of $41.2 million for 1995.

   The Company presents its business geographically as its United States operation, which comprises the Company's business in the United States, and its International operation, which comprises its business outside of the United States.

RESULTS OF OPERATIONS

   The following table sets forth the Company's net sales by operation for each of the last three years:

                     YEAR ENDED DECEMBER 31,
                ----------------------------------
                   1997*      1996*       1995*
                ---------- ----------  ----------
Net sales:
 United
  States.......  $1,452.5    $1,259.7   $1,115.4
 International      938.4       909.8      824.6
                ---------- ----------  ----------
                 $2,390.9    $2,169.5   $1,940.0
                ========== ==========  ==========

   The following sets forth certain statements of operations data as a percentage of net sales for each of the last three years:

                                                 YEAR ENDED DECEMBER 31,
                                               ----------------------------
                                                1997**    1996**   1995**
                                               -------- --------  --------
Cost of sales.................................   34.8%     33.5%    33.7%
Gross profit..................................   65.2      66.5     66.3
Selling, general and administrative expenses     55.9      57.2     58.8
Business consolidation costs and other, net  .    0.3        --       --
Operating income .............................    9.0       9.3      7.5
EBITDA........................................   13.4      13.1     11.5

------------
* The results of Cosmetic Center, after giving effect to certain intercompany adjustments for 1997, 1996 and 1995, were as follows, respectively: Net sales of $152.3 million, $77.4 million and $72.7 million, cost of sales of $89.5 million, $37.6 million and $38.0 million, SG&A expenses of $61.9 million, $38.4 million and $36.5 million, operating (loss) income of ($3.1 million), $1.4 million and ($1.8 million) and EBITDA of $4.9 million, $3.6 million and $0.2 million. 1997 includes business consolidation costs of $4.0 million in the operating (loss).

** Excluding the results of Cosmetic Center, after giving effect to certain intercompany adjustments for 1997, 1996 and 1995, the above percentages would have been, respectively: cost of sales of 33.2%, 32.9% and 32.9%, gross profit of 66.8%, 67.1% and 67.1%, SG&A expenses of 57.0%, 57.5% and 59.2%, business consolidation costs and other, net, of 0.1%, 0% and 0%, operating income of 9.7%, 9.6% and 7.9% and EBITDA of 14.0%, 13.4% and 11.9%.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

 Net sales

   Net sales were $2,390.9 million and $2,169.5 million for 1997 and 1996, respectively, an increase of $221.4 million, or 10.2% or 12.6% on a constant U.S. dollar basis, primarily as a result of successful new product introductions worldwide, increased demand in the United States, the impact of the Cosmetic Center Merger, increased distribution internationally into the expanding self-select distribution channel and the further development of new international markets.

   United States. The United States operation's net sales increased to $1,452.5 million for 1997 from $1,259.7 million for 1996, an increase of $192.8 million, or 15.3%. Net sales improved for 1997, primarily as a result of continued consumer acceptance of new product offerings, general improvement in consumer demand for the Company's color cosmetics and the impact of the Cosmetic Center Merger. These results were partially offset by a decline in the Company's fragrance business caused by downward trends in the mass fragrance industry and the Company's strategy to de-emphasize new fragrance products. Even though consumer sell-through for the REVLON and ALMAY brands, as described below in more detail, has increased significantly, the Company's sales to its customers have been during 1997 and may continue to be impacted by retail inventory balancing and reductions resulting from consolidation in the chain drugstore industry in the U.S.

   REVLON brand color cosmetics continued as the number one brand in dollar market share in the self-select distribution channel with a share of 21.6% for 1997 versus 21.4% for 1996. Market share, which is subject to a number of conditions, can vary from quarter to quarter as a result of such things as timing of new product introductions and advertising and promotional spending. New product introductions (including, in 1997, certain products launched during 1996) generated incremental net sales in 1997, principally as a result of launches of products in the COLORSTAY collection, including COLORSTAY eye makeup and face products such as powder and blush, COLORSTAY haircolor, launched in the third quarter of 1997, TOP SPEED nail enamel, launched in the third quarter of 1997, and launches of REVLON AGE DEFYING line extensions, the STREETWEAR collection, NEW COMPLEXION face makeup, LINE & SHINE lip makeup and launches of products in the ALMAY AMAZING collection, including lip makeup, eye makeup, face makeup and concealer, ALMAY ONE COAT, and ALMAY TIME-OFF REVITALIZER.

   International. The International operation's net sales increased to $938.4 million for 1997 from $909.8 million for 1996, an increase of $28.6 million, or 3.1% on a reported basis or 8.8% on a constant U.S. dollar basis. Net sales improved for 1997, principally as a result of increased distribution into the expanding self-select distribution channel, successful new product introductions, including the continued roll-out of the COLORSTAY cosmetics collection and the further development of new international markets. This was partially offset by the Company's decision to exit the unprofitable demonstrator-assisted channel in Japan in the second half of 1996, unfavorable economic conditions in several international markets, and, on a reported basis, the unfavorable effect on sales of a stronger U.S. dollar against certain foreign currencies, primarily the Spanish peseta, the Italian lira and several other European currencies, the Australian dollar, the South African rand and the Japanese yen. New products such as COLORSTAY haircolor and STREETWEAR were introduced in select international markets in the second half of 1997. During 1997, the International operation's sales were divided into the following geographic areas: Europe, which is comprised of Europe, the Middle East and Africa (in which net sales increased by 3.4% on a reported basis to $417.9 million for 1997 as compared to 1996 or an increase of 11.3% on a constant U.S. dollar basis); the Western Hemisphere, which is comprised of Canada, Mexico, Central America, South America and Puerto Rico (in which net sales increased by 11.1% on a reported basis to $346.6 million for 1997 as compared to 1996 or an increase of 14.5% on a constant U.S. dollar basis); and the Far East (in which net sales decreased by 10.3% on a reported basis to $173.9 million for 1997 as compared to 1996 or a decrease of 5.5% on a constant U.S. dollar basis). Excluding in both periods the effect of the Company's strategy of exiting the demonstrator-assisted distribution channel in Japan, Far East net sales on a constant U.S. dollar basis for 1997 would have been at approximately the same level as those in 1996.

   The Company's operations in Brazil are significant and, along with operations in certain other countries, have been subject to, and may continue to be subject to, significant political and economic uncertainties. In Brazil, net sales, operating income and income before taxes were $130.9 million, $16.0 million and $7.7 million, respectively, for 1997 compared to $132.7 million, $25.1 million and $20.0 million, respectively, for 1996. Results of operations in Brazil for 1997 were adversely impacted by competitive activity affecting the Company's toiletries business. See "Risk Factors -- Social, Political and Economic Risks Affecting Foreign Operations and Effects of Foreign Currency Fluctuations."

 Cost of sales

   As a percentage of net sales, cost of sales was 34.8% for 1997 compared to 33.5% for 1996. The increase in cost of sales as a percentage of net sales is due primarily to the impact of the Cosmetic Center Merger. Excluding the results of Cosmetic Center, as a percentage of net sales, cost of sales would have been 33.2% for 1997 compared to 32.9% for 1996. Other factors which increased cost of sales as a percentage of net sales included factors which enhanced overall operating income, including increased sales of the Company's higher cost, enhanced-performance, technology-based products and increased export sales and other factors including the effect of weaker local currencies on the cost of imported purchases and competitive pressures on the Company's toiletries business in certain International markets. These factors were partially offset by the benefits of improved overhead absorption against higher production volumes and more efficient global production and purchasing.

 SG&A expenses

   As a percentage of net sales, SG&A expenses were 55.9% for 1997, an improvement from 57.2% for 1996. SG&A expenses other than advertising and consumer-directed promotion expenses, as a percentage of net sales, improved to 39.3% for 1997 compared with 40.8% for 1996, primarily as a result of reduced general and administrative expenses, improved productivity and lower distribution costs in 1997 compared with those in 1996. In accordance with its business strategy, the Company increased advertising and consumer-directed promotion expenditures in 1997 compared with 1996 to support growth in existing product lines, new product launches and increased distribution in the self-select distribution channel in many of the Company's markets in the International operation. Advertising and consumer-directed promotion expenses increased by 11.8% to $397.4 million, or 16.6% of net sales, for 1997 from $355.5 million, or 16.4% of net sales, for 1996.

 Business consolidation costs and other, net

   Business consolidation costs and other, net, in 1997 include severance and other costs in connection with the consolidation of certain warehouse, distribution and headquarter operations related to the Cosmetic Center Merger, severance, writedowns of certain assets to their estimated net realizable value and other related costs to rationalize factory operations in certain operations in accordance with the Company's business strategy, partially offset by related gains from the sales of certain factory operations and an approximately $12.7 million settlement of a claim in the second quarter of 1997. These business consolidations are intended to lower the Company's operating costs and increase efficiency in the future.

 Operating income

   As a result of the foregoing, operating income increased by $13.1 million, or 6.5%, to $214.5 million for 1997 from $201.4 million for 1996.

 Other expenses/income

   Interest expense was $136.2 million for 1997 compared to $133.4 million for 1996. The slight increase in interest expense in 1997 is due to higher average outstanding borrowings, partially offset by lower interest rates.

   Gain on sale of subsidiary stock of $6.0 million was recognized in the second quarter of 1997 as a result of the Cosmetic Center Merger.

   Foreign currency losses, net, were $6.4 million for 1997 compared to $5.7 million for 1996. The increase in foreign currency losses for 1997 as compared to 1996 resulted primarily from a non recurring gain recognized in 1996 in connection with the Company's simplification of its international corporate structure and from the strengthening of the U.S. dollar versus currencies in the Far East and most European currencies, partially offset by the stabilization of the Venezuelan bolivar and Mexican peso versus the devaluations which occurred during 1996.

 Provision for income taxes

   The provision for income taxes was $9.4 million and $25.5 million for 1997 and 1996, respectively. The decrease was primarily attributable to lower taxable income in certain International operations, partially as a result of the implementation of tax planning, including the utilization of net operating loss carryforwards in certain International operations, and benefits from net operating loss carryforwards domestically.

 Extraordinary item

   The extraordinary item in 1997 resulted from the write-off in the second quarter of 1997 of deferred financing costs associated with the early extinguishment of borrowings under the 1996 Credit Agreement prior to maturity with proceeds from the Credit Agreement, and costs of approximately $6.3 million in connection with the redemption of the Company's Sinking Fund Debentures. The extraordinary item in 1996 resulted from the write-off in the first quarter of 1996 of deferred financing costs associated with the early extinguishment of borrowings under the 1995 Credit Agreement prior to maturity with the net proceeds from the Revlon IPO and proceeds from the 1996 Credit Agreement.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Net sales

   Net sales were $2,169.5 million and $1,940.0 million for 1996 and 1995, respectively, an increase of $229.5 million, or 11.8%, primarily as a result of successful new product introductions worldwide, increased demand in the United States, acquisitions of certain exclusive line professional product businesses, increased distribution internationally into the expanding self-select distribution channel and the further development of new international markets.

   United States. The United States operation's net sales increased to $1,259.7 million for 1996 from $1,115.4 million for 1995, an increase of $144.3 million, or 12.9%. Net sales improved for 1996 primarily as a result of continued consumer acceptance of new product offerings, general improvement in consumer demand for the Company's color cosmetics in the United States and acquisitions of certain exclusive line professional product businesses, partially offset by overall softness in the fragrance industry and lower sales of one of the Company's prestige brands. The Company improved the dollar share of its REVLON brand cosmetics in the color cosmetics business in the United States self-select distribution channel to 21.4% for 1996 from 19.5% for 1995, moving into the leading position in market share. Market share, which is subject to a number of conditions, can vary from quarter to quarter as a result of such things as timing of new product introductions and advertising and promotional spending. New product introductions (including, in 1996, certain products launched during 1995) generated incremental net sales in 1996, principally as a result of launches of products in the COLORSTAY collection, including COLORSTAY foundation, lip makeup, eye makeup and COLORSTAY LASHCOLOR mascara, launches of products in the ALMAY AMAZING collection, including lip makeup, eye makeup, face makeup and concealer, and launches of CHERISH fragrance and MITCHUM CLEAR and ALMAY CLEAR COMPLEXION line extensions.

   International. The International operation's net sales increased to $909.8 million for 1996 from $824.6 million for 1995, an increase of $85.2 million, or 10.3% on a reported basis or 12.6% on a constant U.S. dollar basis. Net sales improved principally as a result of successful new product introductions, including the continued roll-out of the COLORSTAY cosmetics collection and REVLON AGE DEFYING makeup, increased distribution into the expanding self-select distribution channel, the further development of new international markets, partially offset, on a reported basis, by the unfavorable effect on sales of a stronger U.S. dollar against certain foreign currencies, primarily the South African rand, Japanese yen, and several European currencies. During 1996, the International operation's sales were divided into the following geographic areas: Europe, which is comprised of Europe, the Middle East and Africa (in which net sales increased to $404.0 million for 1996 from $374.6 million for 1995, an increase of $29.4 million, or 7.8%); the Western Hemisphere, which is comprised of Canada, Mexico, Central America, South America and Puerto Rico (in which net sales increased to $311.9 million for 1996 from $275.4 million for 1995, an increase of $36.5 million, or 13.3%); and the Far East (in which net sales increased to $193.9 million for 1996 from $174.6 million for 1995, an increase of $19.3 million, or 11.1%).

   The Company's operations in Brazil are significant and, along with operations in certain other countries, have been subject to, and may continue to be subject to, significant political and economic uncertainties. In Brazil, net sales, operating income and income before taxes were $132.7 million, $25.1 million and $20.0 million, respectively, for 1996 compared to $118.6 million, $22.8 million and $19.8 million, respectively, for 1995. In Mexico, net sales for 1996 and 1995 were adversely affected by the December 1994 devaluation of the Mexican peso and related economic weakness. In Venezuela, net sales and income before taxes for 1996 and 1995 were adversely affected by high inflation and in the 1996 period by a currency devaluation. See "Risk Factors -- Social, Political and Economic Risks Affecting Foreign Operations and Effects of Foreign Currency Fluctuations."

 Cost of sales

   As a percentage of net sales, cost of sales was 33.5% for 1996 compared to 33.7% for 1995, respectively. The improvement for 1996 resulted from the benefits of improved overhead absorption against higher production volumes and more efficient global production and purchasing. This improvement was partially offset by changes in product mix involving an increase in sales of the Company's higher cost technology-based products, an increase in export sales, lower margin products (such as those products sold in Brazil), the effect of weaker local currencies on the cost of imported purchases and competitive pressures on the Company's toiletries business in certain international markets in Europe and the Far East. The aforementioned increases in sales that negatively impacted cost of sales were, however, more profitable to the Company's overall operating results.

 SG&A expenses

   As a percentage of net sales, SG&A expenses were 57.2% for 1996, an improvement from 58.8% for 1995. SG&A expenses other than advertising and consumer-directed promotion expenses, as a percentage of net sales, improved to 40.8% for 1996 compared with 43.2% for 1995 primarily as a result of reduced general and administrative expenses, improved productivity and lower distribution costs in 1996 compared with 1995, partially offset by additional costs incurred in Japan in 1996 in connection with the Company's strategy of exiting the demonstrator-assisted distribution channel. In accordance with its business strategy, the Company increased advertising and consumer-directed promotion expenditures in 1996 compared with 1995 to support growth in existing product lines, new product launches and increased distribution in the self-select distribution channel in many of the Company's markets in the International operation. Advertising and consumer-directed promotion expenses increased by 17.4% to $355.5 million, or 16.4% of net sales, for 1996 compared to $302.9 million, or 15.6% of net sales, for 1995.

 Operating income

   As a result of the foregoing, operating income increased by $55.8 million, or 38.3%, to $201.4 million for 1996 from $145.6 million for 1995.

 Other expenses/income

   Interest expense was $133.4 million for 1996 compared to $142.6 million for 1995. The reduction in interest expense is attributable to lower average outstanding borrowings as a result of the paydown of debt under the 1996 Credit Agreement and under the 1995 Credit Agreement with the use of proceeds from the Revlon IPO in the 1996 period and lower interest rates under the 1996 Credit Agreement than under the 1995 Credit Agreement.

   Foreign currency losses, net, were $5.7 million for 1996 compared to $10.9 million for 1995. The reduction in the foreign currency loss in 1996 as compared to 1995 was due to lower foreign currency losses primarily in Mexico and Venezuela and the Company's simplification of its international corporate structure, which resulted in $2.1 million of gains, previously deferred in the currency translation account, partially offset by the strengthening of the U.S. dollar against the Spanish peseta and the strengthening of the U.K. pound against several European currencies.

   Miscellaneous, net, was $6.3 million for 1996 compared to $1.8 million for 1995. The increase relates primarily to the Company's continued investment in certain emerging markets.

 Extraordinary item

   The extraordinary item resulted from the write-off recorded in the first quarter of 1996 of deferred financing costs associated with the early extinguishment of the 1995 Credit Agreement prior to its maturity with the net proceeds from the Revlon IPO and borrowings under the 1996 Credit Agreement.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

   Net cash provided by (used for) operating activities was $7.1 million, ($9.6 million) and ($52.1 million) for 1997, 1996 and 1995, respectively. The increase in net cash provided by operating activities for

1997 compared with net cash used in 1996 resulted primarily from higher operating income and improved working capital management, partially offset by increased spending on merchandise display units in connection with the Company's continued expansion into the self-select distribution channel. The decrease in net cash used for operating activities for 1996 compared with 1995 resulted primarily from higher operating income, lower restructuring payments ($13.3 million for 1996 compared with $24.2 million for 1995) and improved management of inventory relative to business growth, partially offset by higher trade receivable balances as a result of higher net sales and increased spending on merchandise display units in connection with the Company's continued expansion into the self-select distribution channel.

   Net cash used for investing activities was $108.4 million, $65.1 million and $72.5 million for 1997, 1996 and 1995, respectively. Net cash used for investing activities for 1997, 1996 and 1995 included capital expenditures of $56.5 million, $58.0 million and $54.3 million, respectively, and $60.4 million, $7.1 million and $21.2 million, respectively, used for acquisitions. Net cash used for acquisitions in 1997 consisted primarily of cash paid to the CCI shareholders in connection with the cash election pursuant to the Cosmetic Center Merger and cash paid for the acquisition of a South American hair care manufacturer and its distributor. See "Business -- Business Strategy."

   Net cash provided by financing activities was $109.1 million, $77.9 million and $125.6 million for 1997, 1996 and 1995, respectively. Net cash provided by financing activities for 1997 included cash drawn under the 1996 Credit Agreement, the Credit Agreement and Cosmetic Center's credit facility, partially offset by the repayment of borrowings under the 1996 Credit Agreement, the payment of fees and expenses related to entering into the Credit Agreement, the repayment of borrowings under the Company's Japanese yen-denominated credit agreement (the "Yen Credit Agreement"), the repayment of borrowings under CCI's former credit agreement and the redemption of the Sinking Fund Debentures. Net cash provided by financing activities for 1996 included the net proceeds from the Revlon IPO, cash drawn under the 1995 Credit Agreement and under the 1996 Credit Agreement, partially offset by the repayment of borrowings under the 1995 Credit Agreement, the payment of fees and expenses related to the 1996 Credit Agreement and the repayment of borrowings under the Yen Credit Agreement. Net cash provided by financing activities for 1995 consisted primarily of borrowings under the credit agreement of the Company in effect prior to the 1995 Credit Agreement and borrowings under the 1995 Credit Agreement, partially offset by repayments of cash drawn under those credit agreements, repayments under the Yen Credit Agreement and payment of debt issuance costs under the 1995 Credit Agreement.

   In May 1997, the Company entered into the Credit Agreement with a syndicate of lenders, whose individual members change from time to time. The proceeds of loans made under the Credit Agreement were used for the purpose of repaying the loans outstanding under the 1996 Credit Agreement and to redeem the Sinking Fund Debentures and were and will be used for general corporate purposes or, in the case of the Acquisition Facility, the financing of acquisitions. See Note 10(a) to the Consolidated Financial Statements. At December 31, 1997 the Company had approximately $200.0 million outstanding under the Term Loan Facilities (as defined herein), $102.7 million outstanding under the Multi-Currency Facility (as defined herein), $41.9 million outstanding under the Acquisition Facility (as defined herein) and $34.8 million of issued but undrawn letters of credit under the Special LC Facility (as defined herein). See "Description of Other Indebtedness -- Credit Agreement."

   A subsidiary of the Company is the borrower under the Yen Credit Agreement, which had a principal balance of approximately yen 4.3 billion as of December 31, 1997 (approximately $33.3 million U.S. dollar equivalent as of December 31, 1997). In accordance with the terms of the Yen Credit Agreement, approximately yen 539 million (approximately $5.2 million U.S. dollar equivalent) was paid in January 1996 and approximately yen 539 million (approximately $4.6 million U.S. dollar equivalent) was paid in January 1997. In June 1997, the Company amended and restated the Yen Credit Agreement to extend the term to December 31, 2000 subject to earlier termination under certain circumstances. In accordance with the terms of the Yen Credit Agreement, as amended and restated, approximately yen 539 million (approximately $4.2 million U.S. dollar equivalent as of December 31, 1997) is due in each of March 1998, 1999 and 2000 and yen 2.7 billion (approximately $20.7 million U.S. dollar equivalent as of December 31, 1997) is due on December 31, 2000. See "Description of Other Indebtedness -- Yen Credit Agreement."

   The Company made an optional sinking fund payment of $13.5 million and redeemed all of the outstanding $85.0 million principal amount Sinking Fund Debentures during 1997 with the proceeds of borrowings under the Credit Agreement. $9.0 million aggregate principal amount of previously purchased Sinking Fund Debentures were used for the mandatory sinking fund payment due July 15, 1997.

   The Company borrows funds from its affiliates from time to time to supplement its working capital borrowings at interest rates more favorable to the Company than interest rates under the Credit Agreement. No such borrowings were outstanding as of December 31, 1997.

   In connection with the early redemptions of the Old Notes, the Company expects to record an extraordinary loss of up to $52 million in 1998. The indentures governing the 8 5/8% Notes (the "8 5/8% Notes Indenture") and the 8 1/8% Notes (the "8 1/8% Notes Indenture" and, together with the 8 5/8% Notes Indenture, the "Notes Indentures") contain covenants that, after the Assumption among other things, limit (i) the issuance of additional debt and redeemable stock by the Company, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by the Company's subsidiaries, (iv) the payment of dividends on capital stock of the Company, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates, (vii) consolidations, mergers and transfers of all or substantially all the Company's assets and (viii) in the case of the 8 5/8% Notes Indenture, the issuance of additional subordinated debt that is senior in right of payment to the 8 5/8% Notes. The Notes Indentures also prohibit certain restrictions on distributions from the Company and subsidiaries of the Company. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Notes."

   The Company's principal sources of funds are expected to be cash flow generated from operations and borrowings under the Credit Agreement and other existing working capital lines. The Credit Agreement, the 9-1/2% Senior Notes and the Notes will contain certain provisions that by their terms limit the Company's and/or its subsidiaries' ability to, among other things, incur additional debt. The Company's principal uses of funds are expected to be the payment of operating expenses, working capital and capital expenditure requirements and debt service payments.

   The Company estimates that capital expenditures for 1998 will be approximately $65 million, including upgrades to the Company's management information systems. Pursuant to a tax sharing agreement (see "Certain Relationships and Related Transactions-Tax Sharing Agreement"), the Company may be required to make tax sharing payments to Revlon, Inc. (which in turn may be required to make tax sharing payments to Mafco Holdings Inc.) as if the Company were filing separate income tax returns, except that no payments are required by the Company (or Revlon, Inc.) if and to the extent that the Company is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits the Company from making any tax sharing payments other than in respect of state and local income taxes. The Company currently anticipates that, as a result of net operating tax losses and prohibitions under the Credit Agreement, no cash federal tax payments or cash payments in lieu of taxes pursuant to the tax sharing agreement will be required for 1998. See "Relationship with MacAndrews & Forbes -- Tax Sharing Agreement."

   As of December 31, 1997, the Company was party to a series of interest rate swap agreements totaling a notional amount of $225.0 million in which the Company agreed to pay on such notional amount a variable interest rate equal to the six month LIBOR to its counterparties and the counterparties agreed to pay on such notional amounts fixed interest rates averaging approximately 6.03% per annum. The Company entered into these agreements in 1993 and 1994 (and in the first quarter of 1996 extended a portion equal to a notional amount of $125.0 million through December 2001) to convert the interest rate on $225.0 million of fixed-rate indebtedness to a variable rate. If the Company had terminated these agreements, which the Company considered to be held for other than trading purposes, on December 31, 1997 and 1996, a loss of approximately $0.1 million and $3.5 million, respectively, would have been realized. Certain other swap agreements were terminated in 1993 for a gain of $14.0 million and were amortized over the original lives of the agreements through 1997. The amortization of the 1993 realized gain in 1997, 1996, and 1995 was approximately $3.1 million, $3.2 million and $3.2 million, respectively. Cash flow from the agreements outstanding at December 31, 1997 was approximately break even for 1997. The Company terminated these agreements in January 1998 and realized a gain of approximately $1.6 million, which will be recognized upon repayment of the hedged indebtedness.

   The Company enters into forward foreign exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. At December 31, 1997 and 1996, the Company had forward foreign exchange contracts denominated in various currencies of approximately $90.1 million and $62.0 million, respectively, and option contracts of approximately $94.9 million outstanding at December 31, 1997. Such contracts are entered into to hedge transactions predominantly occurring within twelve months. If the Company had terminated these contracts on December 31, 1997 and 1996, no material gain or loss would have been realized.

   Based upon the Company's current level of operations and anticipated growth in net sales and earnings as a result of its business strategy, the Company expects that cash flows from operations and funds from currently available credit facilities and refinancings of existing indebtedness will be sufficient to enable the Company to meet its anticipated cash requirements for the foreseeable future on a consolidated basis, including for debt service. However, there can be no assurance that cash flow from operations and funds from existing credit facilities and refinancing of existing indebtedness will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, restructuring indebtedness, selling assets or operations or seeking capital contributions or loans from Revlon, Inc. or affiliates of the Company. There can be no assurance that any of such actions could be effected, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted under the terms of the Company's various debt instruments then in effect. The terms of the Credit Agreement, the 9 1/2% Senior Notes and the Notes generally restrict the Company from paying dividends or making distributions, except that the Company is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company and to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Amended and Restated 1996 Stock Plan, provided that the aggregate amount of such dividends and distributions taken together with any purchases of Revlon, Inc. common stock on the open market to satisfy matching obligations under the excess savings plan may not exceed $6.0 million per annum. See "Risk Factors -- Ability to Pay Principal of Notes," "Risk Factors -- Ability to Service Debt," "Risk Factors -- Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply" and "Risk
Factors -- Substantial Level of Indebtedness."

EFFECT OF NEW ACCOUNTING STANDARD

   In June 1997, the Financial Accounting Standards Board issued SFAS 130 "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company will adopt SFAS 130 in fiscal 1998.

INFLATION

   In general, costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes, however, that such effects have not been material to the Company during the past three years in the United States or foreign non-hyperinflationary countries. The Company operates in certain countries around the world, such as Brazil, Venezuela and Mexico, that have experienced hyperinflation in the past three years. The Company's operations in Brazil were accounted for as operating in a hyperinflationary economy until June 30, 1997. Effective July 1, 1997 Brazil was considered a non-hyperinflationary economy. The impact of accounting for Brazil as a non-hyperinflationary economy was not material to the Company's operating results. Effective January 1997, Mexico was considered a hyperinflationary economy for accounting purposes. In hyperinflationary foreign countries, the Company attempts to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing its working capital levels. See "Risk Factors -- Social, Political and Economic Risks Affecting Foreign Operations and Effects of Foreign Currency Fluctuations."

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

   Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on May 5, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

   As of the date of this Prospectus, $250,000,000 aggregate principal amount of the Old Senior Notes was outstanding, and $650,000,000 aggregate principal amount of the Old Senior Subordinated Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about
April 3, 1998, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

   The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

   Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

   The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

   Following consummation of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to those holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes pursuant to the terms and conditions contained herein.

PROCEDURES FOR TENDERING OLD NOTES

   The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit either (i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to U.S. Bank Trust National Association, as Exchange Agent, at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date, or (ii) if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an Agent's

Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering Participant (as defined herein) that such Participant has received and agrees to be bound by the Letter of Transmittal and the Company may enforce the Letter of Transmittal against such Participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

   If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

   If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

   By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Company that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

   Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

   For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Interest on the New Notes will accrue from February 2, 1998, the date of original issuance of the Old Notes. If the Exchange Offer is not consummated by August 3, 1998, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. Payments of such interest, if any, on Old Notes in exchange for which New Notes were issued will be made to the persons who, at the close of business on February 1 or August 1 next preceding the interest payment date, are registered holders of such Old Notes if such record date occurs prior to such exchange, or are registered holders of the New Notes if such record date occurs on or after the date of such exchange, even if Notes are cancelled after the record date and on or before the interest payment date.

   In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

   The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

   If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

   Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

   For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

   Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

     (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

     (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

     (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

   U.S. Bank Trust National Association (formerly known as First Trust National Association) has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Agent's Messages should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal or Agent's Message and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

         Delivery To: U.S. Bank Trust National Association, Exchange Agent

               By Mail:                   By Overnight Courier or Hand:
U.S. Bank Trust National Association   U.S. Bank Trust National Association
           Corporate Trust                     180 East 5th Street
            P.O. Box 64485                      4th Floor Window
   St. Paul, Minnesota 55101-9549           St. Paul, Minnesota 55101
                                         Attention: Specialized Finance

                               By Facsimile:
                              (612) 244-1537
                           Confirm by Telephone:
                              (612) 244-1197



   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

   The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

   The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $780,500.

TRANSFER TAXES

   Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indentures regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the

Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                                   BUSINESS

OVERVIEW

   REVLON is one of the world's best known names in cosmetics and is a leading mass market cosmetics brand. The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. To pursue this vision, the Company's management team combines the creativity of a cosmetics and fashion company with the marketing, sales and operating discipline of a consumer packaged goods company. The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world, with products sold in approximately 175 countries and territories. The Company's products are marketed under such well-known brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY and ULTIMA II in cosmetics; MOON DROPS, ETERNA 27, ALMAY TIME-OFF, ULTIMA II, JEANNE GATINEAU and NATURAL HONEY in skin care; CHARLIE and FIRE & ICE in fragrances; FLEX, OUTRAGEOUS, AQUAMARINE, MITCHUM, COLORSTAY, COLORSILK, JEAN NATE, PLUSBELLE, BOZZANO and COLORAMA in personal care products; and ROUX FANCI-FULL, REALISTIC, CREME OF NATURE, CREATIVE NAIL and AMERICAN CREW in professional products. To further strengthen its consumer brand franchises, the Company markets each core brand with a distinct and uniform global image, including packaging and advertising, while retaining the flexibility to tailor products to local and regional preferences.

   Revlon was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 65 years ago. Today, the Company has leading market positions in many of its principal product categories in the United States self-select distribution channel, which the Company believes is the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. The Company's leading market positions for its REVLON brand products include the number one positions in lip makeup and nail enamel (which the Company has occupied for the past 21 years), and for 1997 the number one and two selling brands of lip makeup. The Company's market share in lip makeup and nail enamel has increased from 25.3% and 21.1%, respectively, for 1992, to 31.4% and 22.8%, respectively, for 1997. The Company has the number two position in face makeup (including the top three selling brands of foundation), where its market share has increased from 11.7% for 1992 to 21.2% for 1997. Propelled by the success of its new product launches and market share gains in its existing product lines, the Company captured in 1996 and continued to hold in 1997 the number one position overall in color cosmetics (consisting of lip, eye and face makeup and nail enamel) in the United States self-select distribution channel, where its market share has increased from 15.6% for 1992 to 21.6% for 1997. The Company also has leading market positions in several product categories in certain markets outside of the United States, including in Argentina, Australia, Brazil, Canada, Mexico and South Africa.

BUSINESS STRATEGY

   The Company's business strategy, which implements its vision and is intended to continue to improve its operating performance, is to:

   o Strengthen and broaden its core brands through globalization of marketing and advertising, product development and manufacturing and through increasing its emphasis on advertising and promotion.

   o Lead the industry in the development and introduction of technologically advanced innovative products that set new trends.

   o Expand the Company's presence in all markets in which the Company competes and enter new and emerging markets.

   o Continue to reduce costs and improve operating efficiencies, customer service and product quality by reducing overhead, rationalizing factory operations, upgrading management information systems, globally sourcing raw materials and components and carefully managing working capital.

   o Continue to expand market share and product lines through possible strategic acquisitions or joint ventures.

   As a result of the implementation of its strategy, through December 31, 1997, the Company achieved 17 consecutive quarters of increased net sales, operating income and EBITDA compared with the corresponding quarter of the respective prior year. Net sales, operating income (before a non-recurring charge of $7.6 million related to business consolidation costs and other, net) and EBITDA (before such non-recurring charge) increased 10.2%, 10.3% and 12.4%, respectively, for 1997 over 1996 and 11.8%, 38.3% and 27.4%, respectively, for 1996 over 1995. In addition, the Company's results improved to Adjusted 1997 Net Income of $59.7 million for 1997 from Adjusted 1996 Net Income of $25.6 million for 1996 and a net loss of $41.2 million for 1995. The Company has increased its investment in advertising and consumer directed promotion while decreasing its SG&A expenses as a percentage of net sales to 55.9% for 1997 compared with 57.2% for 1996 and 58.8% for 1995.

   Key steps in implementing the Company's business strategy are as follows:

   Strengthen and Broaden Core Brands. The Company believes that its brand names are widely recognized among consumers and retailers throughout the world. The Company intends to continue to strengthen and broaden its portfolio of core brands, including REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY, ULTIMA II, CHARLIE, FLEX, OUTRAGEOUS and MITCHUM, by, among other things, continuing to globalize its marketing and advertising, product development and manufacturing to provide a uniform image and product throughout the world. Each core brand is marketed with a distinct and uniform global image, including packaging and advertising. The Company has formed Global Marketing Committees, consisting of managers from the Company's marketing, research and development, operations, advertising and finance departments from the United States and abroad, which develop strategies for the Company's current and new brands and products. The Global Marketing Committees coordinate the Company's globalization efforts while allowing sufficient flexibility to tailor the Company's products to local and regional preferences. As part of the Company's globalizing efforts, major United States product successes, such as COLORSTAY and REVLON AGE DEFYING, are introduced into international markets, and major international product successes, such as CHARLIE RED and CHARLIE WHITE, are introduced into the United States.

   As part of the strategy to strengthen and broaden its core brands, the Company has increased its investment in advertising and promotion. For 1997, advertising and consumer-directed promotion expenditures increased 11.8% over 1996 levels and by 17.4% for 1996 over 1995 levels. The Company intends to target the increased advertising and consumer-directed promotion to support new product introductions as well as certain of the Company's existing brands. The Company also has developed unique marketing materials such as the "Revlon Report," a glossy color pamphlet distributed in magazines and on merchandising units, available in 34 countries and 18 languages, which highlights seasonal and other fashion and color trends, describes the Company's products that address those trends and contains coupons, rebate offers and other promotional material to encourage consumers to try the Company's products. The Company has created on-the-road beauty sampling and information vehicles that travel to major retailers in the United States, at which Company trainers educate consumers on the latest product and shade offerings. In addition, the uniform global image of the Company's core brands is reinforced through the visibility of Halle Berry, Cindy Crawford, Kim Delaney, Karen Duffy, Daisy Fuentes, Melanie Griffith, Salma Hayek and Vendela, among others, who act as celebrity spokespersons for the Company's brands throughout the world in all areas of the Company's marketing efforts, including appearing in the Company's print and television advertisements.

   Lead the Industry in Product Innovation and Trends. The Company intends to continue to lead the industry in developing and marketing trend-setting products that incorporate proprietary technologies. The Company's recent product introductions include the breakthrough COLORSTAY makeup, which uses patent-pending transfer-resistant technology that provides long wear. COLORSTAY has effectively created an entirely new product category -long wearing, transfer-resistant lip makeup -that has driven substantially all growth in lip makeup sales in the United States self-select distribution channel since its introduction. In 1996, a number of the Company's competitors began producing long wearing, transfer-resistant lipcolor. In the first quarter of 1997, the Company relaunched COLORSTAY lipcolor with a new and improved formula that delivers moisture while retaining transfer resistance. Launched in June 1994, COLORSTAY achieved a 14.5% and 13.0% market share in the United States self-select distribution channel for 1996 and 1997, respectively, making it the number one selling lip makeup in that channel, with a market share of more than twice that of any competitor's brand. The success of COLORSTAY lip makeup boosted the Company's total lip makeup market share to 31.4% for 1997, more than twice the market share of the next largest competitor. The Company capitalized on the highly successful launch of COLORSTAY lipcolor by introducing a collection of COLORSTAY cosmetics, including foundation, mascara, eye colors, eye liners and lip pencils, which address consumers' desire for cosmetic products that can be applied once and will remain fresh during the entire day. The Company added an entirely new product category to its COLORSTAY franchise with the introduction in 1997 of COLORSTAY hair color, which brings patent-pending fade-resistant hair color technology to the growing at-home hair color market. COLORSTAY foundation, which was introduced in 1995, was the number one selling foundation in the United States self-select distribution channel in 1997 and achieved a 9.2% market share for that period. The Company introduced REVLON AGE DEFYING foundation, which uses a patented technology that does not settle in but instead conceals fine facial lines and is designed to meet the needs of women in the over 35 age bracket. Launched in April 1994, REVLON AGE DEFYING foundation achieved an 7.9% market share in the United States self-select distribution channel for 1997, making it the number two selling foundation in that channel. The Company capitalized on this highly successful launch by introducing a collection of REVLON AGE DEFYING color cosmetics, including eye makeup, blush, pressed powder and compact makeup. The Company has introduced new fragrances, such as FIRE & ICE and CHARLIE RED in 1994 followed by CHARLIE WHITE in 1995. In addition, the Company launched the new fragrances FIRE & ICE COOL and CHARLIE SUNSHINE in the first quarter of 1997. Other innovative product introductions include MITCHUM CLEAR roll-on anti-perspirant and NEW COMPLEXION compact makeup. The Company has introduced, and intends to continue to introduce, innovative products designed to fulfill identified consumer needs. In 1996 the Company launched its STREETWEAR nail enamel targeted for the trend conscious cosmetics consumer. In line with the Company's successful strategy used in connection with the COLORSTAY and REVLON AGE DEFYING franchises, and to capitalize on STREETWEAR nail enamel's highly successful launch, the Company launched a collection of STREETWEAR lip, nail and eye products. In 1997, the Company also launched TOP SPEED nail enamel, which contains a patented speed drying polymer formula which sets in 90 seconds. MOISTURESTAY, which the Company introduced in March 1998, uses patent-pending technology to moisturize the lips, even after the color wears off.

   Expand Presence in All Markets. The Company believes that the self-select distribution channel in the United States represents the fastest-growing channel of distribution for cosmetics, skin care, fragrance and personal care products. The Company intends to capitalize on its established presence and experience in marketing into the self-select distribution channel to increase market share in this channel. The Company believes that it can attract consumers from department stores and specialty stores, existing consumers in the self-select distribution channel and new cosmetics consumers by providing them with glamour, excitement and innovation through quality products at affordable prices. The Company reinforces this effort with its unique marketing materials such as the "Revlon Report"; on-the-road beauty sampling and information vehicles, which create consumer and retail excitement about the Company's new products and encourage trial and purchase by consumers; and magazine inserts containing samples of the Company's newest products, trial size products and "shade samplers," a collection of trial size products in different shades, which allow the consumer to sample the Company's newest face, eye and lip makeup and nail enamel in coordinated colors. The Company also provides point-of-sale testers on the Company's display units which provide information about the Company's products and permit consumers to test the products, thereby achieving the benefits of an in-store demonstrator without the corresponding cost. The Company develops jointly with retailers carefully tailored advertising, point of purchase and other focused marketing programs. The Company believes that strong relationships with retailers and consumer traffic generated by its innovative marketing programs will enable the Company to increase its presence in the expanding self-select distribution channel by, among other things, increasing the permanent display space devoted to the Company's products.

   The Company intends to capitalize on its experience in the self-select distribution channel in the United States to realize growth opportunities in the international markets for cosmetics and skin care, fragrance and personal care products. The Company believes that the worldwide recognition of the REVLON name, the Company's existing international presence and the Company's strengths in the self-select distribution channel are platforms from which to gain further significant international penetration. Pursuant to its strategy, the Company introduced the COLORSTAY collection in international markets and as a result increased its color cosmetics sales in such markets. In addition, the Company intends to achieve growth through increasing distribution into the expanding self-select distribution channels in Western Europe, Latin America and the Far East, expanding the distribution of certain regional international brands and entering new and emerging markets. Such new and emerging markets include Eastern Europe, Russia, China and Africa.

   The Company intends to strengthen its professional products business by introducing a portfolio of innovative, technologically advanced professional products for exclusive salon use under the REVLON brand, such as REVLONISSIMO and VOILA hair color, PERFECT PERM permanent wave and line extensions of the SYNAPLEX and SENSOR PERM brands. The Company has strengthened its exclusive line professional distributor network and intends to capitalize on this strength to develop a line of home use hair care products for purchase in salons. The Company will also further strengthen its leadership position in the supply of professional and retail ethnic hair care products through, among other things, the introduction of new products tailored to the specific needs of the ethnic customer.

   As part of its business strategy, the Company acquired in 1995 Creative Nail Design, Inc. ("Creative Nail"), a leading United States designer, manufacturer and supplier of nail care and other products, including nail care treatment, nail extensions and hand creams and lotions for the professional nail industry. In April 1996, the Company acquired American Crew, Inc. ("American Crew"), which manufactures and distributes men's shampoos, conditioners, gels and other hair care products for use and resale by professional salons. In addition, the Company is currently expanding both the CREATIVE NAIL and AMERICAN CREW lines internationally. The Company believes that these acquisitions have broadened the Company's professional products range and enhanced its distribution capabilities.

   Improve Operating Efficiencies. The Company is rationalizing and increasing the efficiency of its manufacturing operations worldwide by centralizing production of some product categories for sale throughout the world within designated facilities and by shifting production of certain other product categories to more cost effective manufacturing sites. The Company is making substantial improvements in its global sourcing, materials management and distribution capabilities, which have contributed to an improvement in the Company's gross profit margin. The Company intends to continue to globally source raw materials and components from accredited vendors, which allows the Company to utilize its large purchasing capacity to maximize cost savings and ensure the quality of its raw materials and components. The Company continues to upgrade its management information systems to provide an integrated system for forecasting, production, inventory management, distribution, procurement and accounting. As part of its efforts to continuously improve operating efficiencies, the Company attempts to ensure that a significant portion of its capital expenditures are devoted to improving operating efficiencies. Improvements in manufacturing, sourcing and systems have contributed to improved customer service levels, improved product quality, an increase in gross profit as a percentage of net sales and improved management of working capital, as evidenced by the reduction in the relative amount of working capital necessary to support the Company's net sales. Gross profit as a percentage of net sales was 65.2% for 1997 compared with 66.5% for 1996 and 66.3% for 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company also measures the improvement in operating performance by tracking key performance indicators, such as the percentage of timely order fulfillment, which was approximately 98% for the Company's major United States facilities in 1997.

   Strategic Acquisitions. The Company intends to pursue acquisitions of brands and businesses which expand the Company's market share and product lines.

PRODUCTS

   The Company's products include consumer products consisting of cosmetics and skin care, fragrance and personal care products, and professional products consisting of hair care products principally for use in and resale by professional salons. The Company manufactures and markets a variety of products worldwide. The following table sets forth the Company's principal brands.

                                                                                        PERSONAL CARE           PROFESSIONAL
      BRAND            COSMETICS              SKIN CARE            FRAGRANCES              PRODUCTS               PRODUCTS
---------------  --------------------- ---------------------  -------------------- ----------------------  ---------------------
REVLON           Revlon, ColorStay,    Moon Drops, Revlon     Charlie, Charlie     Flex, Outrageous,       Revlon Professional,
                 Revlon Age Defying,   Results, Eterna 27,    Red, Charlie White,  Aquamarine, Mitchum,    Roux Fanci-full,
                 StreetWear, Super     Revlon Age Defying     Charlie Sunshine,    Lady Mitchum, Hi &      Realistic, Creme of
                 Lustrous, Moon Drops,                        Fire & Ice, Fire &   Dri, ColorStay,         Nature, Sensor Perm,
                 Velvet Touch, Line &                         Ice Cool, Jontue,    Colorsilk, Frost &      Perfect Perm,
                 Shine, New                                   Ciara, Body Kisses   Glow, Revlon Shadings,  Fermodyl, Perfect
                 Complexion, Overtime                                              Jean Nate, Roux         Touch, Salon
                 Eyes, Touch & Glow,                                               Fanci-full, Realistic,  Perfection,
                 Top Speed, Lashful,                                               Creme of Nature, Herba  Revlonissimo, Voila,
                 Lengthwise, Naturally                                             Rich, Fabu-laxer        Young Color, Creative
                 Glamorous, Custom                                                                         Nail, Contours,
                 Eyes, Timeliner,                                                                          American Crew,
                 Revlon Implements                                                                         R PRO,
                                                                                                           True Cystem
ALMAY            Almay, Time-Off,      Sensitive Care, Oil                         Almay
                 Almay Clear           Control, Time-Off,
                 Complexion Makeup,    Moisture Balance,
                 Amazing, One Coat     Moisture Renew, Almay
                                       Clear Complexion
                                       Skin Care
ULTIMA II        Ultima II, Beautiful  Ultima II, Vital
                 Nutrient, Wonderwear, Radiance,
                 The Nakeds            Interactives, CHR
SIGNIFICANT      Colorama(b),          Jeanne Gatineau(b),    Floid(b),            Plusbelle(b),           Colomer(b),
 REGIONAL        Juvena(b),            Natural Honey          Versace(a), Charlie  Bozzano(b), Juvena(b),  Intercosmo(b),
 BRANDS          Jeanne Gatineau(b)                           Gold                 Geniol(b),              Personal Bio Point,
                                                                                   Colorama(b),            Natural Wonder,
                                                                                   Llongueras(b), Bain de  Llongueras(b)
                                                                                   Soleil(b), ZP-11
---------------  --------------------- ---------------------  -------------------- ----------------------  ---------------------

(a)     License held for distribution in certain countries outside the United
        States.
(b)     Trademark owned in certain markets outside the United States.

   Cosmetics and Skin Care. The Company sells a broad range of cosmetics and skin care products designed to fulfill specifically identified consumer needs, principally priced in the upper range of the self-select distribution channel, including lip makeup, nail color and nail care products, eye and face makeup and skin care products such as lotions, cleansers, creams, toners and moisturizers. Many of the Company's products incorporate patented, patent-pending or proprietary technology.

   The Company markets several different lines of REVLON lip makeup (which includes lipstick, lip gloss and liner), and has the number one and two selling brands of lip makeup in the United States self-select distribution channel. The Company's breakthrough COLORSTAY lipcolor, which uses patented transfer-resistant technology that provides long wear, is produced in 40 shades and is the number one brand in the United States self-select distribution channel. SUPER LUSTROUS lipstick is produced in 60 shades and is the number two brand in the United States self-select distribution channel. MOON DROPS, a moisturizing lipstick, is produced in 57 shades. LINE & SHINE, which was introduced in 1997, is a product that utilizes an innovative product form, combining lipliner and lip gloss in one package, and is produced in eight shades. MOISTURESTAY, which the Company introduced in March 1998, uses patent-pending technology to moisturize the lips, even after the color wears off.

   The Company's nail color and nail care lines include enamels, cuticle preparations and enamel removers. The Company's flagship REVLON nail enamel is produced in 85 shades and uses a patented formula that provides consumers with improved wear, application, shine and gloss in a toluene-free and formaldehyde-free formula. TOP SPEED nail enamel, launched in 1997, is produced in 52 shades and contains a patented speed drying polymer formula which sets in 90 seconds. STRONG WEAR, a patented strengthening nail enamel formula produced in 27 shades, contains ingredients that provide protection against splitting, chipping and breaking. Revlon has the number one position in nail enamel in the United States self-select distribution channel. The Company also sells NAIL BUILDERS, which includes nail strengtheners, hardeners and fortifiers.

   The Company sells face makeup, including foundation, powder, blush and concealers, under such REVLON brand names as REVLON AGE DEFYING, which is targeted for women in the over 35 age bracket; COLORSTAY foundation, which uses patent-pending transfer-resistant technology that provides long wear; and NEW COMPLEXION, for consumers in the 25 to 49 age bracket. COLORSTAY, REVLON AGE DEFYING and NEW COMPLEXION were the number one, two and three selling foundations in the United States self-select distribution channel in 1997. The Company was number two in sales of face makeup in the United States self-select distribution channel with a 21.2% share for 1997.

   The Company's eye makeup products include mascaras, eye shadows, brow color and liners. COLORSTAY eyecolor, mascara and brow color, LASHFUL and LENGTHWISE mascaras, SOFTSTROKE eyeliners and REVLON CUSTOM EYES and OVERTIME SHADOW eye shadows are targeted for women in the 18 to 49 age bracket, and REVLON AGE DEFYING eye color is targeted for women over 35. For 1997, the Company had a 12.8% market share in eye makeup for the United States self-select distribution channel.

   The Company's ALMAY brand consists of a complete line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products targeted for consumers who want "healthy looking skin." The Company positions the ALMAY brand as the clean, natural-looking and healthy choice. ALMAY products include lip makeup, nail color and nail care products, eye and face makeup, skin care products, and sunscreen lotions and creams, including TIME-OFF makeup and skin care, and the ALMAY AMAZING collection, which includes AMAZING LASTING lip makeup, which uses the Company's patented transfer-resistant technology developed for COLORSTAY, ALMAY AMAZING LASH mascara, ALMAY AMAZING eye makeup, ALMAY AMAZING LASTING makeup and ALMAY CLEAR COMPLEXION SKIN CARE and MAKEUP and ALMAY EASY-TO-WEAR eyecolor and ALMAY ONE COAT mascara. In 1998, the Company plans to expand the ONE COAT brand to include ONE COAT NAIL COLOR, ONE COAT GEL EYECOLOR, ONE COAT GEL EYE PENCIL and ONE COAT LIP SHINE. The Company plans to introduce ALMAY'S patent-pending STAY SMOOTH ANTI-CHAP lipcolor, which is the first anti-chap lip makeup with SPF 25, in the first quarter of 1998. The Company targets ALMAY for value conscious consumers by offering benefits comparable to higher priced products, such as Clinique, at affordable prices. ALMAY is the leading brand in the hypo-allergenic market in the United States self-select distribution channel.

   The Company's STREETWEAR brand consists of a line of nail enamels, mascaras, lip and eye liners and lip glosses which are targeted for the trend conscious consumer. STREETWEAR was developed in response to the recent trend in color and fashion coming from the street.

   The Company sells implements, which include nail and eye grooming tools such as clippers, scissors, files, tweezers and eye lash curlers. The Company's implements are sold individually and in sets under the REVLON brand name and are the number one brand in the United States self-select distribution channel with a market share of 34.2% for 1997, which is more than two times that of the next largest competitor.

   The Company also sells cosmetics in international markets under regional brand names including COLORAMA in Brazil and JUVENA.

   The Company's skin care products, including moisturizers, are sold under brand names, including ETERNA 27, MOON DROPS, REVLON RESULTS, ALMAY TIME-OFF REVITALIZER, CLEAR COMPLEXION and ULTIMA II VITAL RADIANCE, a skin care collection introduced in 1997. In addition, the Company sells skin care products in international markets under internationally recognized brand names and under regional brands, including NATURAL HONEY.

   The Company's premium priced cosmetics and skin care products are sold under the ULTIMA II brand name, which is the Company's flagship premium priced brand sold throughout the world, and the JEANNE GATINEAU brand name, which is sold outside the United States. The ULTIMA II line includes the WONDERWEAR collection, which includes a long-wearing foundation that uses patent-pending technology, cheek and eyecolor products that use proprietary technology that provides long wear, and WONDERWEAR LIPSEXXXY lipstick, which uses patented transfer-resistant technology that provides long wear, the BEAUTIFUL NUTRIENT collection, a complete line of nourishing makeup that provides advanced nutrient protection against dryness and THE NAKEDS makeup, a trend-setting line of makeup emphasizing neutral colors.

   Fragrances. The Company sells a selection of moderately priced and premium priced fragrances, including perfumes, eau de toilettes and colognes. The Company's portfolio includes fragrances such as CHARLIE and FIRE & ICE and line extensions such as CHARLIE RED, CHARLIE WHITE, CHARLIE SUNSHINE and FIRE & ICE COOL. The Company's CHARLIE fragrance has been a market leader since the mid-1970's and, the Company believes, one of the top selling fragrances worldwide. CHARLIE fragrances are currently the number two women's fragrance collection in the United States self-select distribution channel. In international markets, the Company distributes under license certain brands, including VERSACE and VAN GILS.

   Personal Care Products. The Company sells a broad line of personal care consumer products which complements its core cosmetics lines and enables the Company to meet the consumer's broader beauty care needs. In the self-select distribution channel, the Company sells haircare, anti-perspirant and other personal care products, including the FLEX, OUTRAGEOUS and AQUAMARINE haircare lines throughout the world and the COLORAMA, PLUSBELLE, JUVENA, LLONGUERAS and NATURAL HONEY brands outside the United States; the breakthrough, patent-pending COLORSTAY and the COLORSILK, REVLON SHADINGS, FROST & GLOW and ROUX FANCI-FULL hair coloring lines throughout most of the world; and the MITCHUM, LADY MITCHUM and HI & DRI anti-perspirant brands throughout the world. Certain hair care products, including ROUX FANCI-FULL hair coloring and PERFECT TOUCH and SALON PERFECTION home permanents, were originally developed for professional use. The Company also markets hypo-allergenic personal care products, including sunscreens, moisturizers and anti-perspirants, under the ALMAY brand.

   Professional Products. The Company sells a comprehensive line of salon products, including permanent wave preparations, hair relaxers, temporary and permanent hair coloring products, shampoos, conditioners, styling products and hair conditioners, to professional salons and beauty supply stores under the REVLON brand as well as other brand names such as ROUX FANCI-FULL, REALISTIC, REVLONISSIMO, CREME OF NATURE, FABU-LAXER, LOTTABODY, NATURAL WONDER, SENSOR and INTERCOSMO. Most of the Company's salon products in the United States currently are distributed in the non-exclusive distribution channels, in contrast to those products that are distributed exclusively to professional salons. Two recent acquisitions, Creative Nail, acquired in November 1995, and American Crew, acquired in April 1996, increase the Company's strength in the exclusive distribution channel. Through Creative Nail, the Company sells nail enhancement systems and nail color and treatment products and services for use by the professional salon industry under the CREATIVE NAIL brand name. Through American Crew, the Company sells men's shampoos, conditioners, gels, and other hair care products for use by professional salons under the AMERICAN CREW brand name. The Company also sells retail hair care products under the LLONGUERAS, PERSONAL BIO POINT, GENIOL, FIXPRAY and LANOFIL brands outside the United States. The Company markets in salons, beauty supply stores and the self-select distribution channel several lines of hair relaxers, styling products, hair conditioners and other hair care products under such names as FABU-LAXER and CREME OF NATURE designed for the particular needs of ethnic consumers. The Company has also developed a new exclusive line of ethnic products, AROSCI, which was launched in 1996. The Company also sells wigs and hair pieces to retail outlets and certain professional salons under the REVLON brand and, pursuant to a license, under the ADOLFO brand.

MARKET SHARE

   The Company has leading market positions for its REVLON brand products in many of its principal product categories in the United States self-select distribution channel, including the number one position in lip makeup and nail enamel (which the Company has occupied for the past 21 years), and for 1997 the number one and two selling brands of lip makeup. The Company's market share in lip makeup and nail enamel has increased from 25.3% and 21.1%, respectively, for 1992, to 31.4% and 22.8%, respectively, for 1997. The Company has the number two position in face makeup (including the top three selling brands of foundation), where its market share has increased from 11.7% for 1992 to 21.2% for 1997. Propelled by the success of its new product launches and share gains in its existing product lines, the Company captured in 1996 and continued to hold in 1997 the number one position overall in color cosmetics (consisting of lip, eye and face makeup and nail enamel) in the United States self-select distribution channel, where its market share has increased from 15.6% for 1992 to 21.6% for 1997.

   The trend in the cosmetics and skin care and fragrance industry has been the shift of consumer purchases from department and specialty stores (demonstrator-assisted distribution channels) to the self-select distribution channel. The Company anticipated this trend and shifted its distribution accordingly.

   The market for color cosmetics in the United States self-select distribution channel was approximately $2.9 billion in 1997. The Company's REVLON brand had the number one position in color cosmetics in 1997 and its market share for 1994, 1995, 1996 and 1997 is as follows:


                                  COLOR COSMETICS


                                [BAR GRAPH OMITTED]



   The market for face makeup (which includes foundation) in the United States self-select distribution channel was approximately $956.7 million in 1997. The Company's REVLON brand had the number two position in face makeup in 1997 and its market share for 1994, 1995, 1996 and 1997 is as follows:

                                  FACE MAKEUP


                              [BAR GRAPH OMITTED]



   The market for foundation in the United States self-select distribution channel was approximately $497.1 million in 1997. The Company's REVLON brand had the number two position in foundation in 1997 and its market share for 1994, 1995, 1996 and 1997 is as follows:

                                  FOUNDATION


                              [BAR GRAPH OMITTED]

   The market for eye makeup in the United States self-select distribution channel was approximately $812.1 million in 1997. The Company's REVLON brand had the number four position in eye makeup in 1997 and its market share for 1994, 1995, 1996 and 1997 is as follows:

                                  EYE MAKEUP


                             [BAR GRAPH OMITTED]



   The market for lip makeup in the United States self-select distribution channel was approximately $721.5 million in 1997. The Company's REVLON brand had the number one position in lip makeup in 1997 and its market share for 1994, 1995, 1996 and 1997 is as follows:

                                   LIP MAKEUP


                              [BAR GRAPH OMITTED]



   The market for nail enamel in the United States self-select distribution channel was approximately $370.1 million in 1997. The Company's REVLON brand had the number one position in nail enamel in 1997 and its market share for 1994, 1995, 1996 and 1997 is as follows:

                                   NAIL ENAMEL

                               [BAR GRAPH OMITTED]

   The Company's ALMAY brand was the number five brand in the overall color cosmetics market in the United States self-select distribution channel and the number one hypo-allergenic brand and its market share for 1994, 1995, 1996 and 1997 is as follows:

                                  ALMAY


                            [BAR GRAPH OMITTED]



   The Company's growth in retail sales in the United States self-select distribution channel for all of its color cosmetics and for its lip makeup, face makeup, nail enamel and eye makeup compared with the overall growth in retail sales in such product categories for 1997, compared with 1996, is as follows:


            GROWTH IN REVLON AND ALMAY BRAND RETAIL SALES VERSUS CATEGORY


                               [BAR GRAPH OMITTED]

MARKETING

   The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. The Company's marketing efforts are designed to implement this vision. The Company has formed Global Marketing Committees, consisting of managers from the Company's marketing, research and development, operations, advertising and finance departments from the United States and abroad, which develop strategies for the Company's current and new brands and products. The Global Marketing Committees coordinate the Company's globalization efforts while allowing sufficient flexibility to tailor the Company's products to local and regional preferences.

   Consumer Products. The Company markets extensive consumer product lines at a range of retail prices primarily through the self-select distribution channel and markets select premium lines through demonstrator-assisted channels. Each line is distinctively positioned and is marketed globally with consistently recognizable logos, packaging and advertising designed to differentiate it from other brands. The Company's existing consumer product lines are carefully segmented, and new product lines are developed, to target specific consumer needs as measured by focus groups and other market research techniques.

   The Company uses print and television advertising and point-of-sale merchandising, including displays and samples. The Company has shifted a significant portion of its marketing to appeal to a broader audience and has increased media advertising, particularly national television advertising. Advertising and consumer-directed promotion expenditures increased by 11.8% in 1997 over 1996 levels and by 17.4% for 1996 over 1995 levels. The Company's marketing emphasizes a uniform global image and product for its portfolio of core brands, including REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY, ULTIMA II, FLEX, CHARLIE, OUTRAGEOUS and MITCHUM. The Company coordinates advertising campaigns with in-store promotional and other marketing activities. The Company develops jointly with retailers carefully tailored advertising, point-of-purchase and other focused marketing programs. In addition, Halle Berry, Cindy Crawford, Kim Delaney, Karen Duffy, Daisy Fuentes, Melanie Griffith, Salma Hayek and Vendela, among others, act as celebrity spokespersons for the Company's brands throughout the world in all areas of the Company's marketing efforts, including appearing in the Company's print and television advertising. The visibility of such spokespersons reinforces the global image of the Company's core brands. In the self-select distribution channel, the Company uses network and spot television advertising, national cable advertising and print advertising in major general interest, women's fashion and women's service magazines, as well as coupons, magazine inserts and point-of-sale testers. In the demonstrator-assisted distribution channel, the Company principally uses cooperative advertising programs with retailers, supported by Company-paid or Company-subsidized demonstrators, and coordinated in-store promotions and displays.

   The Company also has developed unique marketing materials such as the "Revlon Report," a glossy, color pamphlet distributed in magazines and on merchandising units, available in 34 countries and 18 languages, which highlights seasonal and other fashion and color trends, describes the Company's products that address those trends and contains coupons, rebate offers and other promotional material to encourage consumers to try the Company's products. The Company has created on-the-road beauty sampling and information vehicles that travel to major retailers throughout the United States, at which Company trainers educate consumers on the latest product and shade offerings. These vehicles create consumer and retail excitement about the Company's new and existing products and encourage trial and purchase by consumers. Other marketing materials designed to introduce the Company's newest products to consumers and encourage trial and purchase include point-of-sale testers on the Company's display units that provide information about, and permit consumers to test, the Company's products, thereby achieving the benefits of an in-store demonstrator without the corresponding cost, magazine inserts containing samples of the Company's newest products, trial size products and "shade samplers," which are collections of trial size products in different shades. Additionally, the Company has its own website which features current product and promotional information and was recently recognized by a major national business magazine as one of the top corporate sites on the World Wide Web. Revlon was the only cosmetics company to receive this recognition.

   Professional Products. Professional products are marketed through educational seminars on their application and benefits, and through advertising, displays and samples to communicate to professionals and consumers the quality and performance characteristics of such products. The shift to exclusive line distributors is intended to significantly reinforce the Company's marketing and educational efforts with salon professionals. The Company believes that its presence in the professional markets benefits its consumer products business since the Company is able to anticipate consumer trends in hair, nail and skin care, which often appear first in salons.

NEW PRODUCT DEVELOPMENT AND RESEARCH AND DEVELOPMENT

   The Company believes that it is an industry leader in the development of innovative and technologically-advanced consumer and professional products. The Company's marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new product introductions, tailor line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. The Company's Advanced Concept Group consists of a select cross-functional group that conducts research on a wide range of areas to develop new and innovative technology. The Company independently develops substantially all of its new products. The Company also has entered into joint research projects with major universities and commercial laboratories to develop advanced technologies.

   The Company believes that its Edison, New Jersey facility is one of the most extensive cosmetics research and development facilities in the United States. The researchers at the Edison facility are responsible for all of the Company's new product research worldwide, performing research for new products, ideas, concepts and packaging. The Company also has research facilities in Brazil and California.

   The research and development group at the Edison facility also performs extensive safety and quality tests on the Company's products, including toxicology, microbiology and package testing. Additionally, quality control testing is performed at each manufacturing facility.

   As of December 31, 1997, the Company employed approximately 200 people in its research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In 1997, 1996 and 1995, the Company spent approximately $29.7 million, $26.3 million and $22.3 million, respectively, on research and development activities.

   In certain instances, proprietary technology developed by the Company for use in products and packaging is available for licensing to third parties through the Company's Revlon Technologies division. In 1995, the Company received the Innovation Award from the Coalition of NorthEast Governors ("CONEG") for its patented and patent-pending ENVIROGLUV glass decorating technology (which resulted in significant cost reductions in decorating REVLON AGE DEFYING and COLORSTAY makeup bottles and REVLON nail enamel bottles and which is being offered for licensing to qualified glass decorators). The CONEG challenge awards program is a nationwide competition to recognize companies that make significant contributions to packaging and source reduction.

MANUFACTURING AND RELATED OPERATIONS AND RAW MATERIALS

   The Company is continuing to rationalize its worldwide manufacturing operations, which is intended to lower costs and improve customer service and product quality. The globalization of the Company's core brands allows the Company to centralize production of some product categories for sale throughout the world within designated facilities and shift production of certain other product categories to more cost effective manufacturing sites to reduce production costs. Shifts of production may result in the closing of certain of the Company's less significant manufacturing facilities, and the Company continually reviews its needs in this regard. In addition, as part of its efforts to continuously improve operating efficiencies, the Company attempts to ensure that a significant portion of its capital expenditures is devoted to improving operating efficiencies.

   The Company manufactures REVLON brand color cosmetics, personal care products and fragrances for sale in the United States, Japan and most of the countries in Latin America and Southeast Asia at its

Phoenix, Arizona facility and its Canadian facility. The Company manufactures ULTIMA II cosmetics and skin treatment products for sale in the United States and most of the countries in Latin America and Southeast Asia, personal care products for sale in the United States and ALMAY brand products for sale throughout the world at its Oxford, North Carolina facility. Nail care products for sale through salons worldwide are manufactured and distributed through the Vista, California facility. Personal Care implements for sale throughout the world are manufactured at the Company's Irvington, New Jersey facility. The Company manufactures salon and retail professional products and personal care consumer products for sale in the United States and Canada at the Company's Jacksonville, Florida facility. The Phoenix and Oxford facilities have been ISO-9002 certified. ISO-9002 certification is an internationally recognized standard for manufacturing facilities, which signifies that the manufacturing facility has achieved and maintains certain performance and quality commitment standards.

   The Company manufactures its entire line of consumer products (except implements) for sale in most of Europe at its Maesteg, South Wales facility. Local production of cosmetics and personal care products takes place at the Company's facilities in Spain, Canada, Venezuela, Mexico, New Zealand, Brazil, Italy, Argentina, France and South Africa. The manufacture of professional products for sale by retailers outside the United States has been centralized principally at the Company's facilities in Ireland, Spain, Italy and Mexico. Production of color cosmetics for Japan and Mexico has been shifted primarily to the United States while production of REVLON brand personal care products for Argentina has been centralized in Brazil. The Maestag and Irish facilities have been certified by the British equivalent of ISO-9002.

   The Company purchases raw materials and components throughout the world. The Company continuously pursues reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing its large purchasing capacity to maximize cost savings. The global sourcing of raw materials and components from accredited vendors also ensures the quality of the raw materials and components. The Company believes that alternate sources of raw materials and components exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials.

   The Company's improvements in manufacturing, sourcing and related operations have contributed to improved customer service, including an improvement in the percentage of timely order fulfillment from most of the Company's principal manufacturing facilities, and the timeliness and accuracy of new product and promotion deliveries. The Company measures the improvement in operating performance by tracking key performance indicators, such as the percentage of timely order fulfillment, which was approximately 98% for the Company's major United States facilities in 1997. To promote the Company's understanding of and responsiveness to the needs of its retail customers, the Company assigns members of senior operations management to lead inter-departmental teams that visit significant accounts, and has provided retail accounts with a designated customer service representative. As a result of these efforts, accompanied by stronger and more customer-focused management, the Company has developed strong relationships with its retailers and has received several preferred vendor awards.

   The Company emphasizes safety and increased training of employees resulting in an improved safety record. The Company anticipates that the globalization of, and continued improvement in, the quality of its manufacturing operations will result in lower manufacturing costs.

BUSINESS PROCESS ENHANCEMENTS

   The Company's management information systems have been substantially upgraded to provide comprehensive order processing, production and accounting support for the Company's business. The Company's expenditures on improvements to its management information systems were approximately $12 million for 1997, and the Company anticipates a similar level of expenditure in 1998. Systems improvements have been, and the Company anticipates that they will continue to be, instrumental in contributing to the reduction of the time from order entry to shipment, improved forecasting of demand and improved operating efficiencies.

   The Company has made an evaluation of steps necessary to address issues related to required changes in computer systems for the Year 2000. While the Company has determined that it currently has computer systems that require modification to be Year 2000 compliant, many of the modifications are being accomplished as part of the systems improvements referred to above. As to its systems which are not impacted by the improvements referred to above, the Company is identifying those which require modification or replacement to address the Year 2000 issue. Management believes that there is no material risk that the Company will fail to address the Year 2000 issues in a timely manner. Additionally, the Company believes that the Year 2000 issue will not have a material effect on its financial condition.

DISTRIBUTION

   As a result of its improved customer service and consumer traffic generated by its products and innovative marketing programs, the Company believes that its relationships with self-select distribution cosmetic retailers are the best in the cosmetics industry. The Company's products are sold in approximately 175 countries and territories. The Company's worldwide sales force had approximately 2,900 people as of December 31, 1997, including a dedicated sales force for cosmetics, skin care and fragrance products in the self-select distribution channel, for the demonstrator-assisted distribution channel, for personal care products distribution, for salon distribution and for retail stores. In addition, the Company utilizes sales representatives and independent distributors to serve specialized markets and related distribution channels.

   United States. The United States operation's net sales accounted for approximately 60.8% of the Company's 1997 net sales, a majority of which were made in the self-select distribution channel. The Company also sells a broad range of consumer and retail professional products to United States Government military exchanges and commissaries. The Company licenses its trademarks to select manufacturers for products that the Company believes have the potential to extend the Company's brand names and image. As of December 31, 1997, 19 licenses were in effect relating to 21 product categories to be marketed in the self-select distribution channel. Pursuant to the licenses, the Company retains strict control over product design and development, product quality, advertising and use of its trademarks. These licensing arrangements offer opportunities for the Company to generate revenues and cash flow through earned royalties, royalty advances and, in some cases, up-front licensing fees. Products designed for professional use or resale by beauty salons are sold through wholesale beauty supply distributors and directly to professional salons. Various hair care products, such as ethnic hair relaxers, scalp conditioners, shampoos and hair coloring products and wigs and hairpieces are sold directly and through wholesalers to chain drug stores and mass volume retailers. Wigs and hairpieces are also sold through mail order direct marketing, retail outlet malls, salons and certain department stores.

   The Company also operates retail stores through Cosmetic Center. See "--Cosmetic Center Merger." As of December 31, 1997, Cosmetic Center's retail (or Cosmetic Center) division operated 66 specialty retail stores in the middle Atlantic region and in Chicago and its outlet (or Prestige Fragrance and Cosmetics) division operated 201 retail outlet stores throughout the United States. The stores in the Cosmetic Center division offer a broad range of brand name prestige and mass merchandised cosmetics products at value prices. The stores in the Prestige Fragrance and Cosmetics division operate in factory outlet malls, rural areas and other similar locations that are not disruptive to the Company's principal distribution channels. In these stores, Cosmetic Center sells the Company's first quality, first quality excess, returned and refurbished, and discontinued consumer products and retail professional products, as well as similar products of competing cosmetics companies.

   International. The International operation's net sales accounted for approximately 39.2% of the Company's 1997 net sales. The International operation's ten largest countries in terms of these sales, which include, among others, Brazil, Spain, the United Kingdom, Australia, South Africa, Canada and Japan, accounted for approximately 28% of the Company's net sales in 1997, with Brazil accounting for approximately 5.5% of the Company's net sales. The International operation is increasing distribution through the expanding self-select distribution channels outside the United States, such as drug stores/chemists, hypermarkets/mass volume retailers and variety stores, as these channels gain importance. The International operation also distributes through department stores and specialty stores such as perfumeries. The International operation's professional products are sold directly to beauty salons by the Company's direct sales force in Spain, France, Germany, Portugal, Italy, Mexico and Ireland and through distributors in other countries. At December 31, 1997, the Company actively sold its products through wholly owned subsidiaries established in 26 countries outside of the United States, through joint ventures in India and Indonesia, and through a large number of distributors and licensees elsewhere around the world. The Company continues to pursue strategies to establish its presence in new emerging markets. Such new and emerging markets include Eastern Europe; Russia; and China, where in 1996 the Company established a subsidiary with a local minority partner. In addition, the Company is building a franchise through local distributorships in northern and central Africa, where the Company intends to expand the distribution of its products by capitalizing on its market strengths in South Africa.

COSMETIC CENTER MERGER

   Pursuant to an Agreement and Plan of Merger dated November 27, 1996, as amended, among Cosmetic Center, the Company and PFC, PFC was merged with and into Cosmetic Center effective April 25, 1997 with Cosmetic Center surviving as a subsidiary of the Company. As a result of the Cosmetic Center Merger, the Company received 8,479,335 shares of newly issued Cosmetic Center Class C common stock in exchange for its one share of PFC common stock outstanding prior to the Cosmetic Center Merger. As a result of the Cosmetic Center Merger, Cosmetic Center stockholders received for each share of Cosmetic Center Class A or Class B common stock they held one share of Cosmetic Center Class C common stock or for those stockholders who so elected (and subject to a limitation) $7.63 in cash (the "Cash Election"). As a result of the Cosmetic Center Merger and the Cash Election, the Company holds approximately 85% of Cosmetic Center's outstanding common stock.

CUSTOMERS

   The Company's principal customers include chain drug stores and large mass volume retailers, including such well known retailers as Wal-Mart, Walgreens, Kmart, Target, CVS, Drug Emporium, American Drug Stores, Eckerds and Rite Aid in the self-select distribution channel, J.C. Penney in the demonstrator-assisted distribution channel, Sally's Beauty Company for professional products, Boots in the United Kingdom and Western Europe and Wal-Mart worldwide. The foregoing principal customers each accounted for 1% or more of the Company's net sales in 1997 and are representative of the Company's customers. No customer of the Company accounted for more than 10% of the Company's net sales in 1997.

COMPETITION

   The cosmetics and skin care, fragrance, personal care and professional products business is characterized by vigorous competition throughout the world. Brand recognition, together with product quality, performance and price and the extent to which consumers are educated on product benefits, have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions, also have a significant impact on buying decisions, and the structure and quality of the sales force affect product reception, in-store position, permanent display space and inventory levels in retail outlets. The Company competes in most of its product categories against a number of companies, some of which have substantially greater resources than the Company. In addition to products sold in the self-select and demonstrator-assisted distribution channels, the Company's products also compete with similar products sold door-to-door or through mail order or telemarketing by representatives of direct sales companies. The Company's principal competitors include L'Oreal S.A., The Procter & Gamble Company, Helene Curtis Industries, Inc. and Joh A. Benckiser GmbH in the self-select distribution channel; L'Oreal S.A., Unilever N.V., Estee Lauder, Inc. and Joh A. Benckiser GmbH in the demonstrator-assisted distribution channel; and L'Oreal S.A. and Matrix Essentials, Inc., which is owned by Bristol-Myers Squibb Company, in professional products.

SEASONALITY

   The Company's business is subject to certain seasonal fluctuations, with net sales in the second half of the year generally benefiting from increased retailer purchases in the United States for the back-to-school and Christmas selling seasons.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

   The Company's major trademarks are registered in the United States and in many other countries, and the Company considers trademark protection to be very important to its business. Significant trademarks include REVLON, COLORSTAY, REVLON AGE DEFYING, STREETWEAR, FLEX, PLUSBELLE, MITCHUM, ETERNA 27, ULTIMA II, ALMAY, CHARLIE, JEAN NATE, REVLON RESULTS, COLORAMA, FIRE & ICE, MOON DROPS, SUPER LUSTROUS and WONDERWEAR LIPSEXXXY for consumer products and REVLON, ROUX FANCI-FULL, REALISTIC, FERMODYL, CREATIVE NAIL, AMERICAN CREW and INTERCOSMO for professional products.

   The Company utilizes certain proprietary or patented technologies in the formulation or manufacture of a number of the Company's products, including COLORSTAY lipcolor and cosmetics, COLORSTAY hair color, FLEX & GO shampoo, LENGTHWISE mascara, classic REVLON nail enamel, TOP SPEED nail enamel, REVLON AGE DEFYING foundation and cosmetics, NEW COMPLEXION makeup, WONDERWEAR foundation, WONDERWEAR LIPSEXXXY lipstick, ALMAY TIME-OFF skin care and makeup, ALMAY AMAZING cosmetics, ALMAY ONE COAT eye makeup and cosmetics, ULTIMA II VITAL RADIANCE skin care products, OUTRAGEOUS shampoo, FLEX hairspray and various professional products, including FERMODYL shampoo and conditioners. The Company also protects certain of its packaging and component concepts through design patents. The Company considers its proprietary technology and patent protection to be important to its business.

GOVERNMENT REGULATION

   The Company is subject to regulation by the Federal Trade Commission and the Food and Drug Administration (the "FDA") in the United States, as well as various other federal, state, local and foreign regulatory authorities. The Phoenix, Arizona and Oxford, North Carolina manufacturing facilities are registered with the FDA as drug manufacturing establishments, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients such as sunscreens. Compliance with federal, state, local and foreign laws and regulations pertaining to discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect upon the capital expenditures, earnings or competitive position of the Company. State and local regulations in the United States that are designed to protect consumers or the environment have an increasing influence on product claims, contents and packaging.

WOMEN'S HEALTH INITIATIVES

   The Company is committed to and supports a wide range of philanthropic women's health programs, focusing primarily on research for breast and ovarian cancer. Since 1989, the Company has supported the Revlon/UCLA Women's Cancer Research Program, and raises additional funds for this program through the annual Revlon Run/Walk in Los Angeles, the largest 5K race in the country, and the annual Fire & Ice Ball in Hollywood. Revlon is a longstanding supporter of the National Breast Cancer Coalition and in 1997 received the Corporate Leadership Award for its ongoing support in the fight against breast cancer. Revlon is a founding sponsor of the Women's Cancer Research Alliance, a consortium of leading breast cancer research facilities throughout the U.S. and received the 1997 Gilda's Club Corporate Vision Award for its commitment to eradicating ovarian cancer.

INDUSTRY SEGMENTS, FOREIGN AND DOMESTIC OPERATIONS

   The Company operates in a single business segment. Certain geographic, financial and other information of the Company is set forth in Note 18 of the Notes to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

EMPLOYEES

   As of December 31, 1997, the Company employed the equivalent of approximately 16,000 full-time persons. Approximately 2,100 of such employees in the United States are covered by collective bargaining agreements. The Company will be negotiating collective bargaining agreements or portions thereof covering employees in eleven countries outside of the United States during 1998 (namely, Australia, Brazil, Canada, England, France, Ireland, Israel, Italy, Japan, Mexico and South Africa). Although there can be no assurance, the Company expects that such agreements will be renewed in the ordinary course, and further believes that its employee relations are satisfactory. Although the Company has experienced minor work stoppages of limited duration in the past in the ordinary course of business, such work stoppages have not had a material effect on the Company's results of operations or financial condition.

PROPERTIES

   The following table sets forth as of December 31, 1997 the Company's major manufacturing, research and warehouse/distribution facilities, all of which are owned except where otherwise noted.

                                                                        APPROXIMATE
                                                                        FLOOR SPACE
LOCATION                    USE                                           SQ. FT.
--------------------------  ----------------------------------------- -------------
United States:
--------------------------
Oxford, North Carolina .... Manufacturing, warehousing, distribution     1,012,000
                            and office
Phoenix, Arizona........... Manufacturing, warehousing, distribution       706,000
                            and office (partially leased)
Jacksonville, Florida ..... Manufacturing, warehousing, distribution,      526,000
                            research and office
Columbia, Maryland......... Warehousing, distribution and office           200,000
                            (leased)
Edison, New Jersey......... Research and office (leased)                   133,000
Irvington, New Jersey ..... Manufacturing, warehousing and office           96,000

International:
--------------------------
Sao Paulo, Brazil.......... Manufacturing, warehousing, distribution,      435,000
                            office and research
Maesteg, South Wales....... Manufacturing, distribution and office         316,000
Mississauga, Canada........ Manufacturing, warehousing, distribution       245,000
                            and office
Santa Maria, Spain......... Manufacturing and warehousing                  173,000
Caracas, Venezuela......... Manufacturing, distribution and office         145,000
Kempton Park, South         Warehousing, distribution and office           127,000
 Africa.................... (leased)
Canberra, Australia........ Warehousing, distribution and office           125,000
Isando, South Africa....... Manufacturing, warehousing, distribution        94,000
                            and office
Escobar, Argentina......... Manufacturing, warehousing, distribution        75,000
                            and office
Argenteuil, France......... Warehousing and distribution (leased)           73,000
Bologna, Italy............. Manufacturing, warehousing, distribution        60,000
                            and office
Dublin, Ireland............ Manufacturing, warehousing, distribution        32,500
                            and office

   In addition to the facilities described above, additional facilities are owned and leased in various areas throughout the world, including the lease for the Company's executive offices in New York, New York (345,000 square feet, of which approximately 57,000 square feet are currently sublet to affiliates of the Company and approximately 27,000 square feet are sublet to an unaffiliated third party). Management considers the Company's facilities to be well-maintained and satisfactory for the Company's operations, and believes that the Company's facilities provide sufficient capacity for its current and expected production requirements. The Company leases from Holdings on arms' length terms its research and development facility located in Edison, New Jersey. See "Relationship with MacAndrews & Forbes -- Other Related Transactions."

LEGAL PROCEEDINGS

   The Company is involved in various routine legal proceedings incident to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on the business or consolidated financial condition of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth certain information (as of March 31, 1998) concerning the Directors and executive officers of the Company. Each Director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier.

 NAME                  AGE  POSITION
--------------------  ----- ----------------------------------------------------
Ronald O. Perelman  .   55  Chairman of the Executive Committee of the Board and
                             Director
George Fellows ......   55  President, Chief Executive Officer and Director
Jerry W. Levin ......   53  Chairman of the Board and Director
William J. Fox ......   41  Senior Executive Vice President and Director
Frank J. Gehrmann  ..   43  Executive Vice President and Chief Financial Officer
Wade H. Nichols III     55  Executive Vice President and General Counsel
M. Katherine Dwyer  .   48  Senior Vice President
Ronald H. Dunbar  ...   61  Senior Vice President, Human Resources
Donald G. Drapkin  ..   50  Director
Irwin Engelman ......   63  Director
Howard Gittis .......   64  Director
Edward J. Landau  ...   68  Director

   Mr. Perelman has been Chairman of the Executive Committee of the Board of the Company and of Revlon, Inc. since November 1995, and a Director of the Company and of Revlon, Inc. since their respective formations in 1992. Mr. Perelman was Chairman of the Board of the Company and of Revlon, Inc. from their respective formations in 1992 to November 1995. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews Holdings and various of its affiliates for more than the past five years. Mr. Perelman also is Chairman of the Executive Committees of the Boards of Directors of Consolidated Cigar Holdings Inc. ("Cigar Holdings") and M&F Worldwide Corp. ("MFW") and Chairman of the Board of Meridian Sports Incorporated ("Meridian"). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Exchange Act: California Federal Bank, A Federal Savings Bank ("Cal Fed"), Cigar Holdings, First Nationwide Holdings Inc. ("FN Holdings"), First Nationwide (Parent) Holdings Inc. ("FN Parent"), MFW, Meridian, Revlon, Inc. and REV Holdings. (On
December 27, 1996, Marvel Entertainment Group ("Marvel"), Marvel (Parent) Holdings Inc. ("Marvel Parent"), Marvel Holdings Inc. ("Marvel Holdings") and Marvel III Holdings Inc. ("Marvel III"), of which Mr. Perelman was a Director on such date, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)


   Mr. Fellows has been President and Chief Executive Officer of the Company and of Revlon, Inc. since January 1997. He was President and Chief Operating Officer of the Company and of Revlon, Inc. from November 1995 until January 1997, and has been a Director of the Company since September 1994 and a Director of Revlon, Inc. since November 1995. Mr. Fellows was Senior Executive Vice President of the Company and of Revlon, Inc. and President and Chief Operating Officer of the Company's Consumer Group from February 1993 to November 1995. From 1989 through January 1993, he was a senior executive officer of Mennen Corporation and then Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. From 1986 to 1989, he was Senior Vice President of Holdings. Mr. Fellows is a Director of Cosmetic Center, Revlon, Inc. and VF Corporation, each of which files reports pursuant to the Exchange Act.

   Mr. Levin has been Chairman of the Board of the Company and of Revlon, Inc. since November 1995 and a Director of the Company and of Revlon, Inc. since their respective formations in 1992. Mr. Levin was Chief Executive Officer of the Company and of Revlon, Inc. from their respective formations in 1992 to January 1997 and President of the Company and of Revlon, Inc. from their respective formations in

1992 to November 1995. Mr. Levin has been Executive Vice President of MacAndrews Holdings since March 1989. Mr. Levin has been Chairman of the Board of Cosmetic Center since April 1997. For 15 years prior to joining MacAndrews Holdings, he held various senior executive positions with The Pillsbury Company. Mr. Levin is a Director of the following corporations which file reports pursuant to the Exchange Act: Cosmetic Center, Ecolab, Inc., U.S. Bancorp, Inc., Meridian and Revlon, Inc.

   Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide, of the Company and of Revlon, Inc. and Chief Executive Officer, Revlon Technologies in January 1998. He has been Senior Executive Vice President of Revlon, Inc. and the Company since January 1997, was Chief Financial Officer of the Company and of Revlon, Inc. from their respective formations in 1992 until January 1998 and was also Executive Vice President of the Company and of Revlon, Inc. since their respective formations in 1992 until January 1997. Mr. Fox was elected as a Director of the Company in September 1994 and of Revlon, Inc. in November 1995. He has been Senior Vice President of MacAndrews Holdings since August 1990. He was Vice President of MacAndrews Holdings from February 1987 to August 1990 and was Treasurer of MacAndrews Holdings from February 1987 to September 1992. Prior to February 1987, he was Vice President and Assistant Treasurer of MacAndrews Holdings. Mr. Fox joined MacAndrews & Forbes Group, Incorporated in 1983 as Assistant Controller, prior to which time he was a certified public accountant at the international auditing firm of Coopers & Lybrand. Mr. Fox is Vice Chairman of the Board and a Director of Cosmetic Center, and a Director of The Hain Food Group, Inc. and Revlon, Inc., each of which files reports pursuant to the Exchange Act.

   Mr. Gehrmann was elected as Executive Vice President and Chief Financial Officer of the Company and of Revlon, Inc. in January 1998. From January 1997 to January 1998, he had been Vice President of the Company and Revlon, Inc. Prior to January 1997, he served in various appointed senior executive positions for the Company and for Revlon, Inc., including Executive Vice President and Chief Financial Officer of the Company's Operating Groups from August 1996 to January 1998, Executive Vice President and Chief Financial Officer of the Company's Worldwide Consumer Products business from January 1995 to August 1996, and Executive Vice President and Chief Financial Officer of the Company's Revlon North America unit from September 1993 to January 1994. From 1983 through September 1993, Mr. Gehrmann held positions of increasing responsibility in the financial organizations of Mennen Corporation and the Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. Prior to 1983, Mr. Gehrmann served as a certified public accountant at the international auditing firm of Ernst & Young.

   Mr. Nichols has been Executive Vice President and General Counsel of the Company and of Revlon, Inc. since January 1998 and served as Senior Vice President and General Counsel of the Company and of Revlon, Inc. from their respective formations in 1992 until January 1998. Mr. Nichols has been Vice President of MacAndrews Holdings since 1988. Mr. Nichols is a Director of Cosmetic Center, which files reports pursuant to the Exchange Act.

   Ms. Dwyer was appointed President of the Company's United States Consumer Products business in January 1998. Ms. Dwyer was elected as Senior Vice President of the Company and of Revlon, Inc. in December 1996. Prior to December 1996, she served in various appointed senior executive positions for the Company and for Revlon, Inc., including President of the Company's United States Cosmetics unit from November 1995 to December 1996 and Executive Vice President and General Manager of the Company's Mass Cosmetics unit from June 1993 to November 1995. From 1991 to 1993, Ms. Dwyer was Vice President, Marketing, of Clairol, a division of Bristol-Myers Squibb Company. Prior to 1991, she served in various senior positions for Victoria Creations, Avon Products Inc., Cosmair, Inc. and The Gillette Company. Ms. Dwyer is a Director of WestPoint Stevens Inc. and Reebok International Ltd., each of which files reports pursuant to the Exchange Act.

   Mr. Dunbar has been Senior Vice President, Human Resources of the Company and of Revlon, Inc. since their respective formations in 1992. He was elected Senior Vice President, Human Resources of Holdings in July 1991. Mr. Dunbar was Vice President and General Manager of Arnold Menn and Associates, a New York City career management consulting and executive outplacement firm, from 1989 to 1991 and Executive Vice President and Chief Human Resources Officer of Ryder System, Inc., a highway transportation firm, from 1978 to 1989. Prior to that, Mr. Dunbar served in senior executive human resources positions at Xerox Corporation and Ford Motor Company.

   Mr. Drapkin has been a Director of the Company and of Revlon, Inc. since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews Holdings and various of its affiliates since March 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years prior to March 1987. Mr. Drapkin is a Director of the following corporations which file reports pursuant to the Exchange Act:
Algos Pharmaceutical Corporation, BlackRock Asset Investors, Cardio Technologies, Inc., Cosmetic Center, Genta, Inc., Playboy Enterprises, Inc., Revlon, Inc., VIMRx Pharmaceuticals Inc. and Weider Nutrition International, Inc. (On December 27, 1996, Marvel, Marvel Holdings, Marvel Parent and
Marvel III, of which Mr. Drapkin was a Director on such date, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

   Mr. Engelman has been a Director of the Company since 1993. Mr. Engelman has been Executive Vice President, Chief Financial Officer and Director of MacAndrews Holdings and various of its affiliates since 1992. He was Executive Vice President, Chief Financial Officer and Director of GAF Corporation from 1990 to 1992, Director, President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990, Executive Vice President of the Blackstone Group LP from 1987 to 1988 and Director, Executive Vice President and Chief Financial Officer of General Foods Corporation for more than five years prior to 1987. Mr. Engelman is a Director of Cal Fed, which files reports pursuant to the Exchange Act. (On December 27, 1996, Marvel III, Marvel Parent and Marvel Holdings, of which Mr. Engelman was an executive officer on such date, and several subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

   Mr. Gittis has been a Director of the Company and of Revlon, Inc. since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews Holdings and various of its affiliates for more than five years. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Cal Fed, Cigar Holdings, FN Holdings, FN Parent, MFW, Revlon, Inc., REV Holdings, Jones Apparel Group, Inc., Loral Space & Communications Ltd. and Rutherford-Moran Oil Corporation.


   Mr. Landau has been a Director of the Company since June 1992 and a Director of Revlon, Inc. since June 1996. Mr. Landau has been a Senior Partner in the law firm of Wolf, Block, Schorr and Solis-Cohen LLP (previously Lowenthal, Landau, Fischer & Bring, P.C.) for more than the past five years. Mr. Landau is a Director of Offitbank Investment Fund, Inc. and Revlon, Inc., each of which files reports pursuant to the Exchange Act.

COMPENSATION OF DIRECTORS

   Directors who currently are not receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $25,000, payable in quarterly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

EXECUTIVE COMPENSATION

   The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the persons who served as Chief Executive Officer of the Company during 1997 and the four most highly paid executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of December 31, 1997 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during such periods.

                          SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                        ANNUAL COMPENSATION (A)           AWARDS
                                                  ----------------------------------- --------------
                                                                              OTHER
                                                                             ANNUAL     SECURITIES     ALL OTHER
                                                                             COMPEN-      UNDER-        COMPEN-
NAME AND                                             SALARY       BONUS      SATION        LYING        SATION
PRINCIPAL POSITION                          YEAR       ($)         ($)         ($)        OPTIONS         ($)
-----------------------------------------  ------ -----------  ----------- ---------  -------------- -----------
George Fellows ............................. 1997   1,250,000   1,250,000    22,191       170,000        30,917
President and Chief Executive Officer (b)   1996    1,025,000     870,000    15,242       120,000         4,500
                                            1995      841,667     531,700    68,559             0         4,500
Jerry W. Levin ............................. 1997     825,000           0    20,811       170,000       160,871
Chairman of the Board (c)                   1996    1,500,000   1,500,000    93,801       170,000       307,213
                                            1995    1,450,000   1,450,000    42,651             0       308,002
William J. Fox ............................. 1997     825,000     772,300    55,159        50,000        71,590
Senior Executive Vice President and         1996      750,000     598,600    50,143        50,000        56,290
Chief Financial Officer (d)                 1995      660,000     455,000    54,731             0        56,290
M. Katherine Dwyer  ........................ 1997     500,000     800,000     5,948       125,000        18,377
Senior Vice President (e)                   1996      500,000     326,100    90,029        45,000         4,500
Carlos Colomer ............................. 1997     700,000     330,700         0        37,000        62,645
Executive Vice President (f)                1996      700,000     192,600         0        37,000         3,062
                                            1995      600,000     135,200         0             0             0

------------
(a) The amounts shown in Annual Compensation for 1997, 1996 and 1995 reflect salary, bonus and other annual compensation awarded to, earned by or paid to the persons listed for services rendered to the Company and its subsidiaries. The Company has a bonus plan (the "Executive Bonus Plan") in which executives participate (including the Chief Executive Officer and the other Named Executive Officers). The Executive Bonus Plan provides for payment of cash compensation upon the achievement of predetermined corporate and/or business unit and individual performance goals during the calendar year established pursuant to the Executive Bonus Plan or by the Compensation Committee.
(b) Mr. Fellows became Chief Executive Officer of the Company and of Revlon, Inc. in January 1997. The amount shown for Mr. Fellows under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fellows under All Other Compensation for 1997 reflects $11,117 in respect of life insurance premiums, $4,800 in respect of matching contributions under the Revlon Employees' Savings, Profit Sharing and Investment Plan (the "401(k) Plan") and $15,000 in respect of matching contributions under the Revlon Excess Savings Plan for Key Employees (the "Excess Plan"). The amount shown for Mr. Fellows under Other Annual Compensation for 1996 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fellows under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan. The amount shown for Mr. Fellows under Other Annual Compensation for 1995 includes $43,251 in respect of membership fees and related expenses for personal use of a health and country club and $9,458 in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown for Mr. Fellows under All Other Compensation for 1995 reflects matching contributions under the 401(k) Plan.

(c) Mr. Levin was Chief Executive Officer of the Company and of Revlon, Inc. during 1995, 1996 and January 1997 and Chairman of the Board during the remainder of 1997. The amount shown for Mr. Levin under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown for Mr. Levin under All Other Compensation for 1997 reflects $150,971 in respect of split-dollar life insurance premiums (under which the Company is entitled to reimbursement of such premiums or the cash surrender value of such insurance, whichever is less), $2,400 in respect of matching contributions under the 401(k) Plan and $7,500 in respect of matching contributions under the Excess Plan. The amount shown for Mr. Levin under Other Annual Compensation for 1996 includes $26,400 in respect of personal use of a Company-provided automobile, payments in respect of gross ups for taxes on imputed income arising out of personal use of such Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Levin under All Other Compensation for 1996 reflects $302,713 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan. The amount shown for Mr. Levin under Other Annual Compensation for 1995 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Levin under All Other Compensation for 1995 reflects $303,502 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan.

(d) Mr. Fox became Senior Executive Vice President of the Company and of Revlon, Inc. in January 1997. Mr. Fox served as Chief Financial Officer of the Company and of Revlon, Inc. during 1995, 1996 and 1997. In January 1998 Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide, and Mr. Gehrmann was elected Chief Financial Officer of the Company and of Revlon, Inc. The amount shown for Mr. Fox under Bonus for 1997 includes an additional payment of $125,000 based upon Mr. Fox's performance. The amount shown for Mr. Fox under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1997 reflects $51,790 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amount shown for Mr. Fox under Other Annual Compensation for 1996 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1996 reflects $51,790 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan. The amount shown for Mr. Fox under Other Annual Compensation for 1995 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Mr. Fox under All Other Compensation for 1995 reflects $51,790 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan.

(e) Ms. Dwyer became an executive officer of the Company and of Revlon, Inc. in December 1996. The amount shown for Ms. Dwyer under Bonus for 1997 includes an additional payment of $300,000 pursuant to her employment agreement. The amount shown for Ms. Dwyer under Other Annual Compensation for 1997 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown for Ms. Dwyer under All Other Compensation for 1997 reflects $4,800 in respect of matching contributions under the 401(k) Plan, $10,857 in respect of matching contributions under the Excess Plan and $2,720 in respect of life insurance premiums. The amount shown for Ms. Dwyer under Other Annual Compensation for 1996 reflects $57,264 in expense reimbursements and payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown for Ms. Dwyer under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan.

(f) Mr. Colomer was an executive officer of the Company and of Revlon, Inc. during 1995, 1996 and 1997. The amount shown for Mr. Colomer under Bonus for 1997 includes $148,815 which is being deferred at Mr. Colomer's election. The amount shown for Mr. Colomer under All Other Compensation for 1997 reflects $59,583 in respect of an expatriate travel and hardship allowance and $3,062 in respect of life insurance premiums. The amount shown for Mr. Colomer under All Other Compensation for 1996 reflects life insurance premiums.

OPTION GRANTS IN THE LAST FISCAL YEAR

   During 1997, the following grants of stock options were made pursuant to the Revlon, Inc. Amended and Restated 1996 Stock Plan (the "Stock Plan") to the executive officers named in the Summary Compensation Table:

                                                                                                 GRANT DATE
                                                                                                   VALUE
                                                        INDIVIDUAL GRANTS                           (A)
                                     -------------------------------------------------------- ---------------
                                       NUMBER OF     PERCENT OF
                                      SECURITIES   TOTAL OPTIONS
                                      UNDERLYING      GRANTED      EXERCISE OR                   GRANT DATE
                                        OPTIONS     TO EMPLOYEES    BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                                  GRANTED (#)  IN FISCAL YEAR     ($/SH)         DATE            $
-----------------------------------  ------------ --------------  ------------- ------------  ---------------
George Fellows
President and Chief Executive
Officer (b) ........................    170,000          11%         $31.375       1/08/07       $2,703,255
Jerry W. Levin
Chairman of the Board (b) ..........    170,000          11%         $31.375       1/08/07       $2,703,255
William J. Fox
Senior Executive Vice President and
Chief Financial Officer (b)  .......     50,000           3%         $31.375       1/08/07       $  795,075
M. Katherine Dwyer
Senior Vice President (b) ..........    125,000           8%         $31.375       1/08/07       $1,987,688
Carlos Colomer
Executive Vice President ...........     37,000           2%         $31.375       1/08/07       $  588,356

   The grants made during 1997 under the Stock Plan to Messrs. Fellows, Levin, Fox and Colomer and Ms. Dwyer were made on January 9, 1997 and consist of non-qualified options having a term of 10 years. The options vest 25% each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date and have an exercise price equal to the New York Stock Exchange ("NYSE") closing price per share of Revlon, Inc.'s Class A Common Stock on the grant date, as indicated in the table above. During 1997, Revlon, Inc. also granted an option to purchase 300,000 shares of its Class A Common Stock pursuant to the Stock Plan to Mr. Perelman, Chairman of the Executive Committee. The option will vest in full on the fifth anniversary of the grant date and has an exercise price of $34.875, the NYSE closing price per share of Revlon, Inc.'s Class A Common Stock on April 4, 1997, the date of the grant.



------------
(a) Present values were calculated using the Black-Scholes option pricing model. The model as applied used the grant date of January 9, 1997. The model also assumes (i) a risk-free rate of return of 6.41%, which was the rate as of the grant date for the U.S. Treasury Zero Coupon Bond issues with a remaining term similar to the expected term of the options, (ii) stock price volatility of 39.34% based upon the volatility of the stock price of Revlon, Inc.'s Class A Common Stock,
       (iii) a constant dividend rate of zero percent and (iv) that the options normally would be exercised on the final day of their seventh year after grant. No adjustments to the theoretical value were made to reflect the waiting period, if any, prior to vesting of the stock options or the transferability (or restrictions related thereto) of the stock options.
(b) Mr. Fellows served as President during all of 1997 and became Chief Executive Officer in January 1997. Mr. Levin served as Chairman of the Board during all of 1997 and as Chief Executive Officer during January 1997. Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide in January 1998. Ms. Dwyer was appointed President of the Company's United States Consumer Products business in January 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

   The following chart shows the number of stock options exercised during 1997 and the 1997 year-end value of the stock options held by the executive officers named in the Summary Compensation Table:

                                                               NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-
                                                                UNEXERCISED OPTIONS AT FISCAL     MONEY OPTIONS AT FISCAL
                                         SHARES       VALUE              YEAR-END (#)              YEAR-END EXERCISABLE/
                                      ACQUIRED ON    REALIZED            EXERCISABLE/                UNEXERCISABLE (A)
NAME                                  EXERCISE (#)     ($)              UNEXERCISABLE                       ($)
-----------------------------------  ------------- ----------  ------------------------------- ----------------------------
George Fellows
President and
Chief Executive Officer ............       0            0                 0/290,000                     0/2,026,875
Jerry W. Levin
Chairman of the Board...............       0            0                 0/340,000                     0/2,592,500
William J. Fox
Senior Executive Vice President and
Chief Financial Officer.............       0            0                 0/100,000                       0/762,500
M. Katherine Dwyer
Senior Vice President...............       0            0                 0/170,000                     0/1,001,250
Carlos Colomer
Executive Vice President............       0            0                  0/74,000                       0/564,250

------------
(a) Amounts shown represent the market value of the underlying shares of Revlon, Inc.'s Class A Common Stock at year-end calculated using the December 31, 1997 NYSE closing price per share of Class A Common Stock of $35 5/16 minus the exercise price of the stock option. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of shares of Revlon, Inc.'s Class A Common Stock exceeds the exercise price per share when the stock options are exercised. The actual value realized may be greater or less than the value shown in the table.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

   Each of the Chief Executive Officer and the other Named Executive Officers entered into an executive employment agreement with the Company (except Mr. Colomer, who entered into an executive employment agreement with a subsidiary of the Company), which became effective upon consummation of the Revlon IPO, providing for their continued employment. Effective January 1, 1997, Mr. Fellows' employment agreement was amended to provide that he will serve as the President and Chief Executive Officer of the Company and of Revlon, Inc. at a base salary of $1,250,000 for 1997; $1,350,000 for 1998; $1,450,000 for
1999; $1,550,000 for 2000 and $1,700,000 for 2001 and thereafter, and that management recommend to Revlon, Inc.'s Compensation Committee (the "Compensation Committee") that he be granted options to purchase 170,000 shares of Class A Common Stock each year during the term of the agreement. At any time after January 1, 2001, the Company may terminate the term of Mr. Fellows' agreement by 12 months' prior notice of non-renewal. In connection with his assumption of management responsibility for an affiliate, Mr. Levin and the Company agreed to terminate his employment agreement as of June 30, 1997, with Mr. Levin continuing as Chairman of the Board of the Company and of Revlon, Inc. (the "Levin Amendment"). Pursuant to the Levin Amendment, Mr. Levin received a base salary of $825,000 for services provided to the Company and Revlon, Inc. in 1997. Effective January 1, 1998, Mr. Colomer's employment agreement was amended to provide that he will serve as Chairman, Revlon Professional Worldwide Strategic Committee and Chairman, Revlon Professional International at a base salary of not less than $700,000 for 1998 and thereafter, and that management recommend to the Compensation Committee that he be granted options to purchase 37,000 shares of Class A Common Stock each year during the term of the agreement. Mr. Colomer's agreement further provides that at any time on or after the second anniversary of the effective date of his agreement, the Company may terminate the term by 12 months' prior notice of non-renewal. Mr. Fox's agreement provides for a base salary of not less than $750,000 and that management recommend to the Compensation Committee that Mr. Fox be granted options to purchase 50,000 shares of Class A Common Stock each year during the term of the agreement, and further provides that at any time on or after the second anniversary of the effective date of his agreement, the Company may terminate the term by 12 months' prior notice of non-renewal. Effective January 1, 1998, Mr. Fox was appointed President, Strategic and Corporate Development, Revlon Worldwide, and Chief Executive Officer, Revlon Technologies. Effective January 1, 1998, Ms. Dwyer's employment agreement was amended to provide that she will serve as President of the Company's United States Consumer Products business at a base salary of $875,000 per annum for 1998 to be increased as of January 1 of each year by not less than $75,000, and that management recommend to the Compensation Committee that she be granted options to purchase 75,000 shares of Class A Common Stock each year during the term of the agreement. At any time on or after the fourth anniversary of the effective date of her agreement, the Company may terminate Ms. Dwyer's agreement by 12 months' prior notice of non-renewal. All of the agreements currently in effect provide for participation in the Executive Bonus Plan, continuation of life insurance and executive medical insurance coverage in the event of permanent disability and participation in other executive benefit plans on a basis equivalent to senior executives of the Company generally. Pursuant to the Levin Amendment, Mr. Levin is entitled to continued disability insurance and life insurance as well as certain other benefits. The agreements with Messrs. Fellows and Colomer and Ms. Dwyer provide for Company-paid supplemental term life insurance during employment in the amount of three times base salary, while the terms of the agreements with Mr. Levin and Mr. Fox provide that, in lieu of any participation in Company-paid pre-retirement life insurance coverage, the Company will pay premiums and gross ups for taxes thereon in respect of, in the case of Mr. Levin, whole life insurance policies on his life in the amount of $14,100,000 under a split dollar arrangement pursuant to which the Company would be repaid the amount of premiums it paid up to the cash surrender value of the policies from insurance proceeds payable under the policies and, in the case of Mr. Fox, a whole life insurance policy on his life in the amount of $5,000,000 under an arrangement providing for all insurance proceeds to be paid to the designated beneficiary under such policy. The agreements currently in effect provide that in the event of termination of the term of the relevant executive employment agreement by the Company (otherwise than for "cause" as defined in the employment agreements or disability) or by the executive for failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, the executive would be entitled to severance pursuant to and subject to the terms of the Executive Severance Policy as in effect on January 1, 1997 (see "--Executive Severance Policy") (or, at his or her election, to continued base salary payments throughout the term in the case of Mr. Fellows and Ms. Dwyer). In addition, the employment agreement with Mr. Fellows provides that if he remains continuously employed by the Company or its affiliates until age 60, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of the Company and its affiliates (expressed as a straight life annuity) equals $500,000. Upon any earlier retirement with the Company's consent or any earlier termination of employment by the Company otherwise than for "good reason" (as defined in the Executive Severance Policy), Mr. Fellows will be entitled to a reduced annual payment in an amount equal to the product of multiplying $28,540 by the number of anniversaries, as of the date of retirement or termination, of Mr. Fellows' fifty-third birthday (but in no event more than would have been payable to Mr. Fellows under the foregoing provision had he retired at age 60). In each case, the Company reserves the right to treat Mr. Fellows as having deferred payment of pension for purposes of computing such supplemental payments.

   As of December 31, 1997, 1996, and 1995, Mr. Colomer had a loan outstanding from the Company's subsidiary in Spain in the amount of 25.0 million Spanish pesetas (approximately $165,050 U.S. dollar equivalent as of December 31, 1997) dating from 1991 pursuant to a management retention program grandfathered under a 1992 change in the Spanish tax law which currently covers certain executives of such subsidiary, including Mr. Colomer. Pursuant to this management retention program, outstanding loans do not bear interest but an amount equal to the one-year government bond interest rate in effect at the beginning of the year is deducted from the executives' annual compensation, and loans must be repaid in full upon termination of employment. The amount deducted from Mr. Colomer's compensation was 1.4 million Spanish pesetas (approximately $9,210 U.S. dollar equivalent as of December 31, 1997) for 1997; 2.15 million Spanish pesetas (approximately $16,988 U.S. dollar equivalent as of December 31, 1996) for 1996 and 2.25 million Spanish pesetas (approximately $18,097 U.S. dollar equivalent as of December 31, 1995) for 1995.

EXECUTIVE SEVERANCE POLICY

   The Company's Executive Severance Policy, as amended effective January 1, 1996, provides that upon termination of employment of eligible executive employees, including the Chief Executive Officer and the other Named Executive Officers, other than voluntary resignation or termination by the Company for good reason, in consideration for the execution of a release and confidentiality agreement and the Company's standard Employee Agreement as to Confidentiality and Non-Competition (the "Non-Competition Agreement"), the eligible executive will be entitled to receive, in lieu of severance under any employment agreement then in effect or under the Company's basic severance plan, a number of months of severance pay in semi-monthly installments based upon such executive's grade level and years of service reduced by the amount of any compensation from subsequent employment, unemployment compensation or statutory termination payments received by such executive during the severance period, and, in certain circumstances, by the actuarial value of enhanced pension benefits received by the executive, as well as continued participation in medical and certain other benefit plans for the severance period (or in lieu thereof, upon commencement of subsequent employment, a lump sum payment equal to the then present value of 50% of the amount of base salary then remaining payable through the balance of the severance period). Pursuant to the Executive Severance Policy, upon meeting the conditions set forth therein, Messrs. Fellows, Levin, Fox and Colomer and Ms. Dwyer would be entitled to severance pay equal to two years of base salary at the rate in effect on the date of employment termination plus continued participation in the medical and dental plans for two years on the same terms as active employees.

DEFINED BENEFIT PLANS

   The following table shows the estimated annual retirement benefits payable (as of December 31, 1997) at normal retirement age (65) to a person retiring with the indicated average compensation and years of credited service, on a straight life annuity basis, after Social Security offset, under the Revlon Employees' Retirement Plan (the "Retirement Plan"), including amounts attributable to the Pension Equalization Plan, each as described below:

                        ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT
 HIGHEST CONSECUTIVE                        RETIREMENT
 FIVE-YEAR AVERAGE         WITH INDICATED YEARS OF CREDITED SERVICE (A)
COMPENSATION DURING  -------------------------------------------------------
   FINAL 10 YEARS        15         20          25          30         35
-------------------  ---------- ----------  ---------- ----------   --------
        600,000       $151,974    $202,632   $253,290    $303,948   $303,948
        700,000        177,974     237,299    296,623     355,948    355,948
        800,000        203,974     271,965    339,957     407,948    407,948
        900,000        229,974     306,632    383,290     459,948    459,948
      1,000,000        255,974     341,299    426,623     500,000    500,000
      1,100,000        281,974     375,965    469,957     500,000    500,000
      1,200,000        307,974     410,632    500,000     500,000    500,000
      1,300,000        333,974     445,299    500,000     500,000    500,000
      1,400,000        359,974     479,965    500,000     500,000    500,000
      1,500,000        385,974     500,000    500,000     500,000    500,000
      2,000,000        500,000     500,000    500,000     500,000    500,000
      2,500,000        500,000     500,000    500,000     500,000    500,000

------------
(a) The normal form of benefit for the Retirement Plan and the Pension Equalization Plan is a straight life annuity.

   The Retirement Plan is intended to be a tax qualified defined benefit plan. Retirement Plan benefits are a function of service and final average compensation. The Retirement Plan is designed to provide an employee having 30 years of credited service with an annuity generally equal to 52% of final average compensation, less 50% of estimated individual Social Security benefits. Final average compensation is defined as average annual base salary and bonus (but not any part of bonuses in excess of 50% of base salary) during the five consecutive calendar years in which base salary and bonus (but not any part of bonuses in excess of 50% of base salary) were highest out of the last 10 years prior to retirement or earlier termination. Except as otherwise indicated, credited service only includes all periods of employment with the Company or a subsidiary prior to retirement. The base salaries and bonuses of each of the Chief Executive Officer and the other Named Executive Officers are set forth in the Summary Compensation Table under columns entitled "Salary" and "Bonus," respectively.

   The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. In addition, the Omnibus Budget Reconciliation Act of 1993 limits the annual amount of compensation that can be considered in determining the level of benefits under qualified plans. The Pension Equalization Plan, as amended effective January 1, 1996, is a non-qualified benefit arrangement designed to provide for the payment by the Company of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the Retirement Plan but for such limitations, up to a combined maximum annual straight life annuity benefit at age 65 under the Retirement Plan and the Pension Equalization Plan of $500,000. Benefits provided under the Pension Equalization Plan are conditioned on the participant's compliance with his or her Non-Competition Agreement and, in any case, on the participant not competing with the Company for one year after termination of employment.

   The number of years of credited service under the Retirement Plan and the Pension Equalization Plan as of January 1, 1998 (rounded to full years) for Mr. Fellows is nine years (which includes credit for prior service with Holdings), for Mr. Fox is 14 years (which includes credit for service with MacAndrews Holdings) and for Ms. Dwyer is four years, and as of June 30, 1997 for Mr. Levin is eight years (which includes credit for service with MacAndrews Holdings). Pursuant to the Levin Amendment, Mr. Levin retains all benefits under the Retirement Plan and the Pension Equalization Plan accrued by him as of June 30, 1997. Mr. Colomer does not participate in the Retirement Plan or the Pension Equalization Plan. Mr. Colomer participates in the Revlon Foreign Service Employees Pension Plan (the "Foreign Pension Plan"). The Foreign Pension Plan is a non-qualified defined benefit plan. The Foreign Pension Plan is designed to provide an employee with 2% of final average salary for each year of credited service, up to a maximum of 30 years, reduced by the sum of all other Company-provided retirement benefits and social security or other government-provided retirement benefits. Credited service includes all periods of employment with the Company or a subsidiary prior to retirement. Final average salary is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last 10 years prior to retirement. The normal form of payment under the Foreign Pension Plan is a life annuity. Mr. Colomer's credited service as of January 1, 1998 (rounded to full years) under the Foreign Pension Plan is 18 years (which includes credit for service with Holdings).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   For 1997, the executive officers of the Company were compensated for services rendered to the Company and its subsidiaries, participated in benefit plans sponsored by the Company and received grants of options under the Stock Plan. Revlon, Inc.'s Compensation Committee (of which Messrs. Drapkin and Gittis are members) performed the functions of a Compensation Committee for the Company with respect to determining compensation of executive officers of the Company.

   The Company has used an airplane which is owned by a corporation of which Messrs. Gittis and Drapkin are the sole stockholders. See "Relationship with MacAndrews & Forbes -- Other Related Transactions."

                          OWNERSHIP OF COMMON STOCK

   Revlon, Inc. beneficially owns all of the outstanding shares of common stock of the Company. No other director, executive officer or other person beneficially owns any shares of the Company's common stock. MacAndrews & Forbes, a corporation wholly owned by Ronald O. Perelman, 35 East 62nd Street, New York, New York 10021, beneficially owns 11,250,000 shares of Class A common stock of Revlon, Inc. (representing 56.6% of the outstanding shares of Class A common stock) and all of the outstanding 31,250,000 shares of Class B common stock of Revlon, Inc., which together represent approximately 83.1% of the outstanding shares of common stock and approximately 97.4% of the combined voting power of the outstanding shares of common stock of Revlon, Inc. The shares of common stock of the Company are pledged to secure Revlon, Inc.'s obligations under its guarantee of the Credit Agreement. Shares of Revlon, Inc. and shares of common stock of other intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates.

                    RELATIONSHIP WITH MACANDREWS & FORBES

   Revlon, Inc. beneficially owns all of the outstanding shares of common stock of the Company. MacAndrews & Forbes beneficially owns shares of Revlon, Inc.'s common stock having approximately 97.4% of the combined voting power of the outstanding shares of common stock of Revlon, Inc. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of the Company and control the vote on all matters submitted to a vote of the Company's stockholder, including extraordinary transactions such as mergers or sales of all or substantially all of the Company's assets. MacAndrews & Forbes is wholly owned by Ronald O. Perelman, who is Chairman of the Executive Committee of the Board of Directors and a Director of the Company.

   MacAndrews & Forbes is a diversified holding company with interests in several industries. Through the Company, MacAndrews & Forbes is engaged in the cosmetics and skin care, fragrance and personal care products business. MacAndrews & Forbes owns 65% of Meridian, a manufacturer and marketer of specialized ski boats. Through its 64% ownership of Cigar Holdings, MacAndrews & Forbes is engaged in the manufacture and distribution of cigars and pipe tobacco. Through its 36% ownership of MFW (assuming conversion of certain preferred stock), MacAndrews & Forbes is in the business of processing licorice and other flavors. On December 18, 1997, MacAndrews & Forbes entered into an agreement pursuant to which MacAndrews & Forbes will acquire a controlling interest in Panavision Inc., a manufacturer and supplier of film camera systems to the motion picture and television industries. MacAndrews & Forbes is also in the financial services business through its 80% ownership of Cal Fed. The principal executive offices of MacAndrews & Forbes are located at 35 East 62nd Street, New York, New York 10021.

TRANSFER AGREEMENTS

   In June 1992, Revlon, Inc. and the Company entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and the Company entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"). Pursuant to such agreements, on June 24, 1992, Holdings transferred assets to the Company and the Company assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities. The liabilities excluded are referred to as the "Excluded Liabilities." Holdings retained the Retained Brands. Holdings agreed to indemnify Revlon, Inc. and the Company against losses arising from the Excluded Liabilities, and Revlon, Inc. and the Company agreed to indemnify Holdings against losses arising from the liabilities assumed by the Company. The amounts reimbursed by Holdings to the Company for the Excluded Liabilities for 1997, 1996 and 1995 were $0.4 million, $1.4 million and $4.0 million, respectively.

OPERATING SERVICES AGREEMENT

   In June 1992, Revlon, Inc., the Company and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which the Company manufactures, markets, distributes, warehouses and administers, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services

Agreement, the Company is reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by the Company with respect to the Retained Brands, payable quarterly. The net amounts reimbursed by Holdings to the Company for such direct and indirect costs for 1997, 1996 and 1995 were $1.4 million, $5.1 million and $8.6 million, respectively. Holdings also pays the Company a fee equal to 5% of the net sales of the Retained Brands, payable quarterly. The fees paid by Holdings to the Company pursuant to the Operating Services Agreement for services with respect to the Retained Brands for 1997, 1996 and 1995 were approximately $0.3 million, $0.6 million and $1.7 million, respectively.

REIMBURSEMENT AGREEMENTS

   Revlon, Inc., the Company and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which
(i) MacAndrews Holdings is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including the Company, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including the Company, to the extent requested by the Company, and (ii) the Company is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or the Company, as the case may be. The Company reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to the Company and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings (or such affiliates) reimburses the Company for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. In addition, in connection with certain insurance coverage provided by MacAndrews Holdings, the Company obtained letters of credit (which aggregated approximately $27.7 million as of December 31, 1997) to support certain self-funded risks of MacAndrews Holdings and its affiliates, including the Company, associated with such insurance coverage. The costs of such letters of credit are allocated among, and paid by, the affiliates of MacAndrews Holdings, including the Company, which participate in the insurance coverage to which the letters of credit relate. The Company expects that these self-funded risks will be paid in the ordinary course and, therefore, it is unlikely that such letters of credit will be drawn upon. MacAndrews Holdings has agreed to indemnify the Company to the extent amounts are drawn under any of such letters of credit with respect to claims for which neither Revlon, Inc. nor the Company is responsible. The net amounts reimbursed by MacAndrews Holdings to the Company for the services provided under the Reimbursement Agreements for 1997, 1996 and 1995 were $4.0 million, $2.2 million and $3.0 million, respectively. Each of Revlon, Inc. and the Company, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

TAX SHARING AGREEMENT

   Revlon, Inc. and the Company, for federal income tax purposes, are included in the affiliated group of which Mafco Holdings is the common parent, and Revlon, Inc.'s and the Company's federal taxable income and loss are included in such group's consolidated tax return filed by Mafco Holdings. Revlon, Inc. and the Company also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. In June 1992, Holdings, Revlon, Inc., the Company and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and the Company against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. or the Company and its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and the Company or a subsidiary of the Company is a member of such group. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, the Company will pay to Revlon, Inc., which in turn will pay to Holdings, amounts equal to the taxes that the Company would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to the Company), except that the Company will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by the Company or Revlon, Inc. if and to the extent the Company is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits the Company from making such tax sharing payments other than in respect of state and local income taxes.

   Since the payments to be made by the Company under the Tax Sharing Agreement will be determined by the amount of taxes that the Company would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by the Company against losses and tax credits generated by Mafco Holdings and its other subsidiaries. There were no cash payments in respect of federal taxes made by the Company pursuant to the Tax Sharing Agreement for 1997, 1996 or 1995. The Company has a liability of $0.9 million to Revlon, Inc. in respect of federal taxes for 1997 under the Tax Sharing Agreement.

FINANCING REIMBURSEMENT AGREEMENT

   Holdings and the Company entered into a financing reimbursement agreement (the "Financing Reimbursement Agreement") in 1992, which expired on June 30, 1996, pursuant to which Holdings agreed to reimburse the Company for Holdings' allocable portion of (i) the debt issuance cost and advisory fees related to the capital restructuring of Holdings and (ii) interest expense attributable to the higher cost of funds paid by the Company under the credit agreement in effect at that time as a result of additional borrowings for the benefit of Holdings in connection with the assumption of certain liabilities by the Company under the Asset Transfer Agreement and the repurchase of certain subordinated notes from affiliates. The amount of interest reimbursed by Holdings for 1994 was approximately $0.8 million and was evidenced by noninterest-bearing promissory notes originally due and payable on June 30, 1995. In February 1995, the $13.3 million in notes payable by Holdings to the Company under the Financing Reimbursement Agreement was offset against the $25.0 million note payable by the Company to Holdings and Holdings agreed not to demand payment under the resulting $11.7 million note payable by the Company so long as any indebtedness remained outstanding under the credit agreement then in effect. In February 1995, the Financing Reimbursement Agreement was amended and extended to provide that Holdings would reimburse the Company for a portion of the debt issuance costs and advisory fees related to the credit agreement then in effect (which portion was approximately $4.7 million and was evidenced by a noninterest-bearing promissory note payable on June 30, 1996) and 1 1/2% per annum of the average balance outstanding under the 1995 Credit Agreement and the average balance outstanding under working capital borrowings from affiliates through June 30, 1996 (see "--Other Related Transactions"), and such amounts were evidenced by a noninterest-bearing promissory note payable on June 30, 1996. The amount of interest reimbursed by Holdings for 1995 was approximately $4.2 million. As of December 31, 1995 the aggregate amount of notes payable by Holdings under the Financing Reimbursement Agreement was $8.9 million. In June 1996, $10.9 million in notes due to the Company, which included $2.0 million of interest reimbursement in 1996, under the Financing Reimbursement Agreement from Holdings was offset against a $11.7 million demand note payable by the Company to Holdings.

OTHER RELATED TRANSACTIONS

   Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leases to the Company the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by the Company which, together with the annual rent, are not to exceed $2.0 million per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which the Company is responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed $8.0 million (the amount of such claims and costs for which the Company is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, the Company agreed to indemnify Holdings for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify the Company for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1997, 1996 and 1995 the Company rented from Holdings a portion of the administration building located at the Edison facility and space for a retail store of the Company. The Company provides certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which the Company pays on behalf of Holdings costs associated with the Edison facility and is reimbursed by Holdings for such costs, less the amount owed by the Company to Holdings pursuant to the Edison Lease and the occupancy agreement. The net amount reimbursed by Holdings to the Company for such costs with respect to the Edison facility for 1997, 1996 and 1995 was $0.7 million, $1.1 million and $1.2 million, respectively.

   During 1997, a subsidiary of the Company sold an inactive subsidiary to an affiliate for approximately $1.0 million.

   Effective July 1, 1997, Holdings contributed to the Company substantially all of the assets and liabilities of the Bill Blass business not already owned by the Company. The contributed assets approximated the contributed liabilities and were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements were restated as if the contribution took place prior to the beginning of the earliest period presented.

   Effective January 1, 1996, the Company acquired from Holdings substantially all of the assets of Tarlow. The Company assumed substantially all of the liabilities and obligations of Tarlow. Net liabilities assumed were approximately $3.4 million. The Company paid $4.1 million to Holdings, which payment was accounted for as an increase in capital deficiency. Credit Suisse First Boston Corporation, a nationally recognized investment banking firm, rendered its written opinion that the terms of the purchase are fair from a financial standpoint to the Company.

   The Company leases certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at the Company's New York headquarters and at the Company's offices in London during 1997, 1996 and 1995, in Tokyo during 1996 and 1995 and in Hong Kong during 1997. The rent paid by MacAndrews & Forbes or its affiliates to the Company for 1997, 1996 and 1995 was $3.8 million, $4.6 million and $5.3 million, respectively.

   In July 1995, the Company borrowed from Holdings approximately $0.8 million, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of certain of its businesses. In 1995, the Company borrowed from Holdings approximately $5.6 million, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses. In June 1997, the Company borrowed from Holdings approximately $0.5 million, representing certain amounts received by Holdings from the sale of a brand and inventory relating thereto. Such amounts are evidenced by noninterest-bearing promissory notes. Holdings agreed not to demand payment under such notes so long as any indebtedness remains outstanding under the Credit Agreement.

   The Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, (i) the capital stock and certain assets of certain subsidiaries of Holdings and (ii) a mortgage on Holdings' Edison, New Jersey facility.

   The Company borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1997, 1996 or 1995. The interest rates for such borrowings are more favorable to the Company than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facility in effect at the time of such borrowing. The amount of interest paid by the Company for such borrowings for 1997, 1996 and 1995 was $0.6 million, $0.5 million and $1.2 million, respectively.

   In November 1993, the Company assigned to Holdings a lease for warehouse space in New Jersey (the "N.J. Warehouse") between the Company and a trust established for the benefit of certain family members of the Chairman of the Executive Committee. The N.J. Warehouse had become vacant as a result of divestitures and restructuring of the Company. The lease has annual lease payments of approximately $2.3 million and terminates on June 30, 2005. In consideration for Holdings assuming all liabilities and obligations under the lease, the Company paid Holdings $7.5 million (for which a liability was previously recorded) in three installments of $2.5 million each in January 1994, January 1995 and January 1996. Credit Suisse First Boston Corporation, a nationally recognized investment banking firm, rendered its written opinion that the terms of the lease transfer were fair from a financial standpoint to the Company. For 1996 and 1995, the Company paid certain costs associated with the N.J. Warehouse on behalf of Holdings and was reimbursed by Holdings for such amounts. The amounts reimbursed by Holdings to the Company for such costs were $0.2 million and $0.2 million for each of 1996 and 1995.

   During 1997, 1996 and 1995, the Company used an airplane owned by a corporation of which Messrs. Gittis, Drapkin and, during 1995 and 1996, Levin were the sole stockholders. The Company paid approximately $0.2 million, $0.2 million and $0.4 million for the usage of the airplane for 1997, 1996 and 1995, respectively.

   During 1997, the Company purchased products from an affiliate, for which it paid approximately $0.9 million.

   During 1997, the Company provided licensing services to an affiliate, for which the Company has been paid approximately $0.7 million.

   An affiliate of the Company assembles lipstick cases for the Company. The Company paid approximately $0.9 million, $1.0 million and $1.0 million for such services for 1997, 1996 and 1995, respectively.

   In the fourth quarter of 1996, a subsidiary of the Company purchased an inactive subsidiary from an affiliate for net cash consideration of approximately $3.0 million in a series of transactions in which the Company expects to realize certain tax benefits in future years.

   In January 1995, the Company agreed to license certain of its trademarks to a former affiliate of MacAndrews & Forbes. The amount paid by the affiliate for 1995 was less than $0.1 million. The affiliate purchased $1.1 million of wigs from the Company during 1995. The Company terminated the license with the affiliate during 1995.

   The Company believes that the terms of the foregoing transactions are at least as favorable to the Company as those that could be obtained from unaffiliated third parties.

                           DESCRIPTION OF THE NOTES

ESCROW AGREEMENT

   On February 2, 1998, Revlon Escrow entered into an escrow agreement (the "Escrow Agreement") with U.S. Bank Trust National Association (formerly known as First Trust National Association), as escrow agent (the "Escrow Agent"), pursuant to which Revlon Escrow deposited with the Escrow Agent the Escrowed Funds, which consisted of the net proceeds of the Offering (net of discounts to the Initial Purchasers). The Escrowed Funds were temporarily invested in Treasury Securities and other Permitted Investments. "Treasury Securities" mean any investment in obligations issued or guaranteed by the United States government or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof. "Permitted Investments" means (i) Treasury Securities, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof, entitled to U.S. federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Escrow Agent or an affiliate of the Escrow Agent) which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and (iii) repurchase obligations with a term of not more than 30 days entered into with a nationally recognized broker dealer, with respect to which the purchased securities are obligations issued or guaranteed by the United States government or any agency thereof, which repurchase obligations shall be entered into pursuant to written agreements. In addition to the Permitted Investments, the Escrowed Funds were used to repurchase from time to time 9 3/8% Senior Notes pursuant to the Escrow Agreement (the Escrowed Funds and any such repurchased 9 3/8% Senior Notes are referred to herein as the "Escrowed Securities"). On March 4, 1998, a portion of the Escrowed Funds were used to finance the 10 1/2% Senior Subordinated Notes Redemption. On April 1, 1998, a portion of the Escrowed Funds were used to finance the 9 3/8% Senior Notes Redemption.

   Upon consummation of the 9 3/8% Senior Notes Redemption, the Escrow Agent released all remaining Escrowed Funds to the Company upon the delivery to the Escrow Agent of an Officer's Certificate stating that each of the 10 1/2% Senior Subordinated Notes Redemption, the 9 3/8% Senior Notes Redemption and the assumption of the Notes by the Company had been consummated. The Company will use such funds in its discretion for any purpose.

THE SENIOR NOTES

   The New Senior Notes will be issued under the Senior Notes Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National Association (formerly known as First Trust National Association), as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto among the Company, Revlon Escrow and the Trustee to be dated as of April 1, 1998 (the "Supplemental Indenture"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. Pursuant to the Supplemental Indenture, the obligations of Revlon Escrow under the Senior Notes Indenture were assumed by the Company upon the consummation of the 9 3/8% Senior Notes Redemption, which occurred on April 1, 1998. The following summary, which describes certain provisions of the Senior Notes Indenture and the Senior Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as in effect on the date of the original issue of the Senior Notes (the "TIA"), and all the provisions of the Senior Notes Indenture and the Senior Notes, including the definitions therein of terms not defined in this Prospectus. Certain terms used herein are defined below under "--Certain Definitions." The New Senior Notes are identical in all material respects to the terms of the Old Senior Notes, except for certain transfer restrictions and registration rights relating to the Old Senior Notes and except that, if the Exchange
Offer is not consummated by August 3, 1998, the interest rate on the Old
Senior Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. See "--Registration Rights."


General

   The Old Senior Notes are, and the New Senior Notes will be, unsecured obligations of the Company, and will mature on February 1, 2006. The Trustee authenticated and delivered Old Senior Notes for original issue in an aggregate principal amount of $250,000,000. The New Senior Notes will be treated as a continuation of the Old Senior Notes, which bear interest at a rate equal to 8 1/8% per annum from February 2, 1998, payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998, to the persons who are registered holders thereof at the close of business on the January 15 or July 15 next preceding such interest payment date. The rate per annum at which the Old Senior Notes bear interest may increase under certain circumstances described under "--Registration Rights." The Old Senior Notes are, and the New Senior Notes will be, effectively subordinated to the outstanding indebtedness and other liabilities of the Subsidiaries of the Company. As of December 31, 1997, after giving effect to the Refinancing Transactions, the outstanding indebtedness of the Subsidiaries of the Company would have been approximately $235.6 million.

   All interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Trustee, but, at the option of the Company, interest may be paid by check mailed to the registered holders of the Senior Notes at their registered addresses. The Senior Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

   Any Old Senior Notes that remain outstanding after the consummation of the Exchange Offer, together with the New Senior Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Senior Notes Indenture.

Optional Redemption

   Except as set forth below, the Senior Notes will not be redeemable at the option of the Company prior to February 1, 2002. On and after such date, the Senior Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption:

   if redeemed during the 12-month period commencing February 1:

 PERIOD   REDEMPTION PRICE
--------  ----------------
2002           104.063%
2003           102.708
2004           101.354
2005           100.000%

   In addition, the Senior Notes may be redeemed at the option of the Company in connection with the occurrence of a Change of Control at any time as a whole, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof, plus (ii) accrued and unpaid interest (if any) to the date of redemption, plus (iii) the Applicable Premium.

   Prior to February 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with, and to the extent the Company actually receives, the net proceeds of one or more Public Equity Offerings from time to time, at 108 1/8% of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that at least $162.5 million aggregate principal amount of the Senior Notes must remain outstanding after each such redemption.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at his registered address. Senior Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Senior Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Senior Notes (or such portions thereof) called for redemption.

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   The following definitions are used to determine the Applicable Premium:

   "Applicable Premium" means, with respect to a Senior Note at any time, the greater of (i) 1.0% of the then outstanding principal amount of such Senior Note at such time and (ii) the excess of (A) the present value of the required interest and principal payments due on such Senior Note, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over
(B) the then outstanding principal amount of such Senior Note at such time.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to Stated Maturity of the Senior Notes; provided, however, that if the average life to Stated Maturity of the Senior Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the average life to Stated Maturity of the Senior Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Sinking Fund

   There will be no mandatory sinking fund payments for the Senior Notes.

Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each holder of Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a repurchase price equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase:

     (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person beneficially owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

     (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

provided that, prior to the mailing of the notice to holders of Senior Notes provided for in the following paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Debt or to offer to repay in full all Bank Debt and to repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the repurchase of the Senior Notes as provided for below. The Company must first comply with the covenant in the preceding sentence before it will be required to purchase Senior Notes in connection with a Change of Control.

   Within 45 days following any Change of Control, the Company will mail a notice to each holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's Senior Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with this provision, that a holder must follow in order to have its Senior Notes repurchased.

   Holders electing to have a Senior Note repurchased will be required to surrender the Senior Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least 10 Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Senior Note repurchased.

   On the repurchase date, all Senior Notes repurchased by the Company shall be delivered to the Trustee for cancellation, and the Company shall pay the repurchase price plus accrued and unpaid interest to the holders entitled thereto. Upon surrender of a Senior Note that is repurchased under this provision in part, the Company shall execute and the Trustee shall authenticate for the holder thereof (at the Company's expense) a new Senior Note having a principal amount equal to the principal amount of the Senior Note surrendered less the portion of the principal amount of the Senior Note repurchased.

   The Company's ability to pay cash to holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Senior Notes as a result of a Change of Control.

   The Credit Facilities contain, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Senior Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, the Company's ability to pay cash to the holders of Senior Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that the Company would be able to obtain financing to make such repurchases.The provisions relating to the Company's obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Senior Notes.

Certain Covenants

   Set forth below are certain covenants contained in the Senior Notes
Indenture:

   Limitation on Debt. (a) The Company shall not, and shall not permit any Subsidiary of the Company to, Issue, directly or indirectly, any Debt; provided, however, that the Company and its Subsidiaries shall be permitted to Issue Debt if, at the time of such Issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued exceeds the ratio of 2.0 to 1.0.

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   (b) Notwithstanding the foregoing, the Company and its Subsidiaries may
Issue the following Debt:

   (1) Debt Issued pursuant to the Credit Agreement, any Refinancing thereof, or any other credit agreement, indenture or other agreement, in an aggregate principal amount not to exceed $950 million outstanding at any one time;

   (2) Debt (other than Debt described in clause (1) above) Issued for working capital and general corporate purposes in an aggregate principal amount at the time of such Issue which, when taken together with the aggregate principal amount then outstanding of all other Debt Issued pursuant to this clause (2), will not exceed the sum of (x) 50% of the book value of the inventory of the Company and its consolidated Subsidiaries and (y) 80% of the book value of the accounts receivable of the Company and its consolidated Subsidiaries, in each case as determined in accordance with GAAP;

   (3) Debt (other than Debt described in clauses (1) and (2) above) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Company or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $150 million over (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit Issued under the Credit Agreement or any Refinancing thereof or any other credit agreement, indenture or other agreement pursuant to clause (1) above;

   (4) Debt of the Company Issued to and held by a Wholly Owned Recourse Subsidiary of the Company and Debt of a Subsidiary of the Company Issued to and held by the Company or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock that results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to the Company or a Wholly Owned Recourse Subsidiary) will be deemed, in each case, to constitute the Issuance of such Debt by the Company or of such Debt by such Subsidiary;

   (5) the Senior Notes, the Senior Subordinated Notes and Debt Issued to Refinance any Debt permitted by this clause (5); provided, however, that, in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof; provided further, however, that any Debt Issued pursuant to this clause (5) to Refinance the Senior Subordinated Notes, or any Refinancing thereof shall be subordinated to the Senior Notes to at least the same extent as the Senior Subordinated Notes are subordinated to the Senior Notes;

   (6) Debt (other than Debt described in clause (1), (2), (3), (4) or (5) above or (11) below) of the Company or any of its Subsidiaries outstanding or committed on the Issue Date and Debt Issued to Refinance any Debt permitted by this clause (6), or by paragraph (a) above; provided, however, that in the case of a Refinancing, the principal amount of the Debt so Issued will not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

   (7) Debt Issued and arising out of purchase money obligations for property acquired in an amount not to exceed, for the period through June 30, 1998, $15 million, plus for each period of twelve consecutive months ending on June 30 thereafter, $15 million; provided, however, that any such amounts which are available to be utilized during any such twelve month period and are not so utilized may be utilized during any succeeding period;

   (8) Debt of a Subsidiary of the Company Issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company);

   (9) Debt Issued to Refinance Debt referred to in the foregoing clause (8) or this clause (9); provided, however, that the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

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   (10) Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed for the purposes of this covenant to constitute the Issuance of such Debt by the issuer thereof;

   (11) Permitted Affiliate Debt; and

   (12) Debt (other than Debt described in clauses (1) through (11) above and paragraph (a) above) in an aggregate principal amount outstanding at any time not to exceed $150 million.

   (c) To the extent the Company or any Subsidiary of the Company guarantees any Debt of the Company or of a Subsidiary of the Company, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the Debt will be deemed to be outstanding. If the Company or a Subsidiary of the Company guarantees any Debt of a Person that, subsequent to the Issuance of such guarantee, becomes a Subsidiary, such guarantee and the Debt so guaranteed will be deemed to be the same indebtedness, which will be deemed to have been Issued when the guarantee was Issued and will be deemed to be permitted to the extent the guarantee was permitted when Issued.

   Limitation on Liens. The Company shall not, and shall not permit any Subsidiary of the Company to, create or suffer to exist any Lien upon any of its property or assets (including Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it, securing any obligation unless contemporaneously therewith effective provision is made to secure the Senior Notes equally and ratably with such obligation with a Lien on the same assets securing such obligation for so long as such obligation is secured by such Lien. The preceding sentence shall not require the Company or any Subsidiary of the Company to equally and ratably secure the Senior Notes if the Lien consists of the following:

   (1) Liens existing as of the Issue Date;

   (2) any Lien arising by reason of (i) any judgment, decree or order of any court or arbitrator, so long as such judgment, decree or order is being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (ii) taxes not delinquent or which are being contested in good faith, for which adequate reserves (as determined by the Company) have been established, (iii) security for payment of workers' compensation or other insurance, (iv) security for the performance of tenders, contracts (other than contracts for the payment of borrowed money) or leases in the ordinary course of business, (v) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds entered into in the ordinary course of business, (vi) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees, suppliers or similar Persons, incurred in the ordinary course of business for sums which are not delinquent for a period of more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (vii) security for surety, appeal, reclamation, performance or other similar bonds and (viii) security for Hedging Obligations;

   (3) Liens to secure the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, assets (including Capital Stock) or property or business acquired or constructed after the Issue Date; provided, however, that (i) the Debt secured by such Liens shall have otherwise been permitted to be Issued under the Senior Notes Indenture and
(ii) such Liens shall not encumber any other assets or property of the Company or any of its Subsidiaries and shall attach to such assets or property within 180 days of the completion of construction or acquisition of such assets or property;

   (4) Liens on the assets or property of a Subsidiary of the Company existing at the time such Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary of the Company; provided, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its Subsidiaries;

   (5) Liens (i) on any assets of the Company or any Subsidiary of the Company securing obligations in respect of any Debt permitted by clause (1) or (12) of the second paragraph of "--Limitation on Debt" above, (ii) on any assets of the Company or any Subsidiary of the Company securing obligations in respect

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of any Debt permitted by clause (6) of the second paragraph of "--Limitation on Debt" above which is Issued to Refinance the 9 1/2% Senior Notes or any Refinancing thereof, and (iii) on the inventory or receivables of the Company or any Subsidiary of the Company securing obligations in respect of any Debt permitted by clause (2) of the second paragraph of "--Limitation on Debt" above;

   (6) leases and subleases of real property by the Company and its Subsidiaries (in any such case, as lessor) which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties;

   (7) Liens securing Debt which is Issued to Refinance Debt which has been secured by a Lien permitted under the Senior Notes Indenture and is permitted to be Refinanced under the Senior Notes Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Debt so Refinanced, other than as otherwise permitted under "--Limitation on Liens."

   (8) easements, reservations, licenses, rights-of-way, zoning restrictions and covenants, conditions and restrictions and other similar encumbrances or title defects which, in the aggregate, do not materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

   (9)  Liens on assets of a Non-Recourse Subsidiary;

   (10) Liens on assets located outside the United States and Canada;

   (11) Liens in favor of the United States of America for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them;

   (12) other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of any of their assets not incurred in connection with Debt, including Liens arising in connection with reimbursement obligations not constituting Debt in favor of issuers of standby letters of credit for the account of the Company or a Subsidiary, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

   (13) Liens granted in the ordinary course of business of the Company or any of its Subsidiaries in favor of issuers of documentary or trade letters of credit for the account of the Company or such Subsidiary or bankers' acceptances, which Liens secure the reimbursement obligations of the Company or such Subsidiary on account of such letters of credit or bankers' acceptances; provided, that each such Lien is limited to (i) the assets acquired or shipped with the support of such letter of credit or bankers' acceptances and (ii) any assets of the Company or such Subsidiary which are in the care, custody or control of such issuer in the ordinary course of business; and

   (14) Liens securing Debt which, together with all other Debt secured by Liens (excluding Debt secured by Liens permitted by clauses (1) through (13) above) at the time of determination does not exceed $25 million.

   Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Subsidiary of the Company, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary of the Company and, if a Subsidiary of the Company is not wholly owned, to its other equity holders to the extent they are not Affiliates of the Company), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the date of acquisition) or (iv) make

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any Investment in (A) an Affiliate of the Company other than a Subsidiary of the Company and other than an Affiliate of the Company which will become a Subsidiary of the Company as a result of any such Investment, or (B) a Non-Recourse Subsidiary (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted Payment (the amount of any such Restricted Payment, if other than in cash, as determined in good faith by the Board of Directors, the determination of which shall be evidenced by a resolution of the Board of Directors):

   (1) a Default shall have occurred and be continuing (or would result therefrom); or

   (2) the Company is not able to incur $1.00 of additional Debt in accordance with the provisions of paragraph (a) of "--Limitation on Debt"; or

   (3) the aggregate amount of such Restricted Payment and all other Restricted Payments after the Issue Date would exceed the sum of:

   (a) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from January 1, 1998, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

   (b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary for the benefit of their employees);

   (c) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to January 1, 1998; provided, however, that if such employee stock ownership plan incurs any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock;

   (d) the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange);

   (e) the aggregate net cash proceeds received by the Company subsequent to the Issue Date as capital contributions (which shall not be deemed to include any net cash proceeds received in connection with (i) the issuance of any Permitted Affiliate Debt, (ii) the Initial Cash Payment and (iii) any contribution designated at the time it is made as a restricted contribution (a "Restricted Contribution");

   (f) to the extent that an Investment made by the Company or a Subsidiary subsequent to the Issue Date has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash repayments to the Company or a Subsidiary of such Investment to the extent not included in Consolidated Net Income of the Company; and

   (g) $26 million.

   Notwithstanding the foregoing, the Company may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in this paragraph (a) or paragraph (b) below; provided, however, that the making of such Restricted Payment shall be conditional upon the occurrence of such event.

   (b) Paragraph (a) shall not prohibit the following:

   (i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the

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proceeds of the substantially concurrent Issue or sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) or of a cash capital contribution to the Company; provided, however, that (A) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of paragraph (a) above;

   (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

   (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations from Net Available Cash to the extent permitted by "--Limitation on Sales of Assets and Subsidiary Stock" below, provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation in the amount of Restricted Payments;

   (iv) dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend or other Restricted Payment would have complied with paragraph (a); provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

   (v) dividends in an aggregate amount per annum not to exceed 6% of the aggregate Net Cash Proceeds received by the Company in connection with all Public Equity Offerings occurring after February 15, 1993; provided, however, that such amount shall be included in the calculation of the amount of Restricted Payments;

   (vi) so long as no Default has occurred and is continuing or would result from such transaction, (x) amounts paid or property transferred pursuant to the Permitted Transactions and (y) dividends or distributions, redemptions of Capital Stock and other Restricted Payments in an aggregate amount not to exceed the sum of the Initial Cash Payment and all Restricted Contributions, provided, however, that in the case of clause (y), such dividends, distributions, redemptions of Capital Stock and other Restricted Payments are not prohibited by the Credit Agreement or any Refinancing thereof (whether pursuant to its terms or as a result of waiver, amendment, termination or otherwise); provided further, however, that such amounts paid, property transferred, dividends, distributions, redemptions and Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

   (vii) so long as no Default has occurred and is continuing or would result from such transaction, Restricted Payments in an aggregate amount not to exceed the sum of (x) $25 million and (y) $5 million per annum (net of any applicable cash exercise price actually received by the Company) made from time to time to finance the purchase by the Company or Parent of its common stock (for not more than fair market value) in connection with the delivery of such common stock to grantees under any stock option plan of the Company or Parent upon the exercise by such grantees of stock options or stock appreciation rights settled with common stock or upon the grant of shares of restricted common stock pursuant thereto; provided, however, that (A) amounts available pursuant to this clause (vii) to be utilized for Restricted Payments during any such year may be carried forward and utilized in any succeeding year and (B) no Restricted Payments shall be permitted pursuant to this clause unless, at the time of such purchase, the issuance by the Company or Parent of new shares of common stock to such optionee would cause more than 19.9% of the total voting power or more than 19.9% of the total value of the stock of the Company or Parent to be held by Persons other than members of the Mafco Consolidated Group (the term "stock" for purposes of this clause shall have the same meaning as such term had for purposes of Section 1504 of the Code); provided further, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

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   (viii) any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments;

   (ix) any purchase of Senior Subordinated Notes pursuant to the "--Change of Control" provisions thereof and any purchase of any other Subordinated Obligations pursuant to an option given to a holder of such Subordinated Obligation pursuant to a "Change of Control" covenant which is no more favorable to the holders of such Subordinated Obligations than the provisions of the Senior Notes Indenture relating to a Change of Control are to holders as determined in good faith by the Board of Directors of the Company, the determination of which shall be evidenced by a resolution adopted by such Board of Directors; provided, however, that no such purchase shall be permitted prior to the time when the Company shall have purchased all Senior Notes tendered for purchase by holders electing to have their Senior Notes purchased pursuant to the provisions of "--Change of Control"; provided further, however, that such purchases shall be excluded from the calculation of Restricted Payments;

   (x) so long as no Default shall have occurred and be continuing, amounts paid to Parent to the extent necessary to enable Parent to pay actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting, but non-operating, company; provided, however, that such amounts paid shall be excluded in the calculation of the amount of Restricted Payments; or

   (xi) any loan to a Permitted Affiliate entered into in the ordinary course of business; provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company.

   Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to
(i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except:

   (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

   (2) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Debt Issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

   (3) any encumbrance or restriction pursuant to an agreement effecting an Issuance of Bank Debt or a Refinancing of any other Debt Issued pursuant to an agreement referred to in clause (1) or (2) above or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) above or this clause (3); provided, however, that any such encumbrance or restriction with respect to any Subsidiary is no less favorable to the holders of Senior Notes than the least favorable of the encumbrances and restrictions with respect to such Subsidiary contained in the agreements referred to in clause (1) or (2) above, as determined in good faith by the Board of Directors of the Company, the determination of which shall be evidenced by a resolution of such Board of Directors;

   (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

   (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Subsidiary (other than security agreements securing Debt of a Subsidiary Issued in connection with any agreement referred to in clause (1), (2) or (3) above) and restrictions contained in agreements relating to a disposition of property of a Subsidiary, to the extent such restrictions restrict the transfer of the property subject to such agreements;

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   (6) any encumbrance or restriction binding on a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has Issued Debt consisting of working capital borrowings; and

   (7) any encumbrance or restriction relating to a Non-Recourse Subsidiary.

   Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to, make any Asset Disposition unless:

   (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Company (including as to the value of all non-cash consideration), of the Capital Stock and assets subject to such Asset Disposition;

   (ii) at least 75% of the consideration consists of cash, cash equivalents, readily marketable securities which the Company intends, in good faith, to liquidate promptly after such Asset Disposition or the assumption of liabilities (including, in the case of the sale of the Capital Stock of a Subsidiary of the Company, liabilities of the Company or such Subsidiary); and

   (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be):

   (A) first, to the extent the Company is required by the terms of any Pari Passu Debt or Debt of a Subsidiary of the Company, to prepay, repay or purchase Pari Passu Debt or Debt of a Wholly Owned Recourse Subsidiary or additionally, in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) in accordance with the terms of such Debt;

   (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election, to either (1) the optional prepayment, repayment or repurchase of Pari Passu Debt or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) which the Company is not required by the terms thereof to prepay, repay or repurchase (whether or not the related loan commitment is permanently reduced in connection therewith), or (2) the investment by the Company or any Wholly Owned Recourse Subsidiary (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the investment by such Subsidiary) in assets to replace the assets that were the subject of such Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Company and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the businesses of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto, in all cases, within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; and

   (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Senior Notes and other Pari Passu Debt designated by the Company pursuant to and subject to the conditions of paragraph (b) below;

provided, however, that in connection with an offer pursuant to clause (C) above, if the principal amount and premium of such Senior Notes and such Pari Passu Debt, together with accrued and unpaid interest tendered for acceptance pursuant to such offer exceeds the balance of Net Available Cash, then the Company will accept for purchase the Senior Notes and such Pari Passu Debt of each such tendering holder on a pro rata basis in accordance with the principal amount so tendered.

   Notwithstanding the foregoing provisions of this paragraph (a), the Company and the Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph (a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in

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accordance with this paragraph (a) exceed $10,000,000. Pending application of
Net Available Cash pursuant to this paragraph (a), such Net Available Cash shall be (i) invested in Temporary Cash Investments or (ii) used to make an optional prepayment under any revolving credit facility constituting Pari Passu Debt or Debt of a Wholly Owned Recourse Subsidiary (or, additionally in the case of a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary), whether or not the related loan commitment is permanently reduced in connection therewith.

   (b) In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to paragraph (a)(iii)(C), the Company will be required to purchase Senior Notes and Pari Passu Debt designated by the Company tendered pursuant to an offer by the Company for the Senior Notes and such Pari Passu Debt (the "Offer") at a purchase price of 100% of the principal amount without premium, plus accrued interest to the Purchase Date (or in respect of other Pari Passu Debt such lesser price, if any, as may be provided for by the terms of such Pari Passu Debt) in accordance with the procedures (including prorationing in the event of oversubscription) set forth in paragraph (c) below, provided that the procedures for making an offer to holders of other Pari Passu Debt will be as provided for by the terms of such Pari Passu Debt. If (x) the aggregate purchase price of Senior Notes and other Pari Passu Debt tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Notes and Pari Passu Debt, (y) the Company shall not be obligated to make an offer pursuant to the last sentence of this paragraph, or (z) the Company shall be unable to purchase Senior Notes from holders thereof in an Offer because of the provisions of applicable law or of the Company's or its Subsidiaries' loan agreements, indentures or other contracts governing Debt or Debt of Subsidiaries (in which case the Company need not make an Offer) the Company shall apply the remaining Net Available Cash to (i) invest in assets to replace the assets that were the subject of the Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Company and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto or (ii) in the case of clause (x) or
(y) above, prepay, repay or repurchase Debt of the Company or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary which the Company or such Wholly Owned Recourse Subsidiary or Subsidiary is not required by the terms thereof to prepay, repay, repurchase or redeem (in each case other than Debt owed to the Company or an Affiliate of the Company), whether or not the related loan commitment is permanently reduced in connection therewith. The Company shall not be required to make an Offer for Senior Notes and Pari Passu Debt pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A) and clause (B) of paragraph
(a)(iii) above) are less than $10,000,000 for any particular Asset Disposition (which lesser amounts shall not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

   (c) (1) Promptly, and in any event within five days after the last date by which the Company must have applied Net Available Cash pursuant to paragraph
(a)(iii)(B) above, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Senior Notes purchased by the Company either in whole or in part (subject to prorationing as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain information concerning the business of the Company which the Company in good faith believes will enable such holders to make an informed decision (which at a minimum will include (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing Asset Dispositions otherwise described in the offering materials (or corresponding successor reports), and (ii) if material, appropriate pro forma financial information) and all instructions and materials necessary to tender Senior Notes pursuant to the Offer, together with the information contained in clause (2) below.

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   (2) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Offer (the "Offer Amount"), (ii) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (iii) the compliance of such allocation with the provisions of paragraph (a) above. On such date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in immediately available funds an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. The amount so deposited, at the option of, and pursuant to the specific written direction of, the Company, may be invested in Temporary Cash Investments the maturity date of which is not later than the Purchase Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee for cancellation the Senior Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Senior Notes and Pari Passu Debt delivered by the Company to the Trustee is less than the Offer Amount, the Trustee shall deliver the excess to the Company promptly after the expiration of the Offer Period.

   (3) Holders electing to have a Senior Note purchased will be required to surrender the Senior Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least ten Business Days prior to the Purchase Date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the Purchase Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Senior Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Senior Notes surrendered by holders exceeds the Offer Amount, the Company shall select the Senior Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Senior Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Senior Notes are purchased only in part will be Issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

   (4) At the time the Company delivers Senior Notes to the Trustee which are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Senior Notes are to be accepted by the Company pursuant to and in accordance with the terms of this covenant. A Senior Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering holder.

   (d) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

   Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Subsidiaries (other than a Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or with an Affiliate of any such owner unless

   (i) the terms of such business, transaction or series of transactions are
(A) set forth in writing and (B) at least as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third Person and

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
   (ii) to the extent that such business, transaction or series of transactions (other than Debt Issued by the Company which is permitted under "--Limitation on Debt") is known by the Board of Directors of the Company or of such Subsidiary to involve an Affiliate of the Company or a legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or an Affiliate of such owner, then

   (A) with respect to a transaction or series of related transactions, other than any purchase or sale of inventory in the ordinary course of business (an "Inventory Transaction"), involving aggregate payments or other consideration in excess of $5.0 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions and

   (B) with respect to a transaction or series of related transactions, other than any Inventory Transaction, involving aggregate payments or other consideration in excess of $20.0 million (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Company or such Subsidiary, as the case may be.

   (b) The provisions of paragraph (a) shall not prohibit:

   (i) any Restricted Payment permitted to be paid pursuant to "--Limitation on Restricted Payments";

   (ii) any transaction between the Company and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

   (iii) any transaction between Subsidiaries of the Company; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

   (iv) any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan;

   (v) any transaction with an officer or director of the Company, of Parent or of any Subsidiary of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such officer holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company;

   (vi) any business or transaction with an Unrestricted Affiliate;

   (vii) any transaction which is a Permitted Transaction;

   (viii) any transaction pursuant to which Mafco Holdings will provide the Company and its Subsidiaries at their request and at the cost to Mafco Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services; and

   Commission Reports. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file or cause to be filed with the Commission and provide the Trustee and holders of the Senior Notes with the information,

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documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) with respect to the Company specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section 314(a).

Successor Company

   (a) The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (if not the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Notes Indenture and the Senior Notes; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to incur at least $1.00 of Debt pursuant to paragraph (a) of the "--Limitation on Debt" covenant; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee Person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Notes Indenture; provided that, nothing in this paragraph shall prohibit a Wholly Owned Recourse Subsidiary from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Company.

   (b) The resulting, surviving or transferee Person will be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Company under the Senior Notes Indenture and thereafter, except in the case of a lease, the predecessor Company will be discharged from all obligations and covenants under the Senior Notes Indenture and the Senior Notes.

Defaults

   An Event of Default is defined in the Senior Notes Indenture as (i) a default in the payment of interest on the Senior Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Senior Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations described under "--Successor Company" or "--Senior Notes Assumption" above, (iv) the failure by the Company or the Company to comply for 30 days after notice with any of the covenants described under "--Limitation on Debt," "--Limitation on Liens," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Subsidiaries," "--Limitations on Sales of Assets and Subsidiary Stock," "--Limitation on Transactions with Affiliates," "--Limitation on Other Business Operations," "--Change of Control" (other than a failure to purchase Senior Notes) or "--Commission Reports," (v) the failure by the Company to comply for 60 days after notice with the other agreements applicable to it contained in the Senior Notes Indenture or the Senior Notes (other than those referred to in clauses (i), (ii), (iii) and (iv) of this paragraph), (vi) Debt of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after notice as specified in the last sentence of this paragraph (the "cross acceleration provision"),
(vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $25 million or its foreign currency equivalent is entered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or
(B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in

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the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision"). However, a default under clauses (iv), (v), (vi) and (viii) (B) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Senior Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

   If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Senior Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Senior Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

   Subject to the provisions of the Senior Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Notes Indenture at the request or direction of any of the holders of the Senior Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense which might be incurred in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest when due, no holder of a Senior Note may pursue any remedy with respect to the Senior Notes Indenture or the Senior Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing,
(ii) holders of at least 25% in principal amount of the outstanding Senior Notes have requested the Trustee to in writing pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Notes Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Senior Note or that would involve the Trustee in personal liability.

   The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Senior Notes notice of the Default within 90 days after it occurs and, if the Escrowed Securities have not yet been released, shall mail to the Escrow Agent notice of the Default within one Business Day after the Trustee has knowledge of such Default. Except in the case of a Default in the payment of principal of or interest on any Senior Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the Senior Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendment

   Subject to certain exceptions, the Senior Notes Indenture may be amended with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each holder of an outstanding Senior Note affected, no amendment may, among other things, (i) reduce the principal

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amount of Senior Notes whose holders must consent to an amendment, (ii)
reduce the rate of or extend the time for payment of interest on any Senior Note, (iii) reduce the principal of or extend the Stated Maturity of any Senior Note, (iv) reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under "--Optional Redemption" above, (v) make any Senior Note payable in money other than that stated in the Senior Note, (vi) make any change to the provision which protects the right of any holder of the Senior Notes to receive payment of principal of and interest on such holder's Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Senior Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

   Without the consent of or notice to any holder of the Senior Notes, the Company and the Trustee may amend the Senior Notes Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Senior Notes Indenture if in compliance with the provisions described under "--Successor Company" above, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Senior Notes, to secure the Senior Notes, to add to the covenants of the Company for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon the Company, to provide for issuance of the Senior Exchange Notes under the Senior Notes Indenture (including to provide for treatment of the Senior Exchange Notes and the Senior Notes as a single class of securities) in connection with the Exchange Offer, or to comply with any requirement of the Commission in connection with the qualification of the Senior Notes Indenture under the TIA or to otherwise comply with the TIA, or to make any change that does not adversely affect the rights of any holder of the Senior Notes.

   The consent of the holders of the Senior Notes is not necessary under the Senior Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Senior Notes Indenture becomes effective, the Company is required to mail to holders of the Senior Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Senior Notes, or any defect therein, will not impair or affect the validity of the amendment.

   A consent to any amendment or waiver under the Senior Notes Indenture by any holder of Senior Notes given in connection with a tender of such holder's Senior Notes will not be rendered invalid by such tender.

Transfer

   The Senior Notes will be issued in registered form and will be transferable only upon the surrender of the Senior Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "Book Entry; Delivery and Form."

Defeasance

   The Company at any time may terminate all its obligations under the Senior Notes and the Senior Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes. The Company at any time may terminate certain of its obligations under the covenants described under "--Certain Covenants", "--Defaults" and "--Change of Control" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, or the judgment default provision and the 30 day covenant compliance provision, described

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under "--Defaults" above and the limitations contained in clause (ii), (iii)
and (iv) described under paragraph (a) of "--Successor Company" ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause
(iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above, or because of the failure of the Company to comply with clause (ii), (iii) or (iv) described under paragraph (a) of "--Successor Company" above.

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Senior Notes will mature or be redeemed within 60 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

   U.S. Bank Trust National Association (formerly known as First Trust National Association) is to be the Trustee under the Senior Notes Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Notes.

Governing Law

   The Senior Notes Indenture provides that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   The following are certain definitions used in the Senior Notes Indenture and applicable to the description of the Senior Notes Indenture and the Senior Notes set forth herein.

   "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares and other than Capital Stock of a Non-Recourse Subsidiary), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary) (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary of the Company to the Company or by the Company or a Subsidiary of the Company to a Wholly Owned Recourse Subsidiary, (ii) a disposition of property or assets by the Company or its Subsidiaries at fair market value in the ordinary course of business, (iii) a disposition by the Company or its Subsidiaries of obsolete assets in the ordinary course of business, (iv) a disposition subject to or permitted by the provisions described

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in "--Limitation on Restricted Payments" above, (v) an issuance of employee stock options and (vi) a disposition by the Company or its Subsidiaries in which the Company or its Subsidiaries receive as consideration Capital Stock of (or similar interests in) a Person engaged in, or assets that will be used in, the businesses of the Company and its Wholly Owned Recourse Subsidiaries, or additionally, in the case of a disposition by a Subsidiary of the Company that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary, existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Company.

   "Bank Debt" means any and all amounts payable by the Company or any of its Subsidiaries under or in respect of the Credit Agreement or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit the Company or any of its Subsidiaries to Issue any Debt that is not permitted pursuant to "--Limitation on Debt" above.

   "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Company" means Revlon Consumer Products Corporation, a Delaware corporation, and its successors.

   "Consolidated EBITDA Coverage Ratio" means, for any period, the ratio of
(i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that (1) if the Company or any Subsidiary of the Company has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Subsidiary of the Company shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary of the Company Refinanced or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale) and (3) if since the beginning of such period

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the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

   "Consolidated Interest Expense" means, for any period, the sum of (a) the interest expense, net of any interest income, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) held by Persons other than the Company or a Wholly Owned Recourse Subsidiary, plus
(c) the cash contributions to an employee stock ownership plan of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest.

   "Consolidated Net Income" means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains or losses; (ii) the portion of net income (or loss) of such Person and its consolidated Subsidiaries attributable to minority interests in unconsolidated Persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such Person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such Person, to the limitations contained in clause (v) below) and, in the case of net loss, such Person or any Subsidiary of such Person has actually contributed, lent or transferred cash to such unconsolidated Person; (iii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a "pooling of interests" basis; (iv) net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business; (v) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (vi) any net income or loss of any Non-Recourse Subsidiary, except that such Person's equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such Person as a dividend or other distribution; and (vii) the cumulative effect of a change in accounting principles; provided, however, that in using Consolidated Net Income for purposes of calculating the Consolidated EBITDA Coverage Ratio at any time, net income of a Subsidiary of the type described in clause (v) of this definition shall not be excluded.

   "Consolidated Net Worth" of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

   "Credit Agreement" means the Amended and Restated Credit Agreement dated as of May 30, 1997 by and among the Company, The Chase Manhattan Bank, N.A., Citibank, N.A. and Lehman Commercial Paper Inc., as agents, and the Banks named therein, as the same may be amended or restated from time to time.


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   "Debt" of any Person means, without duplication,

     (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (ii) all Capital Lease Obligations of such Person;

     (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

     (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     (v) the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Company, any Preferred Stock and, in the case of any other Person, any Redeemable Stock (but excluding in each case any accrued dividends);

     (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and

     (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Depository" means, with respect to the Senior Notes issuable or issued in whole or in part in global form, The Depository Trust Company, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Senior Notes Indenture and, thereafter, "Depository" shall mean or include such successor.

   "EBITDA" means, for any period, the Consolidated Net Income of the Company for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period) and (vi) foreign currency gains or losses.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchangeable Stock" means any Capital Stock of a Person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock).

   "Foreign Subsidiary" means any Subsidiary of the Company which (i) is organized under the laws of any jurisdiction outside of the United States,
(ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands,
(iii) has substantially all its operations outside of the United States, or
(iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands.

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   "GAAP" means generally accepted accounting principles in the United
States, as in effect from time to time, except that for purposes of calculating the Consolidated EBITDA Coverage Ratio, it shall mean generally accepted accounting principles in the United States as in effect on the Issue Date.

   "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

   "holder" or "Securityholder" means the Person in whose name a Senior Note is registered on the Registrar's books.

   "Initial Cash Payment" means the $100 million received by the Company prior to the Issuance of the 10 1/2% Senior Subordinated Notes.

   "Investment" in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term "Invest" used as verb has a corresponding meaning. For purposes of the definitions of "Non-Recourse Subsidiary" and "Restricted Payment" and for purposes of "--Limitation on Restricted Payments" above, (i) "Investment" shall include a designation after the Issue Date of a Subsidiary of the Company as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company, and if such property so transferred (including in a series of related transactions) has a fair market value, as so determined by the Board of Directors, in excess of $10,000,000, such determination shall be confirmed by an independent appraiser.

   "Issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person. The term "Issuance" or "Issued" has a corresponding meaning.

   "Issue Date" means the date of original issue of the Senior Notes.

   "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in the state where the principal office of the Trustee is located.

   "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

   "Mafco Holdings" means Mafco Holdings Inc., a Delaware corporation, and its successors.

   "Mafco Consolidated Group" means the "Affiliated Group" (within the meaning of Section 1504(a)(1) of the Code) of which Mafco Holdings is the common parent.

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   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from or in connection with such Asset Disposition and (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; provided, however, that in connection with an Asset Disposition to a Subsidiary of the Company (other than a Wholly Owned Recourse Subsidiary), Net Available Cash will be deemed to be a percentage of Net Available Cash (as calculated above) equal to (A) 100% minus (B) the Company's percentage ownership in such Subsidiary.

   "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

   "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

   "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

   "Non-Recourse Subsidiary" means a Subsidiary of the Company (i) which has been designated as such by the Company, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as the Company and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

   "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.

   "Officers' Certificate" means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary of the Company, and delivered to the Trustee. One of the Officers signing an Officers' Certificate given pursuant to the last paragraph under "--Defaults" above shall be the principal executive, financial or accounting officer of the Company.

   "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company (or to Parent or one of its Subsidiaries or the Trustee).

   "Parent" means Revlon, Inc., a Delaware corporation, and any other Person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Company.

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   "Pari Passu Debt" means the following obligations, whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing actually or contingent:

     (i) all obligations consisting of the Bank Debt, the Senior Notes, the 9 3/8% Senior Notes and the 9 1/2% Senior Notes;

     (ii) all obligations consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), and all fees, expenses and other amounts in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable;

     (iii) all Capital Lease Obligations of the Company;

     (iv) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or (C) Issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement;

     (v) all obligations of other Persons of the type referred to in clauses
    (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in either case, the Company is responsible or liable as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and

     (vi) all obligations consisting of Refinancings of any obligation described in clauses (i), (ii), (iii), (iv) or (v);

unless, in the case of any particular obligation, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Senior Notes. However, Pari Passu Debt will not include (1) any obligation of the Company to any Subsidiary or any Permitted Affiliate Debt, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company (including the Senior Subordinated Notes) that is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of the Company or (5) that portion of any Debt which at the time of Issuance is issued in violation of the Senior Notes Indenture; provided, however, that in the case of this clause (5), (A) any Debt Issued to any person who had no actual knowledge that the Issuance of such Debt was not permitted under the Senior Notes Indenture and who received on the date of Issuance thereof a certificate from an officer of the Company to the effect that the Issuance of such Debt would not violate the Senior Notes Indenture shall constitute Pari Passu Debt and (B) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business shall constitute Pari Passu Debt provided that such Debt would normally be extinguished within three Business Days of Issuance.

   "Permitted Affiliate" means any individual that is a director or officer of the Company, of Parent, of a Subsidiary of the Company or of an Unrestricted Affiliate; provided, however, that such individual is not also a director or officer of Mafco Holdings or any Person that controls Mafco Holdings.

   "Permitted Affiliate Debt" means (i) Debt Issued to an Affiliate of the Company representing amounts owing by the Company pursuant to the Tax Sharing Agreement and (ii) Debt Issued to an Affiliate of the Company to the extent of cash actually received by the Company, which cash either is required to be advanced or contributed to the Company pursuant to the terms of the Credit Agreement or any Refinancing thereof or, if not advanced or contributed to the Company, would lead to a default under the Credit Agreement or any Refinancing thereof.

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   "Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

   "Permitted Transactions" means (i) any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company or any legal or beneficial owner of 10% or more of the voting power of Voting Stock of the Company or an Affiliate of any such owner, on the other hand, existing on, or pursuant to an agreement in effect on, the Issue Date and disclosed on a schedule to the Senior Notes Indenture and any amendments thereto which do not adversely affect the rights of the Holders and (ii) any Tax Sharing Agreement.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "principal" of a Senior Note as of any date means the principal of the Senior Note as of such date.

   "Public Equity Offering" means an underwritten public offering of equity securities of the Company or Revlon, Inc. pursuant to an effective registration statement under the Securities Act.

   "Put Amount" as of any date means, with respect to each $1,000 principal amount of Senior Notes, 101% of the outstanding principal amount thereof as of the date of repurchase.

   "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Senior Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Senior Notes.

   "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Costs" means, with respect to any Debt being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing.

   "Registration Agreement" means the Registration Agreement dated January 28, 1998 among Revlon Escrow, the Company and the Initial Purchasers.

   "Registered Exchange Offer" has the meaning ascribed thereto in the Registration Agreement.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Shelf Registration Statement" has the meaning ascribed thereto in the Registration Agreement.

   "Significant Subsidiary" means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a

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consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). "Defaulting Subsidiary" means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clauses (vi), (vii) or (viii) in "--Defaults" above has occurred and is continuing.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

   "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter Issued) which is subordinate or junior in right of payment to the Senior Notes.

   "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

   "Tax Sharing Agreement" means (i) that certain agreement dated June 24, 1992, as amended, among the Company, certain of its Subsidiaries, Revlon Holdings, Inc., Revlon, Inc. and Mafco Holdings, and (ii) any other tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which Mafco Holdings is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period).

   "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company (including the Trustee) which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million and whose debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by any registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a nationally recognized broker-dealer, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Corporation, (v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause
(ii) above and (vi) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

   "Trustee" means the party named in the Senior Notes Indenture until a successor replaces it and, thereafter, means the successor.

   "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

   "Unrestricted Affiliate" means a Person (other than a Subsidiary of the Company) controlled (as defined in the definition of an "Affiliate") by the Company, in which no Affiliate of the Company (other than (x) a Wholly Owned Recourse Subsidiary of the Company, (y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Wholly Owned Recourse Subsidiary" means a Subsidiary of the Company (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

THE SENIOR SUBORDINATED NOTES

   The New Senior Subordinated Notes will be issued under the Senior Subordinated Notes Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National Association (formerly known as First Trust National Association), as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto among the Company, Revlon Escrow and the Trustee dated as of March 4, 1998, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. The
Company assumed the obligations of Revlon Escrow under the Senior Subordinated Notes Indenture pursuant to such supplemental indenture on March 4, 1998.
The following summary, which describes certain provisions of the Senior Subordinated Notes Indenture and the Senior Subordinated Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as in effect on the date of the original issue of the Senior Subordinated Notes (the "TIA"), and all the provisions of the Senior Subordinated Notes Indenture and the Senior Subordinated Notes, including the definitions therein of terms not defined in this Prospectus. Certain terms used herein are defined below under "--Certain Definitions." The New Senior Subordinated Notes are identical in all material respects to the terms of the Old Senior Subordinated Notes, except for certain transfer restrictions and registration rights relating to the Old Senior Subordinated Notes and except that, if the Exchange Offer is not consummated by August 3, 1998, the interest rate on the Old Senior Subordinated Notes from and including such date until but excluding the date of consummation of the Exchange Offer will increase by 0.5%. See "--Registration Rights."

General

   The Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, unsecured obligations of the Company, and will mature on February 1, 2008. The Old Senior Subordinated Notes are, and the New Senior Subordinated Notes will be, subordinated in right of payment to all existing and future Senior Debt. The Trustee authenticated and delivered Old Senior Subordinated Notes for original issue in an aggregate principal amount of $650,000,000. The New Senior Subordinated Notes will be treated as a continuation of the Old Senior Subordinated Notes, which bear interest at a rate equal to 8 5/8% per annum payable from February 2, 1998 semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998, to the persons who are registered holders thereof at the close of business on the January 15 or July 15 next preceding such interest payment date. The rate per annum at which the Old Senior Subordinated Notes will bear interest may increase under certain circumstances described below under "--Registration Rights."

   All interest on the Senior Subordinated Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Trustee, but, at the option of the Company, interest may be paid by check mailed to the registered holders of the Senior Subordinated Notes at their registered addresses. The Senior Subordinated Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

   Any Old Senior Subordinated Notes that remain outstanding after the consummation of the Exchange Offer, together with the Senior Subordinated Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Senior Subordinated Notes Indenture.

Optional Redemption

   Except as set forth below, the Senior Subordinated Notes will not be redeemable at the option of the Company prior to February 1, 2003. On and after such date, the Senior Subordinated Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

   if redeemed during the 12-month period commencing February 1:

 PERIOD   REDEMPTION PRICE
--------  ----------------
2003           104.313%
2004           102.875
2005           101.438
2006           100.000%

   In addition, the Senior Subordinated Notes may be redeemed at the option of the Company in connection with the occurrence of a Change of Control at any time as a whole, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof, plus (ii) accrued and unpaid interest (if any) to the date of redemption, plus (iii) the Applicable Premium.

   Prior to February 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with, and to the extent the Company actually receives, the net proceeds of one or more Public Equity Offerings from time to time, at 108 5/8% of the principal amount thereof, plus in either case accrued interest to the date of redemption; provided, however, that at least $422.5 million aggregate principal amount of the Senior Subordinated Notes must remain outstanding after each such redemption.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Senior Subordinated Notes to be redeemed at his registered address. Senior Subordinated Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Senior Subordinated Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Senior Subordinated Notes (or such portions thereof) called for redemption.

   The following definitions are used to determine the Applicable Premium:

   "Applicable Premium" means, with respect to a Senior Subordinated Note at any time, the greater of (i) 1.0% of the then outstanding principal amount of such Senior Subordinated Note at such time and (ii) the excess of (A) the present value of the required interest and principal payments due on such Senior Subordinated Note, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Senior Subordinated Note at such time.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to Stated Maturity of the Senior Subordinated Notes; provided, however, that if the average life to Stated Maturity of the Senior Subordinated Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the average life to Stated Maturity of the Senior Subordinated Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Sinking Fund

   There will be no mandatory sinking fund payments for the Senior Subordinated Notes.

Subordination

   The payment of the principal, premium (if any) and interest on the Senior Subordinated Notes is subordinated in right of payment, as set forth in the Senior Subordinated Notes Indenture, to the payment when due of all Senior Debt of the Company. However, payment from the money or the proceeds of U.S.

Government Obligations held in any defeasance trust described under "--Defeasance" below is not subordinated to any Senior Debt or subject to the restrictions defined therein. As of December 31, 1997, after giving effect to the Refinancing Transactions, the aggregate principal amount of outstanding Senior Debt would have been approximately $902.6 million. Although the Senior Subordinated Notes Indenture contains limitations on the amount of additional Debt which the Company may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See "--Limitation on Debt." A substantial portion of the operations of the Company is conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such Subsidiaries (including holders of Bank
Debt), and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Senior Subordinated Notes, even though such obligations may not constitute Senior Debt. The domestic Subsidiaries of the Company have guaranteed the Company's obligations under the Credit Agreement. The Senior Subordinated Notes, therefore, will be effectively subordinated to the outstanding indebtedness and other liabilities of the Subsidiaries of the Company. As of December 31, 1997, after giving effect to the Refinancing Transactions, the outstanding indebtedness of the Company's Subsidiaries would have been approximately $235.6 million. Although the Subordinated Notes Indenture limits the incurrence of Debt and preferred stock of the Subsidiaries of the Company, such limitation is subject to a number of significant qualifications; moreover, the Senior Subordinated Notes Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Debt under the Senior Subordinated Notes Indenture. See "--Limitation on Debt."

   Only indebtedness of the Company that is Senior Debt will rank senior to the Senior Subordinated Notes in accordance with the provisions of the Senior Subordinated Notes Indenture. The Senior Subordinated Notes will in all respects rank pari passu with all future Senior Subordinated Debt of the Company. The Company has covenanted in the Senior Subordinated Notes Indenture that it will not issue, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Debt which is subordinate or junior in ranking in any respect to Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to the Senior Subordinated Notes. Unsecured Debt is not deemed to be subordinate or junior to secured Debt merely because it is unsecured.

   "Senior Debt" is defined to mean the following obligations, whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing actually or contingent: (i) all obligations consisting of the Bank Debt, the 9 1/2% Senior Notes, the 9 3/8% Senior Notes and the Senior Notes; (ii) all obligations consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), and all fees, expenses and other amounts in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (iii) all Capital Lease Obligations of the Company; (iv) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or (C) Issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement; (v) all obligations of other Persons of the type referred to in clauses (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in either case, the Company is responsible or liable as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and (vi) all obligations consisting of Refinancings of any obligation described in clauses (i), (ii), (iii), (iv) or (v); unless, in the case of any particular obligation, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Senior Subordinated Notes. However, Senior Debt will not include (1) any obligation of the Company to any Subsidiary or any Permitted Affiliate Debt, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company that is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of the Company, (5) that portion of any Debt which at the time of Issuance is issued in violation of the Senior Subordinated Notes Indenture; provided, however, that in the case of clause (5), (A) any Debt Issued to any person who had no actual knowledge that the Issuance of such Debt was not permitted under the Senior Subordinated Notes Indenture and who received on the date of Issuance thereof a certificate from an officer of the Company to the effect that the Issuance of such Debt would not violate the Senior Subordinated Notes Indenture shall constitute Senior Debt and (B) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business shall constitute Senior Debt provided that such Debt would normally be extinguished within three Business Days of Issuance or (6) any Senior Subordinated Notes.

   The Company may not pay principal of, or premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under "--Defeasance" below and may not repurchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if (i) any Senior Debt is not paid when due or (ii) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period, the Company may not pay the Senior Subordinated Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated
(i) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice, (ii) by repayment in full of such Designated Senior Debt or (iii) because the default specified in such Payment Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of "--Subordination"), unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may resume payments (including any missed payments) on the Senior Subordinated Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period. However, if any Payment Blockage Notice within such 360-day period is given by or on behalf of any holders of any Designated Senior Debt (other than the Bank Debt), the Representative of the Bank Debt may give another Payment Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period.

   Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Senior Subordinated Notes are entitled to receive any payment.

   Notwithstanding the foregoing, the subordination provisions will not have any effect on the right of the holders to accelerate the maturity of the Senior Subordinated Notes. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of the Designated Senior Debt or their Representatives of the acceleration.

   By reason of such subordination provision contained in the Senior Subordinated Notes Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors of the Company who are not holders of Senior Debt or of Senior Subordinated Debt (including the Senior Subordinated Notes) may recover less, ratably than holders of Senior Debt and may recover more, ratably, than the holders of Senior Subordinated Debt.

Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each holder of Senior Subordinated Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Subordinated Notes at a repurchase price equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase:

   (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

   (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; provided, that prior to the mailing of the notice to holders of Senior Subordinated Notes provided for in the following paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Debt or to offer to repay in full all Bank Debt and to repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the repurchase of the Senior Subordinated Notes as provided for below. The Company must first comply with the covenant in the preceding sentence before it will be required to purchase Senior Subordinated Notes in connection with a Change of Control.

   Within 45 days following any Change of Control, the Company will mail a notice to each holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's Senior Subordinated Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase;
(ii) the circumstances and relevant facts regarding such Change of Control;
(iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with this provision, that a holder must follow in order to have its Senior Subordinated Notes repurchased.

   Holders electing to have a Senior Subordinated Note repurchased will be required to surrender the Senior Subordinated Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least 10 Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Subordinated Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Senior Subordinated Note repurchased.

   On the repurchase date, all Senior Subordinated Notes repurchased by the Company shall be delivered to the Trustee for cancellation, and the Company shall pay the repurchase price plus accrued and unpaid interest to the holders entitled thereto. Upon surrender of a Senior Subordinated Note that is repurchased under this provision in part, the Company shall execute and the Trustee shall authenticate for the holder thereof (at the Company's expense) a new Senior Subordinated Note having a principal amount equal to the principal amount of the Senior Subordinated Note surrendered less the portion of the principal amount of the Senior Subordinated Note repurchased.

   The Company's ability to pay cash to holders of Senior Subordinated Notes upon a repurchase may be limited by the Company's then existing financial resources. The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Senior Subordinated Notes as a result of a Change of Control.

   The Credit Facilities contain, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Senior Subordinated Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, the Company's ability to pay cash to the holders of Senior Subordinated Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that the Company would be able to obtain financing to make such repurchases. The provisions relating to the Company's obligation to make an offer to repurchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Senior Subordinated Notes.

Certain Covenants

   Set forth below are certain covenants contained in the Senior Subordinated Notes Indenture:

   Limitation on Debt. (a) The Company shall not, and shall not permit any Subsidiary of the Company to, Issue, directly or indirectly, any Debt; provided, however, that the Company and its Subsidiaries shall be permitted to Issue Debt if, at the time of such Issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued exceeds the ratio of 2.0 to 1.0.

   (b) Notwithstanding the foregoing, the Company and its Subsidiaries may Issue the following Debt:

   (1) Debt Issued pursuant to the Credit Agreement, any Refinancing thereof, or any other credit agreement, indenture or other agreement, in an aggregate principal amount not to exceed $950 million outstanding at any one time;

   (2) Debt (other than Debt described in clause (1) above) Issued for working capital and general corporate purposes in an aggregate principal amount at the time of such Issue which, when taken together with the aggregate principal amount then outstanding of all other Debt Issued pursuant to this clause (2), will not exceed the sum of (x) 50% of the book value of the inventory of the Company and its consolidated Subsidiaries and (y) 80% of the book value of the accounts receivable of the Company and its consolidated Subsidiaries, in each case as determined in accordance with GAAP;

   (3) Debt (other than Debt described in clauses (1) and (2) above) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Company or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $150 million over (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit Issued under the Credit Agreement or any Refinancing thereof or any other credit agreement, indenture or other agreement pursuant to clause (1) above;

   (4) Debt of the Company Issued to and held by a Wholly Owned Recourse Subsidiary of the Company and Debt of a Subsidiary of the Company Issued to and held by the Company or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital

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Stock that results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to the Company or a Wholly Owned Recourse Subsidiary) will be deemed, in each case, to constitute the Issuance of such Debt by the Company or of such Debt by such Subsidiary;

   (5) the Senior Notes, the Senior Subordinated Notes and Debt Issued to Refinance any Debt permitted by this clause (5); provided, however, that, in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof; provided further, however, that any Debt Issued pursuant to this clause (5) to Refinance the Senior Subordinated Notes or any Refinancing thereof shall consist of Senior Subordinated Debt or Subordinated Obligations;

   (6) Debt (other than Debt described in clause (1), (2), (3), (4) or (5) above or (11) below) of the Company or any of its Subsidiaries outstanding or committed on the Issue Date and Debt Issued to Refinance any Debt permitted by this clause (6), or by paragraph (a) above; provided, however, that in the case of a Refinancing, the principal amount of the Debt so Issued will not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

   (7) Debt Issued and arising out of purchase money obligations for property acquired in an amount not to exceed, for the period through June 30, 1998, $15 million, plus for each period of twelve consecutive months ending on June 30 thereafter, $15 million; provided, however, that any such amounts which are available to be utilized during any such twelve month period and are not so utilized may be utilized during any succeeding period;

   (8) Debt of a Subsidiary of the Company Issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company);

   (9) Debt Issued to Refinance Debt referred to in the foregoing clause (8) or this clause (9); provided, however, that the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

   (10) Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed for the purposes of this covenant to constitute the Issuance of such Debt by the issuer thereof;

   (11) Permitted Affiliate Debt; and

   (12) Debt (other than Debt described in clauses (1) through (11) above and paragraph (a) above) in an aggregate principal amount outstanding at any time not to exceed $150 million.

   (c) To the extent the Company or any Subsidiary of the Company guarantees any Debt of the Company or of a Subsidiary of the Company, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of such Debt will be deemed to be outstanding. If the Company or a Subsidiary of the Company guarantees any Debt of a Person that, subsequent to the Issuance of such guarantee, becomes a Subsidiary, such guarantee and the Debt so guaranteed will be deemed to be the same indebtedness, which will be deemed to have been Issued when the guarantee was Issued and will be deemed to be permitted to the extent the guarantee was permitted when Issued.

   Limitation on Liens. The Company shall not, and shall not permit any Subsidiary of the Company to, create or suffer to exist any Lien upon any of its property or assets (including Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it, securing any Debt (other than Senior Debt or Debt of a Subsidiary of the Company) unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Notes equally and ratably with such Debt with a Lien on the same assets securing such Debt for so long as such Debt is secured by such Lien; provided, however, that if such Debt is a Subordinated Obligation, the Lien securing such Debt shall be subordinate and junior to the Lien securing the Senior Subordinated Notes with the same or lesser relative priority as such Subordinated Obligation shall have with respect to the Senior Subordinated Notes.

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   Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Subsidiary of the Company, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary of the Company and, if a Subsidiary of the Company is not wholly owned, to its other equity holders to the extent they are not Affiliates of the Company), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the date of acquisition) or (iv) make any Investment in (A) an Affiliate of the Company other than a Subsidiary of the Company and other than an Affiliate of the Company which will become a Subsidiary of the Company as a result of any such Investment, or (B) a Non-Recourse Subsidiary (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted Payment (the amount of any such Restricted Payment, if other than in cash, as determined in good faith by the Board of Directors, the determination of which shall be evidenced by a resolution of the Board of Directors):

   (1) a Default shall have occurred and be continuing (or would result therefrom); or

   (2) the Company is not able to incur $1.00 of additional Debt in accordance with the provisions of paragraph (a) of "--Limitation on Debt"; or

   (3) the aggregate amount of such Restricted Payment and all other Restricted Payments after the Issue Date would exceed the sum of:

   (a) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from January 1, 1998, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

   (b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary for the benefit of their employees);

   (c) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to January 1, 1998; provided, however, that if such employee stock ownership plan incurs any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock;

   (d) the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange);

   (e) the aggregate net cash proceeds received by the Company subsequent to the Issue Date as capital contributions (which shall not be deemed to include any net cash proceeds received in connection with (i) the issuance of any Permitted Affiliate Debt, (ii) the Initial Cash Payment and (iii) any contribution designated at the time it is made as a restricted contribution (a "Restricted Contribution");

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   (f) to the extent that an Investment made by the Company or a Subsidiary subsequent to the Issue Date has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash repayments to the Company or a Subsidiary of such Investment to the extent not included in Consolidated Net Income of the Company; and

   (g) $26 million.

   Notwithstanding the foregoing, the Company may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in this paragraph (a) or paragraph (b) below; provided, however, that the making of such Restricted Payment shall be conditional upon the occurrence of such event.

   (b) Paragraph (a) shall not prohibit the following:

   (i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent Issue or sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) or of a cash capital contribution to the Company; provided, however, that (A) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of paragraph (a) above;

   (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

   (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations from Net Available Cash to the extent permitted by "--Limitation on Sales of Assets and Subsidiary Stock" below, provided, however, that such purchase, repurchase, or redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation in the amount of Restricted Payments;

   (iv) dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend or other Restricted Payment would have complied with paragraph (a); provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

   (v) dividends in an aggregate amount per annum not to exceed 6% of the aggregate Net Cash Proceeds received by the Company in connection with all Public Equity Offerings occurring after February 15, 1993; provided, however, that such amount shall be included in the calculation of the amount of Restricted Payments;

   (vi) so long as no Default has occurred and is continuing or would result from such transaction, (x) amounts paid or property transferred pursuant to the Permitted Transactions and (y) dividends or distributions, redemptions of Capital Stock and other Restricted Payments in an aggregate amount not to exceed the sum of the Initial Cash Payment and all Restricted Contributions, provided, however, that in the case of clause (y), such dividends, distributions, redemptions of Capital Stock and other Restricted Payments are not prohibited by the Credit Agreement or any Refinancing thereof (whether pursuant to its terms or as a result of waiver, amendment, termination or otherwise); provided further, however, that such amounts paid, property transferred, dividends, distributions, redemptions and Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;


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   (vii) so long as no Default has occurred and is continuing or would result from such transaction, Restricted Payments in an aggregate amount not to exceed the sum of (x) $25 million and (y) $5 million per annum (net of any applicable cash exercise price actually received by the Company) made from time to time to finance the purchase by the Company or Parent of its common stock (for not more than fair market value) in connection with the delivery of such common stock to grantees under any stock option plan of the Company or Parent upon the exercise by such grantees of stock options or stock appreciation rights settled with common stock or upon the grant of shares of restricted common stock pursuant thereto; provided, however, that (A) amounts available pursuant to this clause (vii) to be utilized for Restricted
Payments during any such year may be carried forward and utilized in any succeeding year and (B) no Restricted Payments shall be permitted pursuant to this clause unless, at the time of such purchase, the issuance by the Company or Parent of new shares of common stock to such optionee would cause more than 19.9% of the total voting power or more than 19.9% of the total value of the stock of the Company or Parent to be held by Persons other than members of the Mafco Consolidated Group (the term "stock" for purposes of this clause shall have the same meaning as such term had for purposes of Section 1504 of the Code); provided further, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

   (viii) any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments;

   (ix) so long as no Default shall have occurred and be continuing, amounts paid to Parent to the extent necessary to enable Parent to pay actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting, but non-operating, company; provided, however, that such amounts paid shall be excluded in the calculation of the amount of Restricted Payments; or

   (x) any loan to a Permitted Affiliate entered into in the ordinary course of business; provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company.

   Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to
(i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except:

   (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

   (2) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Debt Issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

   (3) any encumbrance or restriction pursuant to an agreement effecting an Issuance of Bank Debt or a Refinancing of any other Debt Issued pursuant to an agreement referred to in clause (1) or (2) above or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) above or this clause (3); provided, however, that any such encumbrance or restriction with respect to any Subsidiary is no less favorable to the holders of Senior Subordinated Notes than the least favorable of the encumbrances and restrictions with respect to such Subsidiary contained in the agreements referred to in clause (1) or (2) above, as determined in good faith by the Board of Directors of the Company, the determination of which shall be evidenced by a resolution of such Board of Directors;

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   (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

   (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Subsidiary (other than security agreements securing Debt of a Subsidiary Issued in connection with any agreement referred to in clause (1), (2) or (3) above) and restrictions contained in agreements relating to a disposition of property of a Subsidiary, to the extent such restrictions restrict the transfer of the property subject to such agreements;

   (6) any encumbrance or restriction binding on a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has Issued Debt consisting of working capital borrowings; and

   (7) any encumbrance or restriction relating to a Non-Recourse Subsidiary.

   Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to, make any Asset Disposition unless:

   (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Company (including as to the value of all non-cash consideration), of the Capital Stock and assets subject to such Asset Disposition;

   (ii) at least 75% of the consideration consists of cash, cash equivalents, readily marketable securities which the Company intends, in good faith, to liquidate promptly after such Asset Disposition or the assumption of liabilities (including, in the case of the sale of the Capital Stock of a Subsidiary of the Company, liabilities of the Company or such Subsidiary); and

   (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be):

   (A) first, to the extent the Company is required by the terms of any Senior Debt or Debt of a Subsidiary of the Company, to prepay, repay or purchase Senior Debt or Debt of a Wholly Owned Recourse Subsidiary or additionally, in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) in accordance with the terms of such Debt;

   (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election, to either (1) the optional prepayment, repayment or repurchase of Senior Debt or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) which the Company is not required by the terms thereof to prepay, repay or repurchase (whether or not the related loan commitment is permanently reduced in connection therewith), or (2) the investment by the Company or any Wholly Owned Recourse Subsidiary (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the investment by such Subsidiary) in assets to replace the assets that were the subject of such Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Company and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the businesses of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto, in all cases, within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; and

   (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Senior Subordinated Notes and other Senior Subordinated Debt designated by the Company pursuant to and subject to the conditions of paragraph (b) below;

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provided, however, that in connection with an offer pursuant to clause (C)
above, if the principal amount and premium of such Senior Subordinated Notes and such Senior Subordinated Debt, together with accrued and unpaid interest tendered for acceptance pursuant to such offer exceeds the balance of Net Available Cash, then the Company will accept for purchase the Senior Subordinated Notes and such Senior Subordinated Debt of each such tendering holder on a pro rata basis in accordance with the principal amount so tendered.

   Notwithstanding the foregoing provisions of this paragraph (a), the Company and the Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph (a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph (a) exceed $10,000,000. Pending application of Net Available Cash pursuant to this paragraph (a), such Net Available Cash shall be (i) invested in Temporary Cash Investments or (ii) used to make an optional prepayment under any revolving credit facility constituting Senior Debt or Debt of a Wholly Owned Recourse Subsidiary (or, additionally in the case of a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary), whether or not the related loan commitment is permanently reduced in connection therewith.

   (b) In the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes pursuant to paragraph (a)(iii)(C), the Company will be required to purchase Senior Subordinated Notes and Senior Subordinated Debt designated by the Company tendered pursuant to an offer by the Company for the Senior Subordinated Notes and such Senior Subordinated Debt (the "Offer") at a purchase price of 100% of the principal amount without premium, plus accrued interest to the Purchase Date (or in respect of other Senior Subordinated Debt such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt) in accordance with the procedures (including prorationing in the event of oversubscription) set forth in paragraph (c) below, provided that the procedures for making an offer to holders of other Senior Subordinated Debt will be as provided for by the terms of such Senior Subordinated Debt. If (x) the aggregate purchase price of Senior Subordinated Notes and other Senior Subordinated Debt tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Subordinated Notes and Senior Subordinated Debt, (y) the Company shall not be obligated to make an offer pursuant to the last sentence of this paragraph, or (z) the Company shall be unable to purchase Senior Subordinated Notes from holders thereof in an Offer because of the provisions of applicable law or of the Company's or its Subsidiaries' loan agreements, indentures or other contracts governing Senior Debt or Debt of Subsidiaries (in which case the Company need not make an Offer) the Company shall apply the remaining Net Available Cash to (i) invest in assets to replace the assets that were the subject of the Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Company and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto or (ii) in the case of clause (x) or
(y) above, prepay, repay or repurchase Debt of the Company or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary which the Company or such Wholly Owned Recourse Subsidiary or Subsidiary is not required by the terms thereof to prepay, repay, repurchase or redeem (in each case other than Debt owed to the Company or an Affiliate of the Company), whether or not the related loan commitment is permanently reduced in connection therewith. The Company shall not be required to make an Offer for Senior Subordinated Notes and Senior Subordinated Debt pursuant to this provision if the Net Available Cash available therefor (after application of the proceeds as provided in clause
(A) and clause (B) of paragraph (a)(iii) above) are less than $10,000,000 for any particular Asset Disposition (which lesser amounts shall not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

   (c) (1) Promptly, and in any event within five days after the last date by which the Company must have applied Net Available Cash pursuant to paragraph
(a)(iii)(B) above, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the

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Holder may elect to have his Senior Subordinated Notes purchased by the
Company either in whole or in part (subject to prorationing as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain information concerning the business of the Company which the Company in good faith believes will enable such holders to make an informed decision (which at a minimum will include (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing Asset Dispositions otherwise described in the offering materials (or corresponding successor reports), and
(ii) if material, appropriate pro forma financial information) and all instructions and materials necessary to tender Senior Subordinated Notes pursuant to the Offer, together with the information contained in clause (2) below.

   (2) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Offer (the "Offer Amount"), (ii) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (iii) the compliance of such allocation with the provisions of paragraph (a) above. On such date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in immediately available funds an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. The amount so deposited, at the option of, and pursuant to the specific written direction of, the Company, may be invested in Temporary Cash Investments the maturity date of which is not later than the Purchase Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee for cancellation the Senior Subordinated Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Senior Subordinated Notes and Senior Subordinated Debt delivered by the Company to the Trustee is less than the Offer Amount, the Trustee shall deliver the excess to the Company promptly after the expiration of the Offer Period.

   (3) Holders electing to have a Senior Subordinated Note purchased will be required to surrender the Senior Subordinated Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least ten Business Days prior to the Purchase Date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the Purchase Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Subordinated Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Senior Subordinated Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Senior Subordinated Notes surrendered by holders exceeds the Offer Amount, the Company shall select the Senior Subordinated Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Senior Subordinated Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Senior Subordinated Notes are purchased only in part will be Issued new Senior Subordinated Notes equal in principal amount to the unpurchased portion of the Senior Subordinated Notes surrendered.

   (4) At the time the Company delivers Senior Subordinated Notes to the Trustee which are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Senior Subordinated Notes are to be accepted by the Company pursuant to and in accordance with the terms of this covenant. A Senior Subordinated Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering holder.

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   (d) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

   Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Subsidiaries (other than a Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or with an Affiliate of any such owner unless

   (i) the terms of such business, transaction or series of transactions are
(A) set forth in writing and (B) at least as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third Person and

   (ii) to the extent that such business, transaction or series of transactions (other than Debt Issued by the Company which is permitted under "--Limitation on Debt") is known by the Board of Directors of the Company or of such Subsidiary to involve an Affiliate of the Company or a legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or an Affiliate of such owner, then

   (A) with respect to a transaction or series of related transactions, other than any purchase or sale of inventory in the ordinary course of business (an "Inventory Transaction"), involving aggregate payments or other consideration in excess of $5.0 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions and

   (B) with respect to a transaction or series of related transactions, other than any Inventory Transaction, involving aggregate payments or other consideration in excess of $20.0 million (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Company or such Subsidiary, as the case may be.

   (b) The provisions of paragraph (a) shall not prohibit:

   (i) any Restricted Payment permitted to be paid pursuant to "--Limitation on Restricted Payments";

   (ii) any transaction between the Company and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

   (iii) any transaction between Subsidiaries of the Company; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

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   (iv) any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan;

   (v) any transaction with an officer or director of the Company, of Parent or of any Subsidiary of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such officer holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company;

   (vi) any business or transaction with an Unrestricted Affiliate;

   (vii) any transaction which is a Permitted Transaction; and

   (viii) any transaction pursuant to which Mafco Holdings will provide the Company and its Subsidiaries at their request and at the cost to Mafco Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services.

   Limitation on Other Senior Subordinated Debt. The Company shall not Issue, directly or indirectly, any Debt which is subordinate or junior in ranking in any respect to Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to the Senior Subordinated Notes.

   Commission Reports. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file or cause to be filed with the Commission and provide the Trustee and holders of the Senior Subordinated Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) with respect to the Company specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA
Section 314(a).

Successor Company

   (a) The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person, unless:
(i) the resulting, surviving or transferee person (if not the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Subordinated Notes Indenture and the Senior Subordinated Notes; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to incur at least $1.00 of Debt pursuant to paragraph (a) of the "--Limitation on Debt" covenant; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee Person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Notes Indenture; provided, that nothing in this paragraph shall prohibit a Wholly Owned Recourse Subsidiary from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Company.

   (b) The resulting, surviving or transferee Person will be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Company under the Senior Subordinated Notes Indenture and thereafter, except in the case of a lease, the predecessor Company will be discharged from all obligations and covenants under the Senior Subordinated Notes Indenture and the Senior Subordinated Notes.

Defaults

   An Event of Default is defined in the Senior Subordinated Notes Indenture as (i) a default in the payment of interest on the Senior Subordinated Notes when due, continued for 30 days whether or not

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such payment is prohibited by the provisions for subordination in the Senior
Subordinated Notes Indenture, (ii) a default in the payment of principal of any Senior Subordinated Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise whether or not such payment is prohibited by the provisions for subordination in the Senior Subordinated Notes Indenture, (iii) the failure by the Company to comply with its obligations described under "--Successor Company" above, (iv) the failure by the Company to comply for 30 days after notice with any of the covenants described under "--Limitation on Debt," "--Limitation on Liens," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Subsidiaries," "--Limitations on Sales of Assets and Subsidiary Stock," "--Limitation on Transactions with Affiliates," "--Limitation on Other Senior Subordinated Debt," "--Change of Control" (other than a failure to purchase Senior Subordinated Notes) or "--Commission Reports" above, (v) the failure by the Company to comply for 60 days after notice with the other agreements applicable to it contained in the Senior Subordinated Notes Indenture or the Senior Subordinated Notes (other than those referred to in clauses (i), (ii), (iii) and (iv) of this paragraph),
(vi) Debt of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after notice as specified in the last sentence of this paragraph (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or
(viii) any judgment or decree for the payment of money in excess of $25 million or its foreign currency equivalent is entered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or
(B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision"). However, a default under clauses (iv), (v), (vi) and
(viii) (B) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Senior Subordinated Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

   If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes by notice to the Company and to the Representatives of Bank Debt may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Senior Subordinated Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Senior Subordinated Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Senior Subordinated Notes may rescind any such acceleration with respect to the Senior Subordinated Notes and its consequences. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of the Designated Senior Debt of the acceleration.

   Subject to the provisions of the Senior Subordinated Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Notes Indenture at the request or direction of any of the holders of the Senior Subordinated Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense which might be incurred in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest when due, no holder of a Senior Subordinated Note may pursue any remedy with respect to the Senior Subordinated Notes Indenture or the Senior Subordinated Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing,
(ii) holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against

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any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Senior Subordinated Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Notes Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Senior Subordinated Note or that would involve the Trustee in personal liability.

   The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Senior Subordinated Notes notice of the Default within 90 days after it occurs and, if the Escrowed Securities have not yet been released, shall mail to the Escrow Agent notice of the Default within one Business Day after the Trustee has knowledge of such Default. Except in the case of a Default in the payment of principal of or interest on any Senior Subordinated Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the Senior Subordinated Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendment

   Subject to certain exceptions, the Senior Subordinated Notes Indenture may be amended with the consent of the holders of a majority in principal amount of the Senior Subordinated Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. However, without the consent of each holder of an outstanding Senior Subordinated Note affected, no amendment may, among other things, (i) reduce the principal amount of Senior Subordinated Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Senior Subordinated Note, (iii) reduce the principal of or extend the Stated Maturity of any Senior Subordinated Note, (iv) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under "--Optional Redemption" above, (v) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note, (vi) make any change to the provision which protects the right of any holder of the Senior Subordinated Notes to receive payment of principal of and interest on such holder's Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Senior Subordinated Notes, (vii) make any change to the subordination provisions of the Senior Subordinated Notes Indenture that adversely affects the rights of any holder of a Senior Subordinated Note under the subordination provisions or (viii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

   Without the consent of or notice to any holder of the Senior Subordinated Notes, the Company and the Trustee may amend the Senior Subordinated Notes Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Senior Subordinated Notes Indenture if in compliance with the provisions described under "--Successor Company" above, to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Senior Subordinated Notes, to secure the Senior Subordinated Notes, to add to the covenants of the Company for the benefit of the holders of the Senior

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Subordinated Notes or to surrender any right or power conferred upon the
Company, to provide for issuance of the Senior Subordinated Exchange Notes under the Senior Subordinated Notes Indenture (including to provide for treatment of the Senior Subordinated Exchange Notes and the Senior Subordinated Notes as a single class of securities) in connection with the Exchange Offer, or to comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Notes Indenture under the TIA or to otherwise comply with the TIA, to make any change in the provisions described under "--Subordination" above, that would limit or terminate the benefits available to any holder of Senior Debt (or Representatives therefor) or to make any change that does not adversely affect the rights of any holder of the Senior Subordinated Notes. However, an amendment may not make any change that adversely affects the rights under "--Subordination" of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or Representative thereof authorized to give a consent) consent to such change.

   The consent of the holders of the Senior Subordinated Notes is not necessary under the Senior Subordinated Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Senior Subordinated Notes Indenture becomes effective, the Company is required to mail to holders of the Senior Subordinated Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Senior Subordinated Notes, or any defect therein, will not impair or affect the validity of the amendment.

   A consent to any amendment or waiver under the Senior Subordinated Notes Indenture by any holder of Senior Subordinated Notes given in connection with a tender of such holder's Senior Subordinated Notes will not be rendered invalid by such tender.

Transfer

   The Senior Subordinated Notes will be issued in registered form and will be transferable only upon the surrender of the Senior Subordinated Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "Book Entry; Delivery and Form."

Defeasance

   The Company at any time may terminate all its obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes. The Company at any time may terminate certain of its obligations under the covenants described under "--Certain Covenants," "--Defaults" and "--Change of Control" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, or the judgment default provision and the 30-day covenant compliance provision described under "--Defaults" above and the limitations contained in clause (ii), (iii) and (iv) described under paragraph (a) of "--Successor Company" above ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above, or because of the failure of the Company to comply with clause (ii), (iii) or (iv) described under paragraph (a) of "--Successor Company" above.

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal

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and interest (if any) on the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Senior Subordinated Notes will mature or be redeemed within 60 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

   U.S. Bank Trust National Association (formerly known as First Trust National Association) is to be the Trustee under the Senior Subordinated Notes Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Subordinated Notes.

Governing Law

   The Senior Subordinated Notes Indenture provides that it and the Senior Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   The following are certain definitions used in the Senior Subordinated Notes Indenture and applicable to the description of the Senior Subordinated Notes Indenture and the Senior Subordinated Notes set forth herein.

   "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares and other than Capital Stock of a Non-Recourse Subsidiary), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary) (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary of the Company to the Company or by the Company or a Subsidiary of the Company to a Wholly Owned Recourse Subsidiary, (ii) a disposition of property or assets by the Company or its Subsidiaries at fair market value in the ordinary course of business, (iii) a disposition by the Company or its Subsidiaries of obsolete assets in the ordinary course of business, (iv) a disposition subject to or permitted by the provisions described in "--Limitation on Restricted Payments" above, (v) an issuance of employee stock options and (vi) a disposition by the Company or its Subsidiaries in which the Company or its Subsidiaries receive as consideration Capital Stock of (or similar interests in) a Person engaged in, or assets that will be used in, the businesses of the Company and its Wholly Owned Recourse Subsidiaries, or additionally, in the case of a disposition by a Subsidiary of the Company that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary, existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Company.

   "Bank Debt" means any and all amounts payable by the Company or any of its Subsidiaries under or in respect of the Credit Agreement or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or

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after the filing of any petition in bankruptcy or for reorganization relating to the Company), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit the Company or any of its Subsidiaries to Issue any Debt that is not permitted pursuant to "--Limitation on Debt" above.

   "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Company" means Revlon Consumer Products Corporation, a Delaware corporation, and its successors.

   "Consolidated EBITDA Coverage Ratio" means, for any period, the ratio of
(i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that (1) if the Company or any Subsidiary of the Company has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Subsidiary of the Company shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary of the Company Refinanced or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale) and (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.


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   "Consolidated Interest Expense" means, for any period, the sum of (a) the interest expense, net of any interest income, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) held by Persons other than the Company or a Wholly Owned Recourse Subsidiary, plus
(c) the cash contributions to an employee stock ownership plan of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest.

   "Consolidated Net Income" means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains or losses; (ii) the portion of net income (or loss) of such Person and its consolidated Subsidiaries attributable to minority interests in unconsolidated Persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such Person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such Person, to the limitations contained in clause (v) below) and, in the case of net loss, such Person or any Subsidiary of such Person has actually contributed, lent or transferred cash to such unconsolidated Person; (iii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a "pooling of interests" basis; (iv) net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business; (v) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (vi) any net income or loss of any Non-Recourse Subsidiary, except that such Person's equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such Person as a dividend or other distribution; and (vii) the cumulative effect of a change in accounting principles; provided, however, that in using Consolidated Net Income for purposes of calculating the Consolidated EBITDA Coverage Ratio at any time, net income of a Subsidiary of the type described in clause (v) of this definition shall not be excluded.

   "Consolidated Net Worth" of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

   "Credit Agreement" means the Amended and Restated Credit Agreement dated as of May 30, 1997 by and among the Company, The Chase Manhattan Bank, N.A., Citibank, N.A. and Lehman Commercial Paper Inc., as agents, and the Banks named therein, as the same may be amended or restated from time to time.

   "Debt" of any Person means, without duplication,

     (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (ii) all Capital Lease Obligations of such Person;

     (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

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     (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     (v) the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Company, any Preferred Stock and, in the case of any other Person, any Redeemable Stock (but excluding in each case any accrued dividends);

     (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and

     (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Depository" means, with respect to the Senior Subordinated Notes issuable or issued in whole or in part in global form, The Depository Trust Company, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Senior Subordinated Notes Indenture and, thereafter, "Depository" shall mean or include such successor.

   "Designated Senior Debt" means (i) the Bank Debt, the 9 1/2% Senior Notes, the Senior Notes and (ii) any other Senior Debt which, at the time of determination has an aggregate principal amount outstanding of, or commitments to lend up to, at least $25 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

   "EBITDA" means, for any period, the Consolidated Net Income of the Company for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period) and (vi) foreign currency gains or losses.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchangeable Stock" means any Capital Stock of a Person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock).

   "Foreign Subsidiary" means any Subsidiary of the Company which (i) is organized under the laws of any jurisdiction outside of the United States,
(ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands,
(iii) has substantially all its operations outside of the United States, or
(iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands.

   "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, except that for purposes of calculating the Consolidated EBITDA Coverage Ratio, it shall mean generally accepted accounting principles in the United States as in effect on the Issue Date.

   "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect,

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contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term
"guarantee" used as a verb has a corresponding meaning.

   "holder" or "Securityholder" means the Person in whose name a Senior Subordinated Note is registered on the Registrar's books.

   "Initial Cash Payment" means the $100 million received by the Company prior to the Issuance of the 10 1/2% Senior Subordinated Notes.

   "Investment" in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term "Invest" used as verb has a corresponding meaning. For purposes of the definitions of "Non-Recourse Subsidiary" and "Restricted Payment" and for purposes of "--Limitation on Restricted Payments" above, (i) "Investment" shall include a designation after the Issue Date of a Subsidiary of the Company as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company, and if such property so transferred (including in a series of related transactions) has a fair market value, as so determined by the Board of Directors, in excess of $10,000,000, such determination shall be confirmed by an independent appraiser.

   "Issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person. The term "Issuance" or "Issued" has a corresponding meaning.

   "Issue Date" means the date of original issue of the Senior Subordinated
Notes.

   "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in the state where the principal office of the Trustee is located.

   "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

   "Mafco Holdings" means Mafco Holdings Inc., a Delaware corporation, and its successors.

   "Mafco Consolidated Group" means the "Affiliated Group" (within the meaning of Section 1504(a)(1) of the Code) of which Mafco Holdings is the common parent.

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a

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necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from or in connection with such Asset Disposition and
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; provided, however, that in connection with an Asset Disposition to a Subsidiary of the Company (other than a Wholly Owned Recourse Subsidiary), Net Available Cash will be deemed to be a percentage of Net Available Cash (as calculated above) equal to (A) 100% minus (B) the Company's percentage ownership in such Subsidiary.

   "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

   "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

   "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

   "Non-Recourse Subsidiary" means a Subsidiary of the Company (i) which has been designated as such by the Company, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as the Company and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

   "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.

   "Officers' Certificate" means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary of the Company, and delivered to the Trustee. One of the Officers signing an Officers' Certificate given pursuant to the last paragraph under "--Defaults" above shall be the principal executive, financial or accounting officer of the Company.

   "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company (or to Parent or one of its Subsidiaries or the Trustee.)

   "Parent" means Revlon, Inc., a Delaware corporation, and any other Person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Company.

   "Permitted Affiliate" means any individual that is a director or officer of the Company, of Parent, of a Subsidiary of the Company or of an Unrestricted Affiliate; provided, however, that such individual is not also a director or officer of Mafco Holdings or any Person that controls Mafco Holdings.

   "Permitted Affiliate Debt" means (i) Debt Issued to an Affiliate of the Company representing amounts owing by the Company pursuant to the Tax Sharing Agreement and (ii) Debt Issued to an Affiliate of the Company to the extent of cash actually received by the Company, which cash either is required to be advanced or contributed to the Company pursuant to the terms of the Credit Agreement or any Refinancing thereof or, if not advanced or contributed to the Company, would lead to a default under the Credit Agreement or any Refinancing thereof.

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   "Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

   "Permitted Transactions" means (i) any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company or any legal or beneficial owner of 10% or more of the voting power of Voting Stock of the Company or an Affiliate of any such owner, on the other hand, existing on, or pursuant to an agreement in effect on, the Issue Date and disclosed on a schedule to the Senior Subordinated Notes Indenture and any amendments thereto which do not adversely affect the rights of the holders and (ii) any Tax Sharing Agreement.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "principal" of a Senior Subordinated Note as of any date means the principal of the Senior Subordinated Note as of such date.

   "Public Equity Offering" means an underwritten public offering of equity securities of the Company or Revlon, Inc. pursuant to an effective registration statement under the Securities Act.

   "Put Amount" as of any date means, with respect to each $1,000 principal amount of Senior Subordinated Notes, 101% of the outstanding principal amount thereof as of the date of repurchase.

   "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Senior Subordinated Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Senior Subordinated Notes.

   "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Costs" means, with respect to any Debt being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing.

   "Registration Agreement" means the Registration Agreement dated January 28, 1998 among Revlon Escrow, the Company and the Initial Purchasers.

   "Registered Exchange Offer" has the meaning ascribed thereto in the Registration Agreement.

   "Representative" means any trustee, agent or representative (if any) for an issue of Senior Debt.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Senior Subordinated Debt" means the Senior Subordinated Notes and any other indebtedness, guarantee or obligation of the Company that specifically provides that such indebtedness, guarantee or obligation is to rank pari passu in right of payment with the Senior Subordinated Notes and is not subordinated in right of payment by its terms to any indebtedness, guarantee or obligation of the Company which is not Senior Debt.

   "Shelf Registration Statement" has the meaning ascribed thereto in the Registration Agreement.

   "Significant Subsidiary" means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company's

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most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). "Defaulting Subsidiary" means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clauses (vi), (vii) or (viii) in "--Defaults" above has occurred and is continuing.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

   "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter Issued) which is subordinate or junior in right of payment to the Senior Subordinated Notes.

   "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

   "Tax Sharing Agreement" means (i) that certain agreement dated June 24, 1992, as amended, among the Company, certain of its Subsidiaries, Revlon Holdings, Inc., Revlon, Inc. and Mafco Holdings, and (ii) any other tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which Mafco Holdings is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period).

   "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing

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within 180 days of the date of acquisition thereof issued by a bank or trust company (including the Trustee) which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 and whose debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act) or any money-market fund sponsored by any registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a nationally recognized broker-dealer, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Corporation, (v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause (ii) above and (vi) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

   "Trustee" means the party named in the Senior Subordinated Notes Indenture until a successor replaces it and, thereafter, means the successor.

   "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

   "Unrestricted Affiliate" means a Person (other than a Subsidiary of the Company) controlled (as defined in the definition of an "Affiliate") by the Company, in which no Affiliate of the Company (other than (x) a Wholly Owned Recourse Subsidiary of the Company, (y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Wholly Owned Recourse Subsidiary" means a Subsidiary of the Company (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.









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REGISTRATION RIGHTS

   Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. Revlon Escrow and the Company entered into a registration agreement (the "Registration Agreement") with the Initial Purchasers for the benefit of the holders of the Old Notes, pursuant to which Revlon Escrow and the Company agreed that they would, at their cost, by July 2, 1998, use their best efforts to cause a registration statement (the "registration statement") to be declared effective under the Securities Act relating to the exchange of Old Notes for registered notes. The Registration Statement of which this Prospectus is a part constitutes the registration statement for purposes of the Registration Agreement. Upon the Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Under existing Commission interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The Company has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).

   In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated by August 3, 1998, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement with respect to the resale of the Old Notes (the "Shelf Registration Statement") covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after its effective date. The Company will, in the event of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

   If by August 3, 1998, neither (i) the Exchange Offer is consummated nor
(ii) the Shelf Registration Statement is declared effective, the rate per annum at which the Old Notes bear interest will increase by 0.5% from and including such date, until but excluding the earlier of (i) the consummation of the Exchange Offer and (ii) the effective date of a Shelf Registration Statement.

   The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

                      DESCRIPTION OF OTHER INDEBTEDNESS

   Each of the following summaries of certain indebtedness of the Company is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments are filed as exhibits to, or

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incorporated by reference in, the Registration Statement of which this
Prospectus constitutes a part. Capitalized terms used below and not defined have the meanings set forth in the respective agreements.

CREDIT AGREEMENT

   In May 1997, the Company entered into the Credit Agreement. The proceeds of loans made under the Credit Agreement were used for the purpose of repaying the loans outstanding under the 1996 Credit Agreement and for the redemption of the Sinking Fund Debentures and were and will be used for general corporate purposes or, in the case of the Acquisition Facility (as defined herein), the financing of acquisitions.

   The Credit Agreement provides up to $750.0 million and is comprised of five senior secured facilities: $200.0 million in two term loan facilities (the "Term Loan Facilities"), a $300.0 million multi-currency facility (the "Multi-Currency Facility"), a $200.0 million revolving acquisition facility which may be increased to $400.0 million under certain circumstances with the consent of the lenders holding at least a majority of the aggregate commitments then in effect under the Credit Agreement (the "Acquisition Facility") and a $50.0 million special standby letter of credit facility (the "Special LC Facility" and together with the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility, the "Credit Facilities"). The Multi-Currency Facility is available (i) to the Company, in revolving credit loans denominated in U.S. dollars (the "Revolving Credit Loans"), (ii) to the Company, in swing line loans, in an aggregate principal amount at any one time outstanding not to exceed $30.0 million, which shall be made as Alternate Base Rate Loans, (iii) to the Company, in standby and commercial letters of credit denominated in U.S. dollars (the "Operating Letters of Credit") and (iv) to the Company and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. Dollars and other currencies (the "Local Loans"). Loans under the Credit Facilities denominated in U.S. dollars bear interest at a rate equal to, generally at the applicable borrower's option, either (A) the Alternate Base Rate plus the current applicable margin of 1/4% (or 1 1/4% for Local Loans); or (B) the Eurodollar Rate plus the current applicable margin of 1 1/4%, or a combination of the foregoing. Loans under the Credit Facilities (other than Local Loans) denominated in foreign currencies bear interest at a rate equal to the Eurocurrency Rate plus the current applicable margin of 1 1/4%; and Local Loans denominated in foreign currencies bear interest at a rate equal to, generally at the applicable borrower's option, either (A) the Eurocurrency Rate plus the current applicable margin of 1 1/4% or (B) the applicable Local Rate plus the current applicable margin of 1 1/4%, or a combination of the foregoing. The applicable margin is reduced (or increased, but not above 3/4% for Alternate Base Rate Loans not constituting Local Loans and 1 3/4% for other loans) in the event the Company attains (or fails to attain) certain leverage ratios. The Company pays the lenders a commitment fee of 3/8% of the unused portion of the Credit Facilities, subject to reduction (or increase, but not above 1/2%) based on attaining (or failing to attain) certain leverage ratios. Under the Multi-Currency Facility, the Company pays the lenders a local administrative fee of 1/4% per annum on the aggregate principal amount of specified Local Loans. The Company also paid certain facility and other fees to the lenders and agents upon the closing in May 1997 of the Credit Agreement. Prior to its termination date, the commitments under the Credit Facilities will generally be reduced by, among other things: (i) the net proceeds (including net proceeds in excess of an aggregate of $25.0 million from certain specified dispositions since May 30, 1997) in excess of $10.0 million each year received during such year from sales of capital stock of Holdings (or certain subsidiaries of Holdings) or of assets by Holdings (or certain of its subsidiaries), the Company or any of its subsidiaries, subject to certain limited exceptions, (ii) the net proceeds from the sales of material collateral security granted to the lenders, (iii) the net proceeds from the incurrence by certain subsidiaries of Holdings, the Company or any of its subsidiaries of certain additional debt, (iv) 50% of the excess cash flow of the Company and its subsidiaries (unless certain leverage ratios are attained) less certain reductions in the Acquisition Facility and (v) certain scheduled reductions in the case of the Term Loan Facilities, which will commence on May 31, 1998 in the aggregate amount of $1.0 million annually over the remaining life of the Credit Agreement, and the Acquisition Facility, which will commence on December 31, 1999 in the amount of $25.0 million, $60.0 million during 2000, $90.0 million during 2001 and $25.0 million during 2002 (which reductions will be proportionately increased if the Acquisition Facility is increased). The Credit Agreement will terminate on May 30, 2002. As of December 31, 1997, the Company had approximately $200 million outstanding under the Term Loan Facilities, $102.7 million outstanding under the Multi-Currency Facility, $41.9 million outstanding under the Acquisition Facility

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and $34.8 million of issued but undrawn letters of credit under the Special
LC Facility. The weighted average interest rates on the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility were 7.1%, 5.4% and 5.7% per annum, respectively, as of December 31, 1997.

   The Credit Facilities, subject to certain exceptions and limitations, are supported by guarantees from Holdings and certain of its subsidiaries, Revlon, Inc., the Company and the domestic subsidiaries of the Company (other than Cosmetic Center). The obligations of the Company under the Credit Facilities and the obligations under the aforementioned guarantees are secured, subject to certain limitations, by (i) mortgages on Holdings' Edison, New Jersey and the Company's Phoenix, Arizona facilities; (ii) the capital stock of the Company and its domestic subsidiaries and 66% of the capital stock of its first tier foreign subsidiaries and the capital stock of certain subsidiaries of Holdings; (iii) domestic intellectual property and certain other domestic intangibles of (x) the Company and its domestic subsidiaries (other than Cosmetic Center) and (y) Holdings and certain of its subsidiaries; (iv) domestic inventory and accounts receivable of (x) the Company and its domestic subsidiaries (other than Cosmetic Center) and (y) Holdings and certain of its subsidiaries; and (v) the assets of certain foreign subsidiary borrowers under the Multi-Currency Facility (to support their borrowings only). The Credit Agreement provides that the liens on the stock and personal property referred to above may be shared from time to time with specified types of other obligations incurred or guaranteed by the Company, such as interest rate hedging obligations, working capital lines and the Yen Credit Agreement.

   The Credit Agreement contains various material restrictive covenants prohibiting the Company and its subsidiaries from (i) incurring additional indebtedness or guarantees, with certain exceptions, (ii) making dividend, tax sharing (see "Relationship with MacAndrews & Forbes -- Tax Sharing Agreement") and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, permitting the Company (x) to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and (y) to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its common stock in connection with the delivery of such common stock to grantees under any stock option plan, provided that the aggregate amount of such dividends and distributions taken together with any purchases of Revlon, Inc. common stock on the market to satisfy matching obligations under the excess savings plan may not exceed $6.0 million per annum, (iii) creating liens or other encumbrances on their properties, assets or revenues, granting negative pledges or selling or otherwise disposing of any of their assets except in the ordinary course of business, all subject to certain limited exceptions, (iv) with certain exceptions, engaging in merger or acquisition transactions, (v) prepaying indebtedness, subject to certain limited exceptions, (vi) making investments, subject to certain limited exceptions and (vii) entering into transactions with affiliates of the Company other than upon terms no less favorable to the Company or its subsidiaries than it would obtain in an arms' length transaction. In addition to the foregoing, the Credit Agreement contains financial covenants requiring the Company and its subsidiaries to maintain minimum interest coverage, and covenants which limit the leverage ratio of the Company and its subsidiaries and the amount of capital expenditures.

   "Events of Default" under the Credit Agreement include (i) a default in the payment when due of any principal of the loans under the Credit Agreement, (ii) a default in the payment of interest on the loans, or any other amounts payable under the Credit Agreement for five days after the due date thereof, (iii) the failure to comply with the covenants in the Credit Agreement or the ancillary security documents, subject in certain instances to grace periods, (iv) the institution of any bankruptcy, insolvency or similar proceeding by or against the Company or any of its subsidiaries, (v) a default by Revlon, Inc. or any of its subsidiaries under any debt instruments in excess of $5.0 million, if the effect of such default is to cause or permit the acceleration of the maturity of the obligation under such instruments, (vi) the agreements by certain affiliates of the Company providing that such affiliates will not demand payment of or retain proceeds of any payment on account of certain indebtedness of the Company held by such affiliates, ceasing to be valid and enforceable or if an affiliate which holds indebtedness of the Company fails to execute such agreement, (vii) the acceleration of, or failure to pay principal or interest when due under, any of REV Holdings' debt instruments in excess of $500,000, (viii) failure to pay one or more judgments in an aggregate of $5.0 million or more and such judgments shall not have been vacated, stayed, satisfied or bonded pending appeal within 60 days from the entry thereof, (ix) the occurrence of a change of control

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
such that (x) Revlon, Inc. shall cease to own 100% of the capital stock of the Company, (y) in the event that Ronald O. Perelman (and heirs and affiliates) shall cease to control the Company, any other person (or group of persons acting in concert) either (A) controls the Company or (B) owns more than 25% of the voting stock of the Company or (z) the directors of the Company in May 1997 (or other directors nominated by at least two-thirds of such continuing directors) shall cease to constitute at least two-thirds of the Board of Directors of the Company, (x) the failure of the Company to have received from Revlon, Inc. any cash capital contributions in the amount equal to the net proceeds of certain equity offerings of certain parents of the Company, (xi) the Company or any of its subsidiaries paying any amount to any parent of the Company and its subsidiaries in respect of federal capital gains taxes other than pursuant to a promissory note for certain amounts of such capital gains, (xii) any representation or warranty of the borrower, any guarantor or any pledgor failing to be correct in all material respects when made or confirmed, and (xiii) Revlon, Inc. having any meaningful assets or indebtedness (with certain exceptions) or Revlon, Inc. conducting any meaningful business other than those that are customary for a publicly traded holding company which is not itself an operating company.

THE 9 1/2% SENIOR NOTES

   On June 4, 1993, the Company issued and sold $200.0 million principal amount of its 9 1/2% Senior Notes. The 9 1/2% Senior Notes were sold in a registered offering under the Securities Act and applicable state securities laws. The 9 1/2% Senior Notes bear interest at 9 1/2% per annum, payable semiannually on each June 1 and December 1. The 9 1/2% Senior Notes are senior unsecured obligations of the Company and mature on June 1, 1999.

   The 9 1/2% Senior Notes may not be redeemed prior to maturity. Upon a Change of Control (as defined in the indenture pursuant to which the 9 1/2% Senior Notes were issued (the "9 1/2% Senior Notes Indenture")), and subject to certain conditions, each holder of 9 1/2% Senior Notes will have the right to require the Company to repurchase all or a portion of such holder's 9 1/2% Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the 9 1/2% Senior Notes Indenture), the Company will be obligated to make offers to purchase the 9 1/2% Senior Notes.

   The 9 1/2% Senior Notes Indenture contains various material restrictive covenants that limit (i) the issuance of additional debt and redeemable stock by the Company, (ii) the issuance of debt and preferred stock by the Company's subsidiaries, (iii) the incurrence of liens on the assets of the Company and its subsidiaries which do not equally and ratably secure the 9 1/2% Senior Notes, (iv) the payment of dividends on and redemption of capital stock of the Company and its subsidiaries, investments in affiliates and the redemption of certain subordinated obligations of the Company, except that the 9 1/2% Senior Notes Indenture permits the Company to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 million per annum in certain circumstances to finance the purchase by Revlon, Inc. of its Class A common stock in connection with the delivery of such Class A common stock to grantees under the Revlon, Inc. Amended and Restated 1996 Stock Plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of the Company's assets. The 9 1/2% Senior Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   Events of default under the 9 1/2% Senior Notes Indenture include, among other things, (i) a default continuing for 30 days in the payment of interest when due, (ii) a default in the payment of any principal when due, (iii) the failure to comply with the covenants in the 9 1/2% Senior Notes Indenture, subject in certain instances to grace periods, (iv) a failure to pay other indebtedness of the Company or a Significant Subsidiary (as defined in the 9 1/2% Senior Notes Indenture) in excess of $25 million upon final maturity or as a result of such indebtedness becoming accelerated and such default continues for a period of 10 days after notice thereof, (v) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary and (vi) the failure to pay any judgment in excess of $25 million.

YEN CREDIT AGREEMENT

   Pacific Finance & Development Corp., a subsidiary of the Company ("Pacific Finance"), is the borrower under the Yen Credit Agreement, which had a principal balance of approximately yen 4.3 billion

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as of December 31, 1997 (approximately $33.3 million U.S. dollar equivalent as of December 31, 1997). The applicable interest rate is the Euro Yen Rate plus an applicable margin, which ranges from 0.75% to 1.75% based on certain financial performance ratios of the Company. The applicable interest rate at December 31, 1997 under the Yen Credit Agreement was the Euro-Yen rate plus 1.25% which approximated 1.9%. In June 1997, the Company amended and restated the Yen Credit Agreement to extend the term to December 31, 2000, subject to earlier termination under certain circumstances. In accordance with the terms of the Yen Credit Agreement, as amended and restated, approximately yen 539 million (approximately $4.2 million U.S. dollar equivalent as of December 31, 1997) is due in each of March 1998, 1999, and 2000 and yen 2.7 billion (approximately $20.7 million U.S. dollar equivalent as of December 31, 1997) is due on December 31, 2000.

   Borrowings under the Yen Credit Agreement are secured by a first mortgage on certain real property in Tokyo, Japan owned by Revlon Real Estate Kabushiki Kaisha, a pledge by Revlon International Corporation of all of the common stock of Revlon Real Estate Kabushiki Kaisha and a pledge of a note payable by the Company to Pacific Finance and a pledge of all of the common stock of Cosmetic Center owned by the Company. In addition, the Company has guaranteed the obligations of Pacific Finance to repay any amounts due under the Yen Credit Agreement.

   The Yen Credit Agreement contains certain material restrictive covenants prohibiting Pacific Finance from (with certain limited exceptions) incurring material obligations, creating liens, engaging in any new activities or consolidating with, or merging into, any other entity or selling, leasing or otherwise transferring or permitting the transfer of all or any substantial part of its assets to any other entity. Events of default under the Yen Credit Agreement include, among other things, (i) a default in the payment of all or any principal when due, (ii) a default continuing for three business days in the payment of interest or other amounts due under the Yen Credit Agreement or a failure to comply with any covenant (subject to grace periods in certain instances), (iii) a default or breach by the Company, Pacific Finance or Revlon Real Estate Kabushiki Kaisha with respect to the Credit Agreement or any other indebtedness with an outstanding principal amount in excess of $10.0 million (or the foreign currency equivalent) beyond the period of cure provided under such indebtedness, (iv) a judgment or order for the payment of money in excess of $5.0 million (or the foreign currency equivalent) being entered against the Company or certain subsidiaries of the Company, including Pacific Finance, which is not covered by insurance and which remains unsatisfied for 30 days and (v) each of Pacific Finance and Revlon International Corporation shall cease to be wholly-owned subsidiaries of the Company or Revlon Real Estate Kabushiki Kaisha shall cease to be a wholly-owned subsidiary of Revlon International Corporation or Ronald O. Perelman shall cease to "control" (as used in Rule 405 under the Securities Act of 1933) Pacific Finance, the Company, Revlon International Corporation, Revlon Real Estate Kabushiki Kaisha or Cosmetic Center and certain events of bankruptcy, insolvency or reorganization relating to the Company or certain subsidiaries of the Company, including Pacific Finance.

OTHER INDEBTEDNESS

   The Company also maintains working capital lines in various countries outside the United States for use in its international operations. As of December 31, 1997, the aggregate amount outstanding under these lines was approximately $42.7 million having varied interest rates ranging from 2.5% to 12.0%, converted into U.S. dollars at the applicable exchange rates on such date. Most of these working capital lines are short-term facilities that contain customary events of default and few restrictive covenants. The obligations under several of these foreign working capital lines are guaranteed by the Company.

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
                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of certain federal income tax considerations applicable to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign partners) may be subject to special rules not discussed below. The description assumes that holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

   EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

   The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes do not differ materially in kind or extent from the Old Notes, and because the exchange will occur by operation of the terms of the Old Notes. Rather the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, no gain or loss will be recognized on the exchange of Old Notes for New Notes pursuant to the Exchange Offer.

DISPOSITION OF NEW NOTES

   If a New Note is redeemed, sold or otherwise disposed of, the holder thereof will generally recognize gain or loss equal to the difference between the amount realized on the redemption, sale or other disposition of such New Note and the holder's adjusted basis in the New Note. Such gain or loss will be capital gain or loss, provided that the holder held the New Note as a capital asset, and will be long-term capital gain or loss if the U.S. Holder has held the New Note for more than one year at the time of disposition. In certain circumstances, U.S. Holders that are individuals may be entitled to preferential treatment for net long-term capital gains, particularly in the case of capital assets held for 18 months or more at the time of disposition. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, a holder has a holding period for the New Notes (which would include the holding period of the Old Notes) of more than one year.

   Under the market discount rules of the Code, an exchanging holder (other than a holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the adjusted issue price of the Old Note on the holder's date of purchase exceeds the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holding period of such New Note (which would include the holding period of the Old Note). A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.


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                        BOOK-ENTRY; DELIVERY AND FORM

   Except as set forth below, the Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

   DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participation (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

   The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

   So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or Holders thereof under the Indentures for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

   Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

   Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable

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by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indentures. Under the terms of the Indentures, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED SECURITIES

   If (i) DTC notifies the Company in writing that it is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

   Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

   Following consummation of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Registration Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes pursuant to the terms and conditions contained herein.

                                LEGAL MATTERS

   Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for the Company in connection with the Exchange Offer. Skadden, Arps, Slate, Meagher & Flom LLP and Paul, Weiss, Rifkind, Wharton & Garrison have from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including the Company and Revlon, Inc.) in connection with certain legal matters.

                                   EXPERTS

   The financial statements and schedule of the Company and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                                                  PAGE
                                                                                                --------
Independent Auditors' Report ..................................................................    F-2
AUDITED FINANCIAL STATEMENTS:
 Consolidated Balance Sheets as of December 31, 1997 and 1996 .................................    F-3
 Consolidated Statements of Operations for each of the years in the three-year period ended
  December 31, 1997 ...........................................................................    F-4
 Consolidated Statements of Stockholder's Deficiency for each of the years in the three-year
  period ended December 31, 1997 ..............................................................    F-5
 Consolidated Statements of Cash Flows for each of the years in the three-year period ended
  December 31, 1997 ...........................................................................    F-6
 Notes to Consolidated Financial Statements....................................................    F-7

                           INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Revlon Consumer Products Corporation:

   We have audited the accompanying consolidated balance sheets of Revlon Consumer Products Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's deficiency and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the consolidated financial statements we have also audited the financial statement schedule as listed on the index on page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revlon Consumer Products Corporation and its subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                           KPMG PEAT MARWICK LLP

New York, New York
January 23, 1998

             REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                 (dollars in millions, except per share data)

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1997            1996
                                                                     -------------- --------------
ASSETS
Current assets:
 Cash and cash equivalents..........................................    $   42.8        $   38.6
 Trade receivables, less allowances of $25.9 and
  $24.9, respectively ..............................................       493.9           426.8
 Inventories .......................................................       349.3           281.1
 Prepaid expenses and other ........................................        99.3            75.3
                                                                     -------------- --------------
  Total current assets .............................................       985.3           821.8
Property, plant and equipment, net..................................       378.2           381.1
Other assets .......................................................       143.7           139.2
Intangible assets, net .............................................       329.2           280.6
                                                                     -------------- --------------
  Total assets .....................................................    $1,836.4        $1,622.7
                                                                     ============== ==============
LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
 Short-term borrowings--third parties ..............................    $   42.7        $   27.1
 Current portion of long-term debt--third parties...................         5.5             8.8
 Accounts payable...................................................       195.5           161.9
 Accrued expenses and other ........................................       366.1           366.2
                                                                     -------------- --------------
  Total current liabilities ........................................       609.8           564.0
Long-term debt--third parties ......................................     1,427.8         1,321.8
Long-term debt--affiliates .........................................        30.9            30.4
Other long-term liabilities ........................................       224.6           202.8
Stockholder's deficiency:
 Preferred stock, par value $1.00 per share; 1,000 shares
  authorized, 546 issued and outstanding............................        54.6            54.6
 Common stock, par value $1.00 per share; 1,000 shares authorized,
  issued and outstanding ...........................................          --              --
 Capital deficiency ................................................      (230.8)         (231.1)
 Accumulated deficit since June 24, 1992 ...........................      (256.8)         (301.6)
 Adjustment for minimum pension liability ..........................        (4.5)          (12.4)
 Currency translation adjustment ...................................       (19.2)           (5.8)
                                                                     -------------- --------------
  Total stockholder's deficiency ...................................      (456.7)         (496.3)
                                                                     -------------- --------------
  Total liabilities and stockholder's deficiency ...................    $1,836.4        $1,622.7
                                                                     ============== ==============




                See Notes to Consolidated Financial Statements.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN MILLIONS)

                                                        YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                      1997        1996       1995
                                                   ---------- ----------  ----------
Net sales.........................................  $2,390.9    $2,169.5   $1,940.0
Cost of sales.....................................     832.1       726.5      653.0
                                                   ---------- ----------  ----------
 Gross profit.....................................   1,558.8     1,443.0    1,287.0
Selling, general and administrative expenses .....   1,336.7     1,241.6    1,141.4
Business consolidation costs and other, net ......       7.6          --         --
                                                   ---------- ----------  ----------
 Operating income.................................     214.5       201.4      145.6
                                                   ---------- ----------  ----------
Other expenses (income):
 Interest expense.................................     136.2       133.4      142.6
 Interest and net investment income...............      (3.0)       (3.4)      (4.9)
 Gain on sale of subsidiary stock ................      (6.0)         --         --
 Amortization of debt issuance costs..............       6.7         8.3       11.0
 Foreign currency losses, net.....................       6.4         5.7       10.9
 Miscellaneous, net...............................       5.1         6.3        1.8
                                                   ---------- ----------  ----------
  Other expenses, net.............................     145.4       150.3      161.4
                                                   ---------- ----------  ----------
Income (loss) before income taxes.................      69.1        51.1      (15.8)
Provision for income taxes........................       9.4        25.5       25.4
                                                   ---------- ----------  ----------
Income (loss) before extraordinary item  .........      59.7        25.6      (41.2)
Extraordinary items--early extinguishment of
debt..............................................     (14.9)       (6.6)        --
                                                   ---------- ----------  ----------
Net income (loss).................................  $   44.8    $   19.0   $  (41.2)
                                                   ========== ==========  ==========


















                See Notes to Consolidated Financial Statements.

             REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY
                            (DOLLARS IN MILLIONS)

                                                                                                    CURRENCY
                                           PREFERRED     CAPITAL     ACCUMULATED       OTHER      TRANSLATION
                                             STOCK      DEFICIENCY   DEFICIT (A)    ADJUSTMENTS    ADJUSTMENT
                                          ----------- ------------  ------------- -------------  -------------
Balance, January 1, 1995.................    $54.6       $(414.7)      $(279.4)       $(10.9)        $ (5.8)
 Net loss................................                                (41.2)
 Adjustment for minimum pension
  liability..............................                                               (6.1)
 Net capital contribution ...............                    0.4 (d)
 Currency translation adjustment ........                                                               0.8
                                          ----------- ------------  ------------- -------------  -------------
Balance, December 31, 1995...............     54.6        (414.3)       (320.6)        (17.0)          (5.0)
 Net income..............................                                 19.0
 Contribution from parent ...............                  187.8 (e)
 Adjustment for minimum pension
  liability..............................                                                4.6
 Net capital distribution ...............                   (0.5)(d)
 Currency translation adjustment ........                                                              (0.8)(c)
 Acquisition of business ................                   (4.1)(b)
                                          ----------- ------------  ------------- -------------  -------------
Balance, December 31, 1996...............     54.6        (231.1)       (301.6)        (12.4)          (5.8)
 Net income..............................                                 44.8
 Adjustment for minimum pension
  liability..............................                                                7.9
 Net capital contribution ...............                    0.3 (d)
 Currency translation adjustment ........                                                             (13.4)
                                          ----------- ------------  ------------- -------------  -------------
Balance, December 31, 1997...............    $54.6       $(230.8)      $(256.8)       $ (4.5)        $(19.2)
                                          =========== ============  ============= =============  =============

(a) Represents net loss since June 24, 1992, the effective date of the transfer agreements referred to in Note 15.
(b) Represents amounts paid to Revlon Holdings Inc. for the Tarlow Advertising Division ("Tarlow") (See Note 15).
(c) Includes $2.1 of gains related to the Company's simplification of its international corporate structure.
(d) Represents changes in capital from the acquisition of the Bill Blass business (See Note 15).
(e) Represents the capital contribution from Revlon, Inc. with the funds from its initial public equity offering (the "Revlon IPO").








                See Notes to Consolidated Financial Statements.

             REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN MILLIONS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                              --------------------------------
                                                                                 1997      1996       1995
                                                                              --------- ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................................................  $  44.8    $  19.0    $  (41.2)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
 Depreciation and amortization...............................................    103.8       90.9       88.4
 Extraordinary item..........................................................     14.9        6.6         --
 Gain on sale of subsidiary stock ...........................................     (6.0)        --         --
 Gain on sale of certain fixed assets, net...................................     (4.4)        --       (2.2)
 Change in assets and liabilities:
  Increase in trade receivables..............................................    (70.3)     (67.7)     (44.1)
  Increase in inventories....................................................    (21.4)      (5.3)     (15.1)
  Decrease (increase) in prepaid expenses and other current assets ..........      1.3       (7.9)       4.5
  Increase in accounts payable...............................................     21.6       10.8       10.2
  Decrease in accrued expenses and other current liabilities.................     (4.2)     (10.2)     (12.2)
  Other, net ................................................................    (73.0)     (45.8)     (40.4)
                                                                              --------- ---------  ----------
Net cash provided by (used for) operating activities.........................      7.1       (9.6)     (52.1)
                                                                              --------- ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.........................................................    (56.5)     (58.0)     (54.3)
Acquisition of businesses, net of cash acquired..............................    (60.4)      (7.1)     (21.2)
Proceeds from the sale of certain fixed assets...............................      8.5         --        3.0
                                                                              --------- ---------  ----------
Net cash used for investing activities.......................................   (108.4)     (65.1)     (72.5)
                                                                              --------- ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings--third parties .............     18.0        5.8     (122.9)
Proceeds from the issuance of long-term debt--third parties..................    802.3      266.4      493.7
Repayment of long-term debt--third parties...................................   (707.5)    (366.6)    (236.3)
Net contribution from parent ................................................      0.3      187.3        0.4
Proceeds from the issuance of debt--affiliates...............................    120.7      115.0      157.4
Repayment of debt--affiliates................................................   (120.2)    (115.0)    (151.0)
Acquisition of business from affiliate.......................................       --       (4.1)        --
Payment of debt issuance costs...............................................     (4.5)     (10.9)     (15.7)
                                                                              --------- ---------  ----------
Net cash provided by financing activities....................................    109.1       77.9      125.6
                                                                              --------- ---------  ----------
Effect of exchange rate changes on cash and cash equivalents.................     (3.6)      (0.9)      (0.1)
                                                                              --------- ---------  ----------
 Net increase in cash and cash equivalents...................................      4.2        2.3        0.9
 Cash and cash equivalents at beginning of period............................     38.6       36.3       35.4
                                                                              --------- ---------  ----------
 Cash and cash equivalents at end of period..................................  $  42.8    $  38.6    $  36.3
                                                                              ========= =========  ==========
Supplemental schedule of cash flow information:
 Cash paid during the period for:
  Interest ..................................................................  $ 142.2    $ 139.0    $ 148.2
  Income taxes, net of refunds...............................................     10.6       15.4       18.8
Supplemental schedule of noncash investing activities:
 In connection with business acquisitions, liabilities were assumed
  (including minority interest) as follows:
  Fair value of assets acquired..............................................  $ 132.7    $   9.7    $  27.3
  Cash paid..................................................................    (64.5)      (7.2)     (21.6)
                                                                              --------- ---------  ----------
  Liabilities assumed........................................................  $  68.2    $   2.5    $   5.7
                                                                              ========= =========  ==========


                See Notes to Consolidated Financial Statements.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

   Revlon Consumer Products Corporation ("Products Corporation" and together with its subsidiaries, the "Company") was formed in April 1992. The Company operates in a single business segment with many different products, which include an extensive array of glamorous, exciting and innovative cosmetic and skin care, fragrance and personal care products, and professional products (products for use in and resale by professional salons). In the United States and increasingly in international markets, the Company's products are sold principally in the self-select distribution channel. The Company also sells certain products in the demonstrator-assisted distribution channel, sells consumer and professional products to United States military exchanges and commissaries, operates retail outlet stores and has a licensing group. Outside the United States, the Company also sells such consumer products through department stores and specialty stores, such as perfumeries.

   On June 24, 1992, Products Corporation succeeded to assets and liabilities of the cosmetic and skin care, fragrance and personal care products business of its then parent company whose name was changed from Revlon, Inc. to Revlon Holdings Inc. ("Holdings"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to the Company's business and which historically had not been profitable (the "Retained Brands") and certain other assets and liabilities were retained by Holdings.

   The Consolidated Financial Statements of the Company presented herein relate to the business to which the Company succeeded and include the assets, liabilities and results of operations of such business. Assets, liabilities, revenues, other income, costs and expenses which were identifiable specifically to the Company are included herein and those identifiable specifically to the retained and divested businesses of Holdings have been excluded. Amounts which were not identifiable specifically to either the Company or Holdings are included herein to the extent applicable to the Company pursuant to a method of allocation generally based on the respective proportion of the business of the Company to the applicable total of the businesses of the Company and Holdings. The operating results of the Retained Brands and divested businesses of Holdings have not been reflected in the Consolidated Financial Statements of the Company. Management of the Company believes that the basis of allocation and presentation is reasonable.

   Although the Retained Brands were not transferred to Products Corporation when the cosmetic and skin care, fragrance and personal care products business of Holdings was transferred to Products Corporation, Products Corporation's bank lenders required that all assets and liabilities relating to such Retained Brands existing on the date of transfer (June 24, 1992), other than the brand names themselves and certain other intangible assets, be transferred to Products Corporation. Any assets and liabilities that had not been disposed of or satisfied by December 31 of the applicable year have been reflected in the Company's consolidated financial position as of such dates. However, any new assets or liabilities generated by such Retained Brands since the transfer date and any income or loss associated with inventory that has been transferred to Products Corporation relating to such Retained Brands have been and will be for the account of Holdings. In addition, certain assets and liabilities relating to divested businesses were transferred to Products Corporation on the transfer date and any remaining balances as of December 31 of the applicable year have been reflected in the Company's Consolidated Balance Sheets as of such dates. At December 31, 1997 and 1996, the amounts reflected in the Company's Consolidated Balance Sheets aggregated a net liability of $23.3 and $23.6, respectively, of which $4.9 and $5.2, respectively, are included in accrued expenses and other and $18.4 as of both dates is included in other long-term liabilities.

   The Consolidated Financial Statements include the accounts of Products Corporation and its subsidiaries after elimination of all material intercompany balances and transactions. Further, the

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   Products Corporation is a direct wholly owned subsidiary of Revlon, Inc., which is an indirect majority owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman.

CASH AND CASH EQUIVALENTS:

   Cash equivalents (primarily investments in time deposits which have original maturities of three months or less) are carried at cost, which approximates fair value.

INVENTORIES:

   Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS:

   Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 to 40 years; buildings and improvements, 5 to 50 years; machinery and equipment, 3 to 17 years; and office furniture and fixtures and capitalized software development costs, 2 to 12 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

   Included in other assets are permanent displays amounting to approximately $107.7 and $81.8 (net of amortization) as of December 31, 1997 and 1996, respectively, which are amortized over 3 to 5 years.

INTANGIBLE ASSETS RELATED TO BUSINESSES ACQUIRED:

   Intangible assets related to businesses acquired principally represent goodwill, the majority of which is being amortized on a straight-line basis over 40 years. The Company evaluates, when circumstances warrant, the recoverability of its intangible assets on the basis of undiscounted cash flow projections and through the use of various other measures, which include, among other things, a review of its image, market share and business plans. Accumulated amortization aggregated $104.4 and $94.2 at December 31, 1997 and 1996, respectively.

REVENUE RECOGNITION:

   The Company recognizes net sales upon shipment of merchandise. Net sales comprise gross revenues less expected returns, trade discounts and customer allowances. Cost of sales is reduced for the estimated net realizable value of expected returns.

INCOME TAXES:

   Income taxes are calculated using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

   The Company is included in the affiliated group of which Mafco Holdings is the common parent, and the Company's federal taxable income and loss will be included in such group's consolidated tax return

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

filed by Mafco Holdings. The Company also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. For all periods presented, federal, state and local income taxes are provided as if the Company filed its own income tax returns. On June 24, 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries and Mafco Holdings entered into a tax sharing agreement, which is described in Notes 12 and 15.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

   Products Corporation sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. For plans in the United States, the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually. Various subsidiaries outside the United States have retirement plans under which funds are deposited with trustees or reserves are provided.

   Products Corporation accounts for benefits such as severance, disability and health insurance provided to former employees prior to their retirement, if estimable, on a terminal basis in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies," as amended by SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires companies to accrue for postemployment benefits when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated, which Products Corporation has concluded is generally when an employee is terminated.

RESEARCH AND DEVELOPMENT:

   Research and development expenditures are expensed as incurred. The amounts charged against earnings in 1997, 1996 and 1995 were $29.7, $26.3 and $22.3, respectively.

FOREIGN CURRENCY TRANSLATION:

   Assets and liabilities of foreign operations are generally translated into United States dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of stockholder's deficiency. Foreign subsidiaries and branches operating in hyperinflationary economies translate nonmonetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

   Effective January 1997, the Company's operations in Mexico have been accounted for as operating in a hyperinflationary economy. Effective July 1997, the Company's operations in Brazil have been accounted for as is required for a non-hyperinflationary economy. The impact of the changes in accounting for Brazil and Mexico were not material to the Company's operating results in 1997.

SALE OF SUBSIDIARY STOCK:

   The Company recognizes gains and losses on sales of subsidiary stock in its Consolidated Statements of Operations.

CLASSES OF STOCK:

   Products Corporation designated 1,000 shares of Preferred Stock as the Series A Preferred Stock, of which 546 shares are outstanding and held by Revlon, Inc. The holder of Series A Preferred Stock is not entitled to receive any dividends. The Series A Preferred Stock is entitled to a liquidation preference of

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

$100,000 per share before any distribution is made to the holders of Common Stock. The holder of the Series A Preferred Stock does not have any voting rights, except as required by law. The Series A Preferred Stock may be redeemed at any time by Products Corporation, at its option, for $100,000 per share. However, the terms of Products Corporation's various debt agreements currently restrict Products Corporation's ability to effect such redemption.

STOCK-BASED COMPENSATION:

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s stock at the date of the grant over the amount an employee must pay to acquire the stock (See Note 14).

DERIVATIVE FINANCIAL INSTRUMENTS:

   Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks. The Company maintains a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

   The differentials to be received or paid under interest rate contracts designated as hedges are recognized in income over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate contracts designated as hedges are deferred and amortized into interest expense over the remaining life of the original contracts or until repayment of the hedged indebtedness. Unrealized gains and losses on outstanding contracts designated as hedges are not recognized.

   Gains and losses on contracts designated to hedge identifiable foreign currency commitments are deferred and accounted for as part of the related foreign currency transaction. Gains and losses on all other foreign currency contracts are included in income currently. Transaction gains and losses have not been material.

2. EXTRAORDINARY ITEMS

   The extraordinary item in 1997 resulted from the write-off in the second quarter of 1997 of deferred financing costs associated with the early extinguishment of borrowings under a prior credit agreement and costs of approximately $6.3 in connection with the redemption of Products Corporation's 10 7/8% Sinking Fund Debentures due 2010 (the "Sinking Fund Debentures"). The early extinguishment of borrowings under a prior credit agreement and the redemption of the Sinking Fund Debentures were financed by the proceeds from a new credit agreement which became effective in May 1997 (the "Credit Agreement"). The extraordinary item in 1996 resulted from the write-off of deferred financing costs associated with the early extinguishment of borrowings with the net proceeds from the Revlon IPO and proceeds from a prior credit agreement.

3. BUSINESS CONSOLIDATION COSTS AND OTHER, NET

   Business consolidation costs and other, net in 1997 include severance and other costs in connection with the consolidation of certain warehouse, distribution and headquarter operations related to the Cosmetic Center Merger (See Note 4); severance, writedowns of certain assets to their estimated net realizable value and other related costs to rationalize factory and warehouse operations in certain United

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

States and International operations, partially offset by related gains from the sales of certain factory operations of approximately $4.3 and an approximately $12.7 settlement of a claim in the second quarter of 1997. The business consolidation costs include $15.5 for the termination of approximately 475 factory and administrative employees. By December 31, 1997 the Company terminated approximately 260 employees, made cash payments for such terminations of approximately $7.7, and made cash payments for other business consolidation costs of approximately $5.4. As of December 31, 1997, the unpaid balance of the business consolidation accrual approximated $11.5, which amount is included in accrued expenses and other.

4. ACQUISITIONS

   On April 25, 1997, Prestige Fragrance & Cosmetics, Inc. ("PFC"), a wholly owned subsidiary of Products Corporation, and The Cosmetic Center, Inc. ("CCI") completed the merger of PFC with and into CCI (the "Cosmetic Center Merger") with CCI (subsequent to the Cosmetic Center Merger, "Cosmetic Center") surviving the Cosmetic Center Merger. In the Cosmetic Center Merger, Products Corporation received in exchange for all of the capital stock of PFC newly issued Class C Common Stock of Cosmetic Center constituting approximately 85.0% of Cosmetic Center's outstanding common stock. Accordingly, the Cosmetic Center Merger was accounted for as a reverse acquisition using the purchase method of accounting, with PFC considered the acquiring entity for accounting purposes even though Cosmetic Center is the surviving legal entity. The deemed purchase consideration for the acquisition was approximately $27.9 and the goodwill associated with the Cosmetic Center Merger was approximately $10.5. The Company recognized a gain of $6.0 resulting from the sale of subsidiary stock pursuant to the Cosmetic Center Merger. The results of the Company for the period ended December 31, 1997 include the results of operations of Cosmetic Center since the effective date of the Cosmetic Center Merger.

   The following represents certain summary unaudited pro forma information as if the Cosmetic Center Merger had occurred as of the beginning of the respective periods presented. The summary unaudited pro forma information below combines the actual results of the Company (including Cosmetic Center after the Cosmetic Center Merger) and the results of CCI prior to the Cosmetic Center Merger, excluding non-recurring business consolidation costs directly attributable to the Cosmetic Center Merger of $4.0 in 1997, and reflects increased amortization of goodwill, increased interest expense and certain income tax adjustments related to the Cosmetic Center Merger that would have been incurred had the Cosmetic Center Merger occurred at such dates. The unaudited summary pro forma information is not necessarily indicative of the results of operations of the Company had the Cosmetic Center Merger occurred at such dates, nor is it necessarily indicative of future results.

                                        YEAR ENDED
                                       DECEMBER 31,
                                  ----------------------
                                     1997        1996
                                  ---------- ----------
Net sales........................  $2,426.5    $2,303.3
Operating income.................     216.4       195.1
Income before extraordinary
 item............................      60.6        16.3

   In 1997, the Company consummated other acquisitions for a combined purchase price of $51.6, with resulting goodwill of $35.8. These acquisitions were not significant to the Company's results of operations. Acquisitions consummated in 1996 and 1995 were also not significant to the Company's results of operations.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

 5. INVENTORIES

                              DECEMBER 31,
                            -----------------
                              1997     1996
                            -------- -------
Raw materials and
 supplies..................  $ 82.6   $ 76.6
Work-in-process............    14.9     19.4
Finished goods.............   251.8    185.1
                            -------- -------
                             $349.3   $281.1
                            ======== =======

6. PREPAID EXPENSES AND OTHER

                    DECEMBER 31,
                  ----------------
                    1997    1996
                  ------- -------
Prepaid
 expenses........  $40.9    $43.1
Other............   58.4     32.2
                  ------- -------
                   $99.3    $75.3
                  ======= =======

7. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                 DECEMBER 31,
                                                             --------------------
                                                                1997      1996
                                                             --------- ---------
Land and improvements.......................................  $  32.5    $  37.5
Buildings and improvements..................................    193.2      207.6
Machinery and equipment.....................................    208.5      194.9
Office furniture and fixtures and software development
 costs......................................................     85.5       59.4
Leasehold improvements......................................     44.9       37.5
Construction-in-progress....................................     30.6       43.7
                                                             --------- ---------
                                                                595.2      580.6
Accumulated depreciation....................................   (217.0)    (199.5)
                                                             --------- ---------
                                                              $ 378.2    $ 381.1
                                                             ========= =========

   Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $42.1, $39.1 and $38.6, respectively.

8. ACCRUED EXPENSES AND OTHER

                                                                   DECEMBER 31,
                                                                ------------------
                                                                  1997      1996
                                                                -------- --------
Advertising and promotional costs and accrual for sales
 returns.......................................................  $148.0    $137.4
Compensation and related benefits..............................    76.6      95.5
Interest.......................................................    32.3      36.7
Taxes, other than federal income taxes.........................    32.1      35.0
Restructuring and business consolidation costs.................    18.6       6.9
Net liabilities assumed from Holdings..........................     4.9       5.2
Other..........................................................    53.6      49.5
                                                                -------- --------
                                                                 $366.1    $366.2
                                                                ======== ========

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

 9. SHORT-TERM BORROWINGS

   Products Corporation maintained short-term bank lines of credit at December 31, 1997 and 1996 aggregating approximately $82.3 and $72.7, respectively, of which approximately $42.7 and $27.1 were outstanding at December 31, 1997 and 1996, respectively. Interest rates on amounts borrowed under such short-term lines at December 31, 1997 and 1996 varied from 2.5% to 12.0% and 2.2% to 12.1%, respectively. Compensating balances at December 31, 1997 and 1996 were approximately $6.2 and $7.4, respectively. Interest rates on compensating balances at December 31, 1997 and 1996 varied from 0.4% to 8.1% and 0.4% to 7.9%, respectively.

10. LONG-TERM DEBT

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ---------
Working capital lines (a).................................  $  344.6   $  187.2
Bank mortgage loan agreement due 2000 (b).................      33.3       41.7
9 1/2% Senior Notes due 1999 (c)..........................     200.0      200.0
9 3/8% Senior Notes due 2001 (d)..........................     260.0      260.0
10 1/2% Senior Subordinated Notes due 2003 (e) ...........     555.0      555.0
10 7/8% Sinking Fund Debentures due 2010 (f)..............        --       79.6
Advances from Holdings (g)................................      30.9       30.4
Other mortgages and notes payable (8.6%-13.0%) due
 through 2001.............................................       1.4        7.1
Cosmetic Center facility (h)..............................      39.0         --
                                                           ---------- ---------
                                                             1,464.2    1,361.0
Less current portion......................................      (5.5)      (8.8)
                                                           ---------- ---------
                                                            $1,458.7   $1,352.2
                                                           ========== =========

   (a) In May 1997, Products Corporation entered into the Credit Agreement with a syndicate of lenders, whose individual members change from time to time. The proceeds of loans made under the Credit Agreement were used to repay the loans outstanding under the 1996 Credit Agreement and to redeem the Sinking Fund Debentures.

   The Credit Agreement provides up to $750.0 and is comprised of five senior secured facilities: $200.0 in two term loan facilities (the "Term Loan Facilities"), a $300.0 multi-currency facility (the "Multi-Currency Facility"), a $200.0 revolving acquisition facility, which may be increased to $400.0 under certain circumstances with the consent of a majority of the lenders (the "Acquisition Facility"), and a $50.0 special standby letter of credit facility (the "Special LC Facility" and together with the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility, the "Credit Facilities"). The Multi-Currency Facility is available (i) to Products Corporation in revolving credit loans denominated in U.S. dollars (the "Revolving Credit Loans"), (ii) to Products Corporation in standby and commercial letters of credit denominated in U.S. dollars (the "Operating Letters of Credit") and (iii) to Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies (the "Local Loans"). At December 31, 1997 Products Corporation had approximately $200.0 outstanding under the Term Loan Facilities, $102.7 outstanding under the Multi-Currency Facility, $41.9 outstanding under the Acquisition Facility and $34.8 of issued but undrawn letters of credit under the Special LC Facility.

   The Credit Facilities (other than loans in foreign currencies) bear interest as of December 31, 1997 at a rate equal to, at Products
Corporation's option, either (A) the Alternate Base Rate plus 1/4 of 1% (or

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

1.25% for Local Loans); or (B) the Eurodollar Rate plus 1.25%. Loans in foreign currencies bear interest as of December 31, 1997 at a rate equal to the Eurocurrency Rate or, in the case of Local Loans, the local lender rate, in each case plus 1.25%. The applicable margin is reduced (or increased, but not above 3/4 of 1% for Alternate Base Rate Loans not constituting Local Loans and 1.75% for other loans) in the event Products Corporation attains (or fails to attain) certain leverage ratios. Products Corporation pays the lender a commitment fee as of December 31, 1997 of 3/8 of 1% of the unused portion of the Credit Facilities, subject to reduction (or increase, but not above 1/2 of 1%) based on attaining (or failing to attain) certain leverage ratios. Under the Multi-Currency Facility, the Company pays the lenders an administrative fee of 1/4% per annum on the aggregate principal amount of specified Local Loans. Products Corporation also paid certain facility and other fees to the lenders and agents upon closing of the Credit Agreement. Prior to its termination date, the commitments under the Credit Facilities will be reduced by: (i) the net proceeds in excess of $10.0 each year received during such year from sales of assets by Holdings (or certain of its subsidiaries), Products Corporation or any of its subsidiaries (and $25.0 with respect to certain specified dispositions), subject to certain limited exceptions, (ii) certain proceeds from the sales of collateral security granted to the lenders, (iii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt, (iv) 50% of the excess cash flow of Products Corporation and its subsidiaries (unless certain leverage ratios are attained) and (v) certain scheduled reductions in the case of the Term Loan Facilities, which will commence on May 31, 1998 in the aggregate amount of $1.0 annually over the remaining life of the Credit Agreement, and in the case of the Acquisition Facility, which will commence on December 31, 1999 in the amount of $25.0 and in the amounts of $60.0 during 2000, $90.0 during 2001 and $25.0 during 2002 (which reductions will be proportionately increased if the Acquisition Facility is increased). The Credit Agreement will terminate on May 30, 2002. The weighted average interest rates on the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility were 7.1%, 5.4% and 5.7% per annum, respectively, as of December 31, 1997.

   The Credit Facilities, subject to certain exceptions and limitations, are supported by guarantees from Holdings and certain of its subsidiaries, Revlon, Inc., Products Corporation and the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the Credit Facilities and the obligations under the aforementioned guarantees are secured, subject to certain limitations, by (i) mortgages on Holdings' Edison, New Jersey and Products Corporation's Phoenix, Arizona facilities;
(ii) the capital stock of Products Corporation and its domestic subsidiaries, 66% of the capital stock of its first tier foreign subsidiaries and the capital stock of certain subsidiaries of Holdings; (iii) domestic intellectual property and certain other domestic intangibles of (x) Products Corporation and its domestic subsidiaries (other than Cosmetic Center) and
(y) certain subsidiaries of Holdings; (iv) domestic inventory and accounts receivable of (x) Products Corporation and its domestic subsidiaries (other than Cosmetic Center) and (y) certain subsidiaries of Holdings; and (v) the assets of certain foreign subsidiary borrowers under the Multi-Currency Facility (to support their borrowings only). The Credit Agreement provides that the liens on the stock and personal property referred to above may be shared from time to time with specified types of other obligations incurred or guaranteed by Products Corporation, such as interest rate hedging obligations, working capital lines and a subsidiary of Products Corporation's Yen-denominated credit agreement (the "Yen Credit Agreement").

   The Credit Agreement contains various material restrictive covenants prohibiting Products Corporation from (i) incurring additional indebtedness or guarantees, with certain exceptions, (ii) making dividend, tax sharing and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, permitting Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Securities and Exchange Commission ("Commission") filing fees and

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its common stock in connection with the delivery of such common stock to grantees under any stock option plan, provided that the aggregate amount of such dividends and distributions taken together with any purchases of Revlon, Inc. common stock on the market to satisfy matching obligations under an excess savings plan may not exceed $6.0 per annum, (iii) creating liens or other encumbrances on their assets or revenues, granting negative pledges or selling or transferring any of their assets except in the ordinary course of business, all subject to certain limited exceptions, (iv) with certain exceptions, engaging in merger or acquisition transactions, (v) prepaying indebtedness, subject to certain limited exceptions, (vi) making investments, subject to certain limited exceptions, and (vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms' length transaction. In addition to the foregoing, the Credit Agreement contains financial covenants requiring Products Corporation to maintain minimum interest coverage and covenants which limit the leverage ratio of Products Corporation and the amount of capital expenditures.

   In January 1996, Products Corporation entered into a credit agreement (the "1996 Credit Agreement"), which became effective upon consummation of the Revlon IPO on March 5, 1996. The 1996 Credit Agreement included, among other things, (i) a term to December 31, 2000 (subject to earlier termination in certain circumstances), and (ii) credit facilities of $600.0 comprised of four senior secured facilities: a $130.0 term loan facility, a $220.0 multi-currency facility, a $200.0 revolving acquisition facility and a $50.0 standby letter of credit facility. The weighted average interest rates on the term loan facility and multi-currency facility were 8.1% and 7.0% per annum, respectively, as of, December 31, 1996.

   (b) The Pacific Finance & Development Corp., a subsidiary of Products Corporation, is the borrower under a yen denominated credit agreement (the "Yen Credit Agreement"), which had a principal balance of approximately yen
4.3 billion as of December 31, 1997 (approximately $33.3 U.S. dollar equivalent as of December 31, 1997). In accordance with the terms of the Yen Credit Agreement, approximately yen 539 million (approximately $5.2 U.S. dollar equivalent) was paid in January 1996 and approximately yen 539 million (approximately $4.6 U.S. dollar equivalent) was paid in January 1997. In June 1997, Products Corporation amended and restated the Yen Credit Agreement to extend the term to December 31, 2000 subject to earlier termination under certain circumstances. In accordance with the terms of the Yen Credit Agreement, as amended and restated, approximately yen 539 million (approximately $4.2 U.S. dollar equivalent as of December 31, 1997) is due in each of March 1998, 1999 and 2000 and yen 2.7 billion (approximately $20.7 U.S. dollar equivalent as of December 31, 1997) is due on December 31, 2000. The applicable interest rate at December 31, 1997 under the Yen Credit Agreement was the Euro-Yen rate plus 1.25%, which approximated 1.9%. The interest rate at December 31, 1996, was the Euro-Yen rate plus 2.5%, which approximated 3.1%.

   (c) The Senior Notes due 1999 (the "1999 Senior Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the 1999 Senior Notes (the "1999 Senior Note Indenture")). The 1999 Senior Notes bear interest at 9 1/2% per annum. Interest is payable on June 1 and December 1.

   The 1999 Senior Notes may not be redeemed prior to maturity. Upon a Change of Control (as defined in the 1999 Senior Note Indenture) and subject to certain conditions, each holder of 1999 Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 1999 Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the 1999 Senior Note Indenture), Products Corporation will be obligated to make offers to purchase the 1999 Senior Notes.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

    The 1999 Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the 1999 Senior Notes, (iv) the payment of dividends on and redemption of capital stock of Products Corporation and its subsidiaries and the redemption of certain subordinated obligations of Products Corporation, except that the 1999 Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum (subject to allowable increases) in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The 1999 Senior Note Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   (d) The 9 3/8% Senior Notes due 2001 (the "Senior Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the Senior Notes (the "Senior Note Indenture")). The Senior Notes bear interest at 9 3/8% per annum. Interest is payable on April 1 and October 1.

   The Senior Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after April 1, 1998 at the redemption prices set forth in the Senior Note Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the Senior Note Indenture), Products Corporation will have the option to redeem the Senior Notes in whole or in part at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and, subject to certain conditions, each holder of Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Notes.

   The Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the Senior Notes, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum (subject to allowable increases) in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications (See Note 19).

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

    (e) The Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") are unsecured obligations of Products Corporation and are subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the Senior Subordinated Notes (the "Senior Subordinated Note Indenture")). The Senior Subordinated Notes bear interest at 10 1/2% per annum. Interest is payable on February 15 and August 15.

   The Senior Subordinated Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after February 15, 1998 at the redemption prices set forth in the Senior Subordinated Note Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the Senior Subordinated Note Indenture), Products Corporation will have the option to redeem the Senior Subordinated Notes in whole or in part at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Subordinated
Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and, subject to certain conditions, each holder of Senior Subordinated Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior Subordinated Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Subordinated Notes.

   The Senior Subordinated Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries,
(iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries to secure debt other than Senior Debt (as defined in the Senior Subordinated Note Indenture) or debt of a subsidiary, unless the Senior Subordinated Notes are equally and ratably secured, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Subordinated Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum (subject to allowable increases) in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Subordinated Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications (See Note 19).

   (f) Products Corporation redeemed all the outstanding $85.0 principal amount of Sinking Fund Debentures during 1997 with the proceeds of borrowings under the Credit Agreement.

   (g) During 1992, Holdings made an advance of $25.0 to Products Corporation. This advance was evidenced by a noninterest-bearing demand note payable by Products Corporation, the payment of which was subordinated to the obligations of Products Corporation under the credit agreement in effect at that time. Holdings agreed not to demand payment under the note so long as any indebtedness remained outstanding under the credit agreement in effect at that time. In February 1995, the $13.3 in notes due to Products Corporation under the Financing Reimbursement Agreement, referred to in Note 15, was offset against the $25.0 note and Holdings agreed not to demand payment under the resulting $11.7 note so long as certain indebtedness remains outstanding. In October 1993, Products Corporation borrowed from

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

Holdings approximately $23.2 (as adjusted and subject to further adjustment for certain expenses) representing amounts received by Holdings from an escrow account relating to divestiture by Holdings of certain of its predecessor businesses. In July 1995, Products Corporation borrowed from Holdings approximately $0.8, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of certain of its businesses. In 1995, Products Corporation borrowed from Holdings approximately $5.6, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses. In June 1996, $10.9 in notes due to Products Corporation under the Financing Reimbursement Agreement from Holdings was offset against the $11.7 demand note (referred to above) payable by Products Corporation to Holdings. In June 1997, Products Corporation borrowed from Holdings approximately $0.5, representing certain amounts received by Holdings from the sale of a brand and the inventory relating thereto. At December 31, 1997 the balance of $30.9 is evidenced by noninterest-bearing promissory notes payable to Holdings that are subordinated to Products Corporation's obligations under the Credit Agreement.

   (h) In connection with the Cosmetic Center Merger, on April 25, 1997 Cosmetic Center entered into a loan and security agreement (the "Cosmetic Center Facility"). Cosmetic Center paid the then outstanding balance of $14.0 on CCI's former credit agreement with borrowings under the Cosmetic Center Facility. On April 28, 1997, Cosmetic Center used approximately $21.2 of borrowings under the Cosmetic Center Facility to fund the cash election associated with the Cosmetic Center Merger. The Cosmetic Center Facility, which expires on April 30, 1999, provides up to $70.0 of revolving credit tied to a borrowing base of 65% of Cosmetic Center's eligible inventory, as defined in the Cosmetic Center Facility. Borrowings under the Cosmetic Center Facility are collateralized by Cosmetic Center's accounts receivable and inventory and proceeds therefrom. Under the Cosmetic Center Facility, Cosmetic Center may borrow at the London Inter-Bank Offered Rate ("LIBOR") plus 2.25% or at the lending bank's prime rate plus 0.5%. Cosmetic Center also pays a commitment fee equal to one-quarter of one percent per annum. Interest is payable on a monthly basis except for interest on LIBOR rate loans with a maturity of less than three months, which is payable at the end of the LIBOR rate loan period and interest on LIBOR rate loans with a maturity of more than three months, which is payable every three months. If Cosmetic Center terminates the Cosmetic Center Facility, Cosmetic Center is obligated to pay a prepayment penalty of $0.7 if the termination occurs before the first anniversary date of the Cosmetic Center Facility and $0.2 if the termination occurs after the first anniversary date. The Cosmetic Center Facility contains various restrictive covenants and requires Cosmetic Center to maintain a minimum tangible net worth and an interest coverage ratio. At December 31, 1997, approximately $39.0 was outstanding under the Cosmetic Center Facility with an interest rate of 8.1%.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings at interest rates more favorable to Products Corporation than the rate under the Credit Agreement. No such borrowings were outstanding at December 31, 1997 or 1996.

   The aggregate amounts of long-term debt maturities and sinking fund requirements (at December 31, 1997), in the years 1998 through 2002 are $5.5, $244.4, $26.2, $278.5 and $354.6, respectively, and $555.0 thereafter.

11. FINANCIAL INSTRUMENTS

   As of December 31, 1997, Products Corporation was party to a series of interest rate swap agreements totaling a notional amount of $225.0 in which Products Corporation agreed to pay on such notional amount a variable interest rate equal to the six month LIBOR to its counterparties and the counterparties agreed to pay on such notional amounts fixed interest rates averaging approximately 6.03% per annum. Products Corporation entered into these agreements in 1993 and 1994 (and in the first quarter of 1996 extended a portion equal to a notional amount of $125.0 through December 2001) to convert the interest rate on $225.0 of fixed-rate indebtedness to a variable rate. If Products Corporation had

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

terminated these agreements, which Products Corporation considered to be held for other than trading purposes, on December 31, 1997 and 1996, a loss of approximately $0.1 and $3.5, respectively, would have been realized. Certain other swap agreements were terminated in 1993 for a gain of $14.0 that was amortized over the original lives of the agreements through 1997. The amortization of the 1993 realized gain in 1997, 1996 and 1995 was approximately $3.1, $3.2 and $3.2, respectively. Cash flow from the agreements outstanding at December 31, 1997 was approximately break even for 1997. In anticipation of repayment of the hedged indebtedness, Products Corporation terminated these agreements in January 1998 and realized a gain of approximately $1.6, which will be recognized upon repayment of the hedged indebtedness.

   Products Corporation enters into forward foreign exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. At December 31, 1997 and 1996, Products Corporation had forward foreign exchange contracts denominated in various currencies of approximately $90.1 and $62.0, respectively, and option contracts of approximately $94.9 outstanding at December 31, 1997. Such contracts are entered into to hedge transactions predominantly occurring within twelve months. If Products Corporation had terminated these contracts on December 31, 1997 and 1996, no material gain or loss would have been realized.

   The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt at December 31, 1997 and 1996 was approximately $39.0 and $37.3 more than the carrying value of $1,464.2 and $1,361.0, respectively. Because considerable judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amounts.

   Products Corporation also maintains standby and trade letters of credit with certain banks for various corporate purposes under which Products Corporation is obligated, of which approximately $40.6 and $40.9 (including amounts available under credit agreements in effect at that time) were maintained at December 31, 1997 and 1996, respectively. Included in these amounts are $27.7 and $26.4, respectively, in standby letters of credit which support Products Corporation's self-insurance programs (See Note 15). The estimated liability under such programs is accrued by Products Corporation.

   The carrying amounts of cash and cash equivalents, trade receivables, accounts payable and short-term borrowings approximate their fair values.

12. INCOME TAXES

   In June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. and Products Corporation or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation is a member of such group. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Products Corporation will pay to Revlon, Inc., which in turn will pay Mafco Holdings, amounts equal to the taxes that such corporation would otherwise have to pay if they were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Products Corporation), except that Products Corporation will

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Products Corporation or Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making any tax sharing payments other than in respect of state and local income taxes. Since the payments to be made by Products Corporation under the Tax Sharing Agreement will be determined by the amount of taxes that Products Corporation would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Products Corporation against losses and tax credits generated by Mafco Holdings and its other subsidiaries. As a result of net operating tax losses and prohibitions under the Credit Agreement there were no federal tax payments or payments in lieu of taxes pursuant to the Tax Sharing Agreement for 1997, 1996 or 1995. Products Corporation has a liability of $0.9 to Revlon, Inc. in respect of federal taxes for 1997 under the Tax Sharing Agreement.

   Pursuant to the asset transfer agreement referred to in Note 15, Products Corporation assumed all tax liabilities of Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded reserves on Holdings' books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Holdings.

   The Company's income (loss) before income taxes and the applicable provision (benefit) for income taxes are as follows:

                                            YEAR ENDED DECEMBER 31,
                                          ----------------------------
                                            1997     1996      1995
                                          -------- -------  ---------
Income (loss) before income taxes:
 Domestic................................  $ 84.6    $10.6    $(39.4)
 Foreign ................................   (15.5)    40.5      23.6
                                          -------- -------  ---------
                                           $ 69.1    $51.1    $(15.8)
                                          ======== =======  =========
Provision (benefit) for income taxes:
 Federal.................................  $  0.9    $  --    $   --
 State and local.........................     1.2      1.2       3.4
 Foreign.................................     7.3     24.3      22.0
                                          -------- -------  ---------
                                           $  9.4    $25.5    $ 25.4
                                          ======== =======  =========
 Current.................................  $ 30.5    $22.7    $ 37.1
 Deferred................................    10.4      6.6       3.0
 Benefits of operating loss
  carryforwards..........................   (32.6)    (4.7)    (15.4)
 Carryforward utilization applied to
  goodwill...............................     1.1      1.0       0.8
 Effect of enacted change of tax rates ..      --     (0.1)     (0.1)
                                          -------- -------  ---------
                                           $  9.4    $25.5    $ 25.4
                                          ======== =======  =========

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

    The effective tax rate on income (loss) before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

                                                 YEAR ENDED DECEMBER 31,
                                              -----------------------------
                                                1997      1996      1995
                                              -------- --------  ---------
Statutory federal income tax rate............    35.0%    35.0%    (35.0)%
State and local taxes, net of federal income
 tax benefit.................................     1.2      1.6      14.0
Foreign and U.S. tax effects attributable to
 operations outside the U.S. ................    12.9     35.4      87.0
Nondeductible amortization expense...........     4.4      5.7      15.7
U.S. loss without benefit....................      --       --      79.1
Change in domestic valuation allowance ......   (40.2)   (29.0)       --
Nontaxable gain on sale of subsidiary stock .    (3.1)      --        --
Other .......................................     3.4      1.2        --
                                              -------- --------  ---------
Effective rate...............................    13.6%    49.9%    160.8%
                                              ======== ========  =========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                              DECEMBER 31,
                                                          --------------------
                                                             1997      1996
                                                          --------- ---------
Deferred tax assets:
 Accounts receivable, principally due to doubtful
  accounts...............................................  $   3.3    $   3.9
 Inventories.............................................     11.7       12.5
 Net operating loss carryforwards........................    222.2      269.2
 Restructuring and related reserves......................      9.4       10.2
 Employee benefits.......................................     29.0       31.7
 State and local taxes...................................     13.1       12.8
 Self-insurance..........................................      3.8        3.6
 Advertising, sales discounts and returns and coupon
  redemptions............................................     26.0       23.6
 Other...................................................     26.2       23.9
                                                          --------- ---------
  Total gross deferred tax assets........................    344.7      391.4
  Less valuation allowance...............................   (298.9)    (347.0)
                                                          --------- ---------
  Net deferred tax assets................................     45.8       44.4
Deferred tax liabilities:
 Plant, equipment and other assets.......................    (49.7)     (43.0)
 Inventories.............................................     (0.2)      (0.2)
 Other...................................................     (4.5)      (7.2)
                                                          --------- ---------
  Total gross deferred tax liabilities...................    (54.4)     (50.4)
                                                          --------- ---------
  Net deferred tax liability.............................  $  (8.6)   $  (6.0)
                                                          ========= =========

   The valuation allowance for deferred tax assets at January 1, 1997 was $347.0. The valuation allowance decreased by $48.1 and $10.2 during the years ended December 31, 1997 and 1996, respectively, and increased by $19.2 during the year ended December 31, 1995.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

    During 1997, 1996 and 1995, certain of the Company's foreign subsidiaries used operating loss carryforwards to credit the current provision for income taxes by $4.0, $4.7 and $15.4, respectively. Certain other foreign operations generated losses during the years 1997, 1996 and 1995 for which the potential tax benefit was reduced by a valuation allowance. During 1997, the Company used domestic operating loss carryforwards to credit the current provision for income taxes by $16.6 and the deferred provision for income taxes by $12.0. At December 31, 1997, the Company had tax loss carryforwards of approximately $578.9 which expire in future years as follows: 1998-$21.1; 1999-$25.3; 2000-$9.3; 2001-$15.9; and beyond-$386.4; unlimited-$120.9. The
Company will receive a benefit only to the extent it has taxable income during the carryforward periods in the applicable jurisdictions.

   Appropriate United States and foreign income taxes have been accrued on foreign earnings that have been or are expected to be remitted in the near future. Unremitted earnings of foreign subsidiaries which have been, or are currently intended to be, permanently reinvested in the future growth of the business aggregated approximately $18.7 at December 31, 1997, excluding those amounts which, if remitted in the near future, would not result in significant additional taxes under tax statutes currently in effect.

13.  POSTRETIREMENT BENEFITS

PENSIONS:

   Products Corporation uses a September 30 date for measurement of plan obligations and assets.

   The following tables reconcile the funded status of Products Corporation's significant pension plans with the respective amounts recognized in the Consolidated Balance Sheets at the dates indicated:

                                                                 DECEMBER 31, 1997
                                                      ---------------------------------------
                                                       OVERFUNDED    UNDERFUNDED
                                                          PLANS         PLANS        TOTAL
                                                      ------------ -------------  ----------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation as of September 30,
  1997, includes vested benefits of $304.5  .........    $(269.3)      $(45.2)      $(314.5)
                                                      ============ =============  ==========
 Projected benefit obligation as of September 30,
  1997 for service rendered..........................    $(309.3)      $(55.5)      $(364.8)
Fair value of plan assets as of September 30, 1997 ..      305.0          1.9         306.9
                                                      ------------ -------------  ----------
Plan assets less than projected benefit obligation ..       (4.3)       (53.6)        (57.9)
Amounts contributed to plans during fourth quarter
 1997................................................        0.3          0.6           0.9
Unrecognized net (assets) obligation.................       (1.3)         0.2          (1.1)
Unrecognized prior service cost .....................        6.5          3.2           9.7
Unrecognized net loss................................        0.2         12.7          12.9
Adjustment to recognize additional minimum
 liability...........................................         --         (6.5)         (6.5)
                                                      ------------ -------------  ----------
  Prepaid (accrued) pension cost.....................    $   1.4       $(43.4)      $ (42.0)
                                                      ============ =============  ==========

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31, 1996
                                                      ---------------------------------------
                                                       OVERFUNDED    UNDERFUNDED
                                                          PLANS         PLANS        TOTAL
                                                      ------------ -------------  ----------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation as of September 30,
  1996, includes vested benefits of $286.9...........    $(163.7)      $(131.4)     $(295.1)
                                                      ============ =============  ==========
 Projected benefit obligation as of September 30,
  1996 for service rendered..........................    $(198.1)      $(141.4)     $(339.5)
Fair value of plan assets as of September 30, 1996 ..      173.3          81.6        254.9
                                                      ------------ -------------  ----------
Plan assets less than projected benefit obligation ..      (24.8)        (59.8)       (84.6)
Amounts contributed to plans during fourth quarter
 1996................................................        0.2           0.5          0.7
Unrecognized net (assets) obligation.................       (1.5)          0.2         (1.3)
Unrecognized prior service cost......................        5.2           3.9          9.1
Unrecognized net loss................................       20.2          20.5         40.7
Adjustment to recognize additional minimum
 liability...........................................         --         (15.3)       (15.3)
                                                      ------------ -------------  ----------
  Accrued pension cost...............................    $  (0.7)      $ (50.0)     $ (50.7)
                                                      ============ =============  ==========

   The weighted average discount rate assumed was 7.75% for 1997 and 1996 for domestic plans. For foreign plans, the weighted average discount rate was 7.1% and 7.9% for 1997 and 1996, respectively. The rate of future compensation increases was 5.3% for 1997 and 1996 for domestic plans and was a weighted average of 5.3% and 5.1% for 1997 and 1996, respectively, for foreign plans. The expected long-term rate of return on assets was 9.0% for 1997 and 1996 for domestic plans and a weighted average of 10.1% for 1997 and 10.4% for 1996 for foreign plans.

   Plan assets consist primarily of common stock, mutual funds and fixed income securities, which are stated at fair market value and cash equivalents which are stated at cost, which approximates fair market value.

   In accordance with the provisions of SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional liability to the extent that, for certain U.S. plans, the unfunded accumulated benefit obligation exceeded recorded liabilities. At December 31, 1997, the additional liability was recognized by recording an intangible asset to the extent of unrecognized prior service costs of $1.0, a due from affiliates of $1.0 and a charge to stockholder's deficiency of $4.5. At December 31, 1996, the additional liability was recognized by recording an intangible asset to the extent of unrecognized prior service costs of $1.8, a due from affiliates of $1.1, and a charge to stockholder's deficiency of $12.4.

   Net periodic pension cost for the pension plans consisted of the following components:

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1997      1996     1995
                                                 -------- --------  --------
Service cost-benefits earned during the period    $ 11.7    $ 10.6   $  8.2
Interest cost on projected benefit obligation  .    26.0      24.3     21.7
Actual return on plan assets ...................   (55.8)    (30.4)   (27.3)
Net amortization and deferrals .................    35.6      15.1     13.4
                                                 -------- --------  --------
                                                    17.5      19.6     16.0
Portion allocated to Holdings ..................    (0.3)     (0.3)    (0.3)
                                                 -------- --------  --------
Net periodic pension cost of the Company  ......  $ 17.2    $ 19.3   $ 15.7
                                                 ======== ========  ========

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

    A substantial portion of the Company's employees in the United States are covered by defined benefit retirement plans. To the extent that aggregate pension costs could be identified as relating to the Company or to Holdings, such costs have been so apportioned. The components of the net periodic pension cost applicable solely to the Company are not presented as it is not practical to segregate such information between Holdings and the Company. In 1997 and 1996, there was a settlement loss of $0.2 and $0.3, respectively, and a curtailment loss of $0.1 and $1.0, respectively, resulting from workforce reductions.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

   The Company also has sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of certain key employees and former employees. Participation in this plan is limited to participants enrolled as of December 31, 1993. The Company also administers a medical insurance plan on behalf of Holdings, the cost of which has been apportioned to Holdings. Net periodic postretirement benefit cost for each of the years ended December 31, 1997, 1996 and 1995 was $0.7 which consists primarily of interest on the accumulated postretirement benefit obligation. The Company's date of measurement of Plan obligations is September 30. At December 31, 1997 and 1996, the portion of accumulated benefit obligation attributable to retirees was $7.3 and $6.9, respectively, and to other fully eligible participants, $1.4 and $1.3, respectively. The amount of unrecognized gain at December 31, 1997 and 1996 was $1.9 and $1.2, respectively. At December 31, 1997 and 1996, the accrued postretirement benefit obligation recorded on the Company's Consolidated Balance Sheets was $10.6 and $9.4, respectively. Of these amounts, $1.9 and $2.0 was attributable to Holdings and was recorded as a receivable from affiliates at December 31, 1997 and 1996, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation at September 30, 1997 and 1996 was 7.75%.

14. STOCK COMPENSATION PLAN

   At December 31, 1997 and 1996, Revlon, Inc. had a stock-based compensation plan (the "Plan"), which is described below. Products Corporation applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. Under APB Opinion No. 25, because the exercise price of Revlon, Inc.'s employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized. Had compensation cost for Revlon, Inc.'s Plan been determined consistent with SFAS No. 123, Products Corporation's net income for 1997 of $44.8 ($19.0 in 1996) would have been reduced to the pro forma amounts of $32.5 for 1997 ($15.8 in 1996). The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model assuming no dividend yield, expected volatility of approximately 39% in 1997 and 31% in 1996; weighted average risk-free interest rate of 6.54% in 1997 and 5.99% in 1996; and a seven year expected average life for the Plan's options issued in 1997 and 1996. The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

   Under the Plan, Revlon, Inc. may grant options to its employees for up to an aggregate of 5.0 million shares of Class A Common Stock. Non-qualified options granted under the Plan have a term of 10 years during which the holder can purchase shares of Class A Common Stock at an exercise price which must be not less than the market price on the date of the grant. Options granted in 1996 to certain executive officers will not vest as to any portion until the third anniversary of the grant date and will thereupon become 100% vested, except that upon termination of employment by Revlon, Inc. other than for "cause," death or "disability" under the applicable employment agreement, such options will vest with respect to 25% of the shares subject thereto (if the termination is between the first and second anniversaries of the grant) and 50% of the shares subject thereto (if the termination is between the second and third

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

anniversaries of the grant). Primarily all other option grants, including options granted to certain executive officers in 1997 will vest 25% each year beginning on the first anniversary of the date of grant and will become 100% vested on the fourth anniversary of the date of grant. During 1997, Revlon, Inc. granted to Mr. Perelman, Chairman of the Executive Committee, an option to purchase 300,000 shares of Revlon, Inc.'s Class A Common Stock, which will vest in full on the fifth anniversary of the grant date. At December 31, 1997 there were 98,450 options exercisable under the Plan. At December 31, 1996 there were no options exercisable under the Plan.

   A summary of the status of the Plan as of December 31, 1997 and 1996 and changes during the years then ended is presented below:

                            SHARES   WEIGHTED AVERAGE
                            (000)     EXERCISE PRICE
                          --------- ----------------
Outstanding at 2/28/96  .       --            --
Granted .................  1,010.2        $24.37
Exercised ...............       --            --
Forfeited ...............   (119.1)        24.00
                          ---------
Outstanding at 12/31/96      891.1         24.37
Granted .................  1,485.5         32.64
Exercised ...............    (12.1)        24.00
Forfeited ...............    (85.1)        29.33
                          ---------
Outstanding at 12/31/97    2,279.4         29.57
                          =========

   The weighted average fair value of each option granted during 1997 and 1996 approximated $16.42 and $11.00, respectively.

   The following table summarizes information about the Plan's options outstanding at December 31, 1997:

                YEAR ENDED DECEMBER 31, 1997
-----------------------------------------------------------
                                  WEIGHTED
      RANGE           NUMBER       AVERAGE      WEIGHTED
        OF         OUTSTANDING      YEARS        AVERAGE
 EXERCISE PRICES      (000)       REMAINING  EXERCISE PRICE
----------------  ------------- -----------  --------------
$24.00 to $29.88       817.9        8.17         $24.05
31.38 to 33.88       1,067.8        9.02          31.40
34.88 to 50.75         393.7        9.38          36.10
                  -------------
24.00 to 50.75       2,279.4        8.78          29.57
                  =============

15. RELATED PARTY TRANSACTIONS

TRANSFER AGREEMENTS

   In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"), and pursuant to such agreements, on June 24, 1992 Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Holdings retained the Retained Brands. Holdings agreed to indemnify Revlon, Inc. and

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1997, 1996 and 1995 were $0.4, $1.4 and $4.0, respectively.

OPERATING SERVICES AGREEMENT

   In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation manufactures, markets, distributes, warehouses and administers, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation is reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. The net amounts reimbursed by Holdings to Products Corporation for such direct and indirect costs for 1997, 1996 and 1995 were $1.4, $5.1 and $8.6, respectively. Holdings also pays Products Corporation a fee equal to 5% of the net sales of the Retained Brands, payable quarterly. The fees paid by Holdings to Products Corporation pursuant to the Operating Services Agreement for services with respect to the Retained Brands for 1997, 1996 and 1995 were approximately $0.3, $0.6 and $1.7, respectively.

REIMBURSEMENT AGREEMENTS

   Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews Holdings is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. The Company reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to the Company and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings (or such affiliates) reimburses the Company for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. In addition, in connection with certain insurance coverage provided by MacAndrews Holdings, Products Corporation obtained letters of credit under the Special LC Facility (which aggregated approximately $27.7 as of December 31, 1997) to support certain self-funded risks of MacAndrews Holdings and its affiliates, including the Company, associated with such insurance coverage. The costs of such letters of credit are allocated among, and paid by, the affiliates of MacAndrews Holdings, including the Company, which participate in the insurance coverage to which the letters of credit relate. The Company expects that these self-funded risks will be paid in the ordinary course and, therefore, it is unlikely that such letters of credit will be drawn upon. MacAndrews Holdings has agreed to indemnify Products Corporation to the extent amounts are drawn under any of such letters of credit with respect to claims for which neither Revlon, Inc. nor Products Corporation is responsible. The net amounts reimbursed by MacAndrews Holdings to the Company for the services provided under the Reimbursement Agreements for 1997, 1996

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

and 1995 were $4.0, $2.2 and $3.0, respectively. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

TAX SHARING AGREEMENT

   Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries and Mafco Holdings are parties to the Tax Sharing Agreement, which is described in Note 12. Since payments to be made under the Tax Sharing Agreement will be determined by the amount of taxes that Products Corporation would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Products Corporation against losses and tax credits generated by Mafco Holdings and its other subsidiaries.

FINANCING REIMBURSEMENT AGREEMENT

   Holdings and Products Corporation entered into a financing reimbursement agreement (the "Financing Reimbursement Agreement") in 1992, which expired on June 30, 1996, pursuant to which Holdings agreed to reimburse Products Corporation for Holdings' allocable portion of (i) the debt issuance cost and advisory fees related to the capital restructuring of Holdings, and (ii) interest expense attributable to the higher cost of funds paid by Products Corporation under the credit agreement in effect at that time as a result of additional borrowings for the benefit of Holdings in connection with the assumption of certain liabilities by Products Corporation under the Asset Transfer Agreement and the repurchase of certain subordinated notes from affiliates. The amount of interest to be reimbursed by Holdings for 1994 was approximately $0.8 and was evidenced by noninterest-bearing promissory notes originally due and payable on June 30, 1995. In February 1995, the $13.3 in notes then payable by Holdings to Products Corporation under the Financing Reimbursement Agreement was offset against a $25.0 note payable by Products Corporation to Holdings and Holdings agreed not to demand payment under the resulting $11.7 note payable by Products Corporation so long as any indebtedness remained outstanding under the credit agreement then in effect. In February 1995, the Financing Reimbursement Agreement was amended and extended to provide that Holdings would reimburse Products Corporation for a portion of the debt issuance costs and advisory fees related to the credit agreement then in effect (which portion was approximately $4.7 and was evidenced by a noninterest-bearing promissory note payable on June 30, 1996) and 1 1/2% per annum of the average balance outstanding under the credit agreement then in effect and the average balance outstanding under working capital borrowings from affiliates through June 30, 1996 and such amounts were evidenced by a noninterest-bearing promissory note payable on June 30, 1996. The amount of interest to be reimbursed by Holdings for 1995 was approximately $4.2. As of December 31, 1995, the aggregate amount of notes payable by Holdings under the Financing Reimbursement Agreement was $8.9. In June 1996, $10.9 in notes due to Products Corporation, which included $2.0 of interest reimbursement from Holdings in 1996, under the Financing Reimbursement Agreement was offset against an $11.7 demand note payable by Products Corporation to Holdings.

OTHER

   Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leases to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

of $1.4 and certain shared operating expenses payable by Products Corporation which, together with the annual rent, are not to exceed $2.0 per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which Products Corporation is responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed $8.0 (the amount of such claims and costs for which Products Corporation is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, Products Corporation agreed to indemnify Holdings for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify Products Corporation for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1997, 1996 and 1995 Products Corporation rented from Holdings a portion of the administration building located at the Edison facility and space for a retail store of Products Corporation. Products Corporation provides certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which Products Corporation pays on behalf of Holdings costs associated with the Edison facility and is reimbursed by Holdings for such costs, less the amount owed by Products Corporation to Holdings pursuant to the Edison Lease and the occupancy agreement. The net amount reimbursed by Holdings to Products Corporation for such costs with respect to the Edison facility for 1997, 1996 and 1995 was $0.7, $1.1 and $1.2, respectively.

   During 1997, a subsidiary of Products Corporation sold an inactive subsidiary to an affiliate for approximately $1.0.

   Effective July 1, 1997, Holdings contributed to Products Corporation substantially all of the assets and liabilities of the Bill Blass business not already owned by Products Corporation. The contributed assets approximated the contributed liabilities and were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements were restated as if the contribution took place prior to the beginning of the earliest period presented.

   In the fourth quarter of 1996, a subsidiary of Products Corporation purchased an inactive subsidiary from an affiliate for net cash consideration of approximately $3.0 in a series of transactions in which Products Corporation expects to realize foreign tax benefits in future years.

   Effective January 1, 1996, Products Corporation acquired from Holdings substantially all of the assets of Tarlow in consideration for the assumption of substantially all of the liabilities and obligations of Tarlow. Net liabilities assumed were approximately $3.4. The assets acquired and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements have been restated as if the acquisition took place at the beginning of the earliest period. Products Corporation paid $4.1 to Holdings which was accounted for as an increase in capital deficiency. A nationally recognized investment banking firm rendered its written opinion that the terms of the purchase are fair from a financial standpoint to Products Corporation.

   Products Corporation leases certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters and at Products Corporation's offices in London during 1997, 1996 and 1995; in Tokyo during 1996 and 1995 and in Hong Kong during 1997. The rent paid by MacAndrews & Forbes or its affiliates to Products Corporation for 1997, 1996 and 1995 was $3.8, $4.6 and $5.3, respectively.

   In July 1995, Products Corporation borrowed from Holdings approximately $0.8, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

certain of its businesses. In 1995, Products Corporation borrowed from Holdings approximately $5.6, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses. In June 1997, Products Corporation borrowed from Holdings approximately $0.5, representing certain amounts received by Holdings from the sale of a brand and inventory relating thereto. Such amounts are evidenced by noninterest-bearing promissory notes. Holdings agreed not to demand payment under such notes so long as any indebtedness remains outstanding under the Credit Agreement.

   The Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, (i) the capital stock and certain assets of certain subsidiaries of Holdings and (ii) a mortgage on Holdings' Edison, New Jersey facility.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1997, 1996 or 1995. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facility in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1997, 1996 and 1995 was $0.6, $0.5 and $1.2, respectively.

   In November 1993, Products Corporation assigned to Holdings a lease for warehouse space in New Jersey (the "N.J. Warehouse") between Products Corporation and a trust established for the benefit of certain family members of the Chairman of the Executive Committee. The N.J. Warehouse had become vacant as a result of divestitures and restructuring of Products Corporation. The lease has annual lease payments of approximately $2.3 and terminates on June 30, 2005. In consideration for Holdings assuming all liabilities and obligations under the lease, Products Corporation paid Holdings $7.5 (for which a liability was previously recorded) in three installments of $2.5 each in January 1994, January 1995 and January 1996. A nationally recognized investment banking firm rendered its written opinion that the terms of the lease transfer were fair from a financial standpoint to Products Corporation. During 1996 and 1995, Products Corporation paid certain costs associated with the N.J. Warehouse on behalf of Holdings and was reimbursed by Holdings for such amounts. The amounts reimbursed by Holdings to Products Corporation for such costs were $0.2 and $0.2 for 1996 and 1995, respectively.

   During 1997, 1996 and 1995, Products Corporation used an airplane owned by a corporation of which Messrs. Gittis, Drapkin and, during 1995 and 1996, Levin were the sole stockholders, for which Products Corporation paid approximately $0.2, $0.2 and $0.4 for 1997, 1996 and 1995, respectively.

   During 1997, Products Corporation purchased products from an affiliate, for which it paid approximately $0.9.

   During 1997, Products Corporation provided licensing services to an affiliate, for which Products Corporation has been paid approximately $0.7.

   An affiliate of Products Corporation assembles lipstick cases for Products Corporation. Products Corporation paid approximately $0.9, $1.0 and $1.0 for such services for 1997, 1996 and 1995, respectively.

   In January 1995, Products Corporation agreed to license certain of its trademarks to a former affiliate of MacAndrews & Forbes. The amount paid to Products Corporation pursuant to such license for 1995 was less than $0.1. The affiliate purchased $1.1 of wigs from Products Corporation during 1995. Products Corporation terminated the license with the affiliate during 1995.

16. COMMITMENTS AND CONTINGENCIES

   The Company currently leases manufacturing, executive, including research and development, and sales facilities and various types of equipment under operating lease agreements. Rental expense was

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

$57.3, $51.7 and $49.3 for the years ended December 31, 1997, 1996 and 1995, respectively. Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities and the Edison research and development facility, with remaining lease terms in excess of one year from December 31, 1997 aggregated $201.1; such commitments for each of the five years subsequent to December 31, 1997 are $43.2, $39.8, $34.6, $29.3 and $26.7, respectively. Such amounts exclude the minimum rentals to be received in the future under noncancelable subleases of $4.2.

   The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company's management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not result in a material effect on the Company's consolidated financial condition or results of operations.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

   The following is a summary of the unaudited quarterly results of operations:

                                                 YEAR ENDED DECEMBER 31, 1997
                                          -------------------------------------------
                                              1ST        2ND        3RD        4TH
                                          QUARTER(B)  QUARTER(B)  QUARTER    QUARTER
                                          ---------- ----------  --------- ---------
Net sales ...............................   $492.9      $572.4     $623.5    $702.1
Gross profit ............................    326.6       370.5      406.4     455.3
(Loss) income before extraordinary item      (25.4)        9.4       33.1      42.6
Net (loss) income .......................    (25.4)       (5.5)(a)   33.1      42.6

                                                YEAR ENDED DECEMBER 31, 1996(B)
                                          -------------------------------------------
                                              1ST         2ND       3RD        4TH
                                            QUARTER     QUARTER   QUARTER    QUARTER
                                          ----------- ---------  --------- ---------
Net sales ...............................    $464.8     $518.3     $571.7    $614.7
Gross profit ............................     311.7      347.5      378.4     405.4
(Loss) income before extraordinary item       (29.0)       1.5       21.0      32.1
Net (loss) income .......................     (35.6)(c)    1.5       21.0      32.1

   (a) Includes the extraordinary charges of $14.9 resulting from the write-off in the second quarter of 1997 of deferred financing costs associated with the early extinguishment of borrowings and the redemption of Products Corporation's Sinking Fund Debentures.

   (b) Effective July 1, 1997, Holdings contributed to Products Corporation substantially all of the assets and liabilities of the Bill Blass business not already owned by Products Corporation. The contributed assets approximated the contributed liabilities and were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements were restated as if the contribution took place prior to the beginning of the earliest period presented.

   (c) Includes an extraordinary charge of $6.6 resulting from the write-off of deferred financing costs associated with the early extinguishment of borrowings.

18. GEOGRAPHIC SEGMENTS

   The Company manages its business on the basis of one reportable segment. See Note 1 for a brief description of the Company's business. As of December 31, 1997, the Company had operations established in 26 countries outside of the United States and its products are sold throughout the world. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and the Company's results of operations and the value of its foreign assets are affected

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

by fluctuations in foreign currency exchange rates. The Company's operations in Brazil have accounted for approximately 5.5%, 6.1% and 6.1% of the Company's net sales for 1997, 1996 and 1995, respectively. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. During 1996, one customer and its affiliates accounted for approximately 10.1% of the Company's consolidated net sales. This data is presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which the Company has retroactively adopted for all periods presented.

                       YEAR ENDED DECEMBER 31,
                  ----------------------------------
                     1997        1996       1995
                  ---------- ----------  ----------
GEOGRAPHIC AREAS
 Net sales:
  United States    $1,452.5    $1,259.7   $1,115.4
  International       938.4       909.8      824.6
                  ---------- ----------  ----------
                   $2,390.9    $2,169.5   $1,940.0
                  ========== ==========  ==========

                      AS OF DECEMBER 31,
                    ----------------------
                       1997        1996
                    ---------- ----------
 Long-lived
  assets:
  United States  ..  $ 570.6     $ 555.0
  International ...    280.5       245.9
                    ---------- ----------
                      $851.1      $800.9
                    ========== ==========

                                           YEAR ENDED DECEMBER 31,
                                      ----------------------------------
                                         1997        1996       1995
                                      ---------- ----------  ----------
CLASSES OF SIMILAR PRODUCTS:
 Net sales:
  Cosmetics, skin care and
   fragrances .......................  $1,408.3    $1,262.0   $1,080.5
  Personal care and professional  ...     982.6       907.5      859.5
                                      ---------- ----------  ----------
                                       $2,390.9    $2,169.5   $1,940.0
                                      ========== ==========  ==========

19. SUBSEQUENT EVENT (UNAUDITED)

   On February 2, 1998, an affiliate of the Company, Revlon Escrow Corp., issued notes in the aggregate amount of $900.0 (the "Notes"). The net proceeds of $880 (net of discounts, fees and expenses) were deposited with an escrow agent and substantially all of such proceeds will be used to fund the redemptions by Products Corporation of its Senior Subordinated Notes and the Senior Notes, including prepayment premiums for early redemptions. Products Corporation will assume the obligations of Revlon Escrow Corp. under the Notes upon consummation of such redemptions. In connection with the early redemptions of the Senior Notes and Senior Subordinated Notes, the Company expects to record an extraordinary loss of up to $52 in 1998.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                              TABLE OF CONTENTS

                                          PAGE
                                         ------
Available Information...................     3
Prospectus Summary......................     4
Risk Factors ...........................    19
Use of Proceeds ........................    25
Capitalization .........................    26
Selected Historical and Pro Forma
 Financial Data ........................    27
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ............................    30
The Exchange Offer......................    39
Business ...............................    46
Management .............................    65
Ownership of Common Stock ..............    75
Relationship with MacAndrews
 & Forbes ..............................    75
Description of the Notes................    80
Description of Other Indebtedness  .....   134
Certain U.S. Federal Income Tax
 Considerations ........................   139
Book-Entry; Delivery and Form ..........   140
Plan of Distribution....................   141
Legal Matters ..........................   142
Experts.................................   142
Index to Consolidated Financial
 Statements ............................   F-1

                                 $900,000,000

                                 [REVLON LOGO]

                               REVLON CONSUMER
                             PRODUCTS CORPORATION
                                 $250,000,000
                         8 1/8% SENIOR EXCHANGE NOTES
                                   DUE 2006
                                 $650,000,000
                          8 5/8% SENIOR SUBORDINATED
                           EXCHANGE NOTES DUE 2008

                                  PROSPECTUS

                                 April 3, 1998

Appendix of Graphic Material Omitted from Prospectus


Page
 No.                              Description
 ---                              -----------

 54 Bar chart of the Company's market share for color cosmetics in the United States self-select distribution channel, depicting the Com pany's market share of 17.3%, 19.5%, 21.4% and 21.6% for 1994, 1995,
         1996 and 1997, respectively.

 54 Bar chart of the Company's market share for face makeup in the United States self-select distribution channel, depicting the Com pany's market share of 13.1%, 15.7%, 19.1% and 21.2% for 1994, 1995, 1996 and
         1997, respectively.

 54 Bar chart of the Company's market share for foundation in the United States self-select distribution channel, depicting the Company's market share of 15.4%, 20.0%, 25.3% and 26.8% for 1994, 1995, 1996 and
         1997, respectively.

 55 Bar chart of the Company's market share for eye makeup in the United States self-select distribution channel, depicting the Com pany's market share of 10.9%, 10.9%, 12.7% and 12.8% for 1994, 1995, 1996 and
         1997, respectively.

 55 Bar chart of the Company's market share for lip makeup in the United States self-select distribution channel, depicting the Company's market share of 29.4%, 33.5%, 32.6% and 31.4% for 1994, 1995, 1996 and
         1997, respectively.

 55 Bar chart of the Company's market share for nail enamel in the United States self-select distribution channel, depicting the Company's market share of 21.6%, 22.4%, 24.6% and 22.8% for 1994, 1995, 1996 and
         1997, respectively.

 56 Bar chart of the market share for overall color cosmetics market for the Company's Almay brand in the United States self-select distribution channel, depicting the Almay brand's market share of 5.4%, 5.6%, 6.0% and 6.4% for 1994, 1995, 1996 and 1997, respectively.

 57 Bar chart depicting the growth in retail sales for the Company and its Almay brand in the United States self-select distribution channel for color cosmetics, lip makeup, face makeup, nail enamel and eye makeup compared with overall growth in retail sales in such product categories for 1997 over 1996, as follows:

                                   Category          Revlon          Almay
                                   --------          ------          -----
         Total color.............     7.9%             9.0%          15.3%
         Lip makeup..............     4.7              1.0           40.6
         Face makeup.............     4.4             15.9           10.3
         Nail....................    29.6             19.8            2.7
         Eye.....................     6.9              6.9           13.7

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Set forth below is a table of the Commission registration fee and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this Registration
Statement:

Commission registration fee.........   $265,500
Printing and engraving expenses ....   $165,000
Legal fees and expenses.............   $200,000
Accounting fees and expenses .......   $ 50,000
Miscellaneous.......................   $100,000
                                     ------------
  Total.............................   $780,500
                                     ============



------------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

   Article X of the By-laws of the Registrant, a copy of which is filed as
Exhibit 3.2 to this Registration Statement, allows the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the Registrant. Article X of the Registrant's By-Laws provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

   Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article Sixth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of the Director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) pursuant to Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

 ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   On February 2, 1998, the Revlon Escrow sold $250,000,000 aggregate principal amount of the Old Senior Notes and $650,000,000 aggregate principal amount of the Old Senior Subordinated Notes to Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (collectively, the "Initial Purchasers") less an aggregate discount to the Initial Purchasers of $13,633,000. Such transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in reliance on section 4(2) of such Act on the basis that such transactions did not involve a public offering. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Old Notes, such Initial Purchasers agreed to offer and sell such notes only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). Except for the transactions described above, there have not been any recent sales of unregistered securities by Revlon Escrow or the Registrant.

   The Registrant will have assumed Revlon Escrow's obligations under the Old Notes prior to the commencement of the Exchange Offer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:

 EXHIBIT NO.                                            DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
     3.      CERTIFICATE OF INCORPORATION AND BY-LAWS.
     3.1     Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.3 to the
             Form 10 of the Company filed with the Securities and Exchange Commission on August 7, 1992 (File
             No. 1-11334)).
     3.2     Certificate of Amendment of Certificate of Incorporation as filed on February 18, 1993.
             (Incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K for the year ended
             December 31, 1992 of the Company (the "1992 10-K")).
     3.3     Amended and Restated By-Laws of the Company dated January 30, 1997. (Incorporated by reference to
             Exhibit 3.3 to the Annual Report on Form 10-K for the year ended December 31, 1996 of the
             Company).
     4.      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES.
     4.1     Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National
             Association (formerly known as First Trust National Association), as Trustee, relating to
             Company's 8 1/8% Senior Notes Due 2006 (the "Senior Notes Indenture").
     4.2     First Supplemental Indenture, dated April 1, 1998, among Revlon Escrow, the Company and the
             Trustee, amending the Senior Notes Indenture.
    +4.3     Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National
             Association (formerly known as First Trust National Association), as Trustee, relating to the
             Company's 8 5/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Indenture").
    +4.4     First Supplemental Indenture, dated March 4, 1998, among Revlon Escrow, the Company and the
             Trustee, amending the Senior Subordinated Indenture.
     4.5     Indenture dated as of June 1, 1993, between the Company and NationsBank of Georgia, National
             Association, as Trustee, relating to the Company's 9 1/2% Senior Notes Due 1999. (Incorporated by
             reference to Exhibit 4.31 to the Quarterly Report on Form 10-Q for the quarterly period ended
             June 30, 1993 of the Company).




                                      II-2

EXHIBIT NO.                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
     4.6     Second Amended and Restated Credit Agreement dated as of December 22, 1994, between Pacific
             Finance & Development Corp. and the Long-Term Credit Bank of Japan, Ltd. (the "Yen Credit
             Agreement"). (Incorporated by reference to Exhibit 4.32 to the Annual Report on Form 10-K for the
             year ended December 31, 1994 of the Company (the "1994 10-K")).
     4.7     First Amendment and Consent, dated as of March 10, 1997, with respect to the Yen Credit
             Agreement. (Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q for the
             quarterly period ended March 31, 1997 of Revlon, Inc. (the "Revlon 1997 First Quarter 10-Q")).
     4.8     Third Amended and Restated Credit Agreement, dated as of June 30, 1997, between Pacific Finance and Development Corporation and the Long-Term Credit Bank, Ltd. (Incorporated by reference to
             Exhibit 4.11 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 of
             Revlon, Inc. (the "Revlon 1997 Second Quarter 10-Q")).
     4.9     Amended and Restated Credit Agreement, dated as of May 30, 1997, among the Company, The Chase
             Manhattan Bank, Citibank N.A., Lehman Commerical Paper Inc., Chase Securities Inc. and the
             lenders party thereto (the "Credit Agreement"). (Incorporated by reference to Exhibit 4.23 to
             Amendment No. 2 to the Form S-1 of Revlon Worldwide (Parent) Corporation, filed with the
             Securities and Exchange Commission on June 26, 1997 (File No. 333-23451)).
     4.10    First Amendment, dated as of January 29, 1998, to the Credit Agreement. (Incorporated by
             reference to Exhibit 4.8 to the Annual Report for the year ended December 31, 1997 of Revlon,
             Inc. (the "Revlon 1997 10-K")).
     5.      OPINIONS.
     5.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company.
    10.      MATERIAL CONTRACTS.
    10.1     Purchase and Sale Agreement and Amendment thereto by and between the Company and Holdings, each dated as of February 18, 1993, relating to the Edison, New Jersey facility. (Incorporated by reference to Exhibit 4.22 to the 1992 10-K).
    10.2     Asset Transfer Agreement, dated as of June 24, 1992, among Holdings, National Health Care Group,
             Inc., Charles of the Ritz Group Ltd., the Company and Revlon, Inc. (Incorporated by reference to
             Exhibit 10.1 to the Amendment No. 1 to the Revlon Form S-1 filed with the Securities and Exchange
             Commission on June 29, 1992 (File No. 33-47100)(the "Revlon 1992 Amendment No. 1").
    10.3     Real Property Asset Transfer Agreement, dated as of June 24, 1992, among Holdings, Revlon, Inc.
             and the Company. (Incorporated by reference to Exhibit 10.2 to the Revlon 1992 Amendment No. 1).
    10.4     Assumption Agreement and Amendment thereto by and between the Company and Holdings, each dated as of February 18, 1993, relating to the Edison, New Jersey facility. (Incorporated by reference to
             Exhibit 4.23 to the 1992 10-K).
    10.5     Tax Sharing Agreement, dated as of June 24, 1992, among Mafco Holdings, Revlon, Inc., the Company and certain subsidiaries of the Company (the "Tax Sharing Agreement"). (Incorporated by reference to Exhibit 10.5 to the Revlon 1992 Amendment No. 1).
    10.6     First Amendment, dated as of February 28, 1995, to the Tax Sharing Agreement. (Incorporated by
             reference to Exhibit 10.5 to the 1994 10-K).
    10.7     Second Amendment, dated as of January 1, 1997, to the Tax Sharing Agreement. (Incorporated by
             reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 1996 of Revlon, Inc. (the "Revlon 1996 10-K")).


                                      II-3

EXHIBIT NO.                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
    10.8     Agreement by The Cosmetic Center, Inc. to be bound by the Tax Sharing Agreement, dated April 25,
             1997. (Incorporated by reference to Exhibit 10.8 to the Revlon 1997 10-K).
    10.9     Second Amended and Restated Operating Services Agreement by and among Holdings, Revlon, Inc. and the Company, as of January 1, 1996 (the "Operating Services Agreement"). (Incorporated by
             reference to Exhibit 10.8 to the Revlon 1996 10-K).
    10.10    Amendment to the Operating Services Agreement, dated as of July 1, 1997. (Incorporated by reference to Exhibit 10.10 to the Revlon 1997 10-K).
    10.11    Employment Agreement dated as of January 1, 1996 between the Company and Jerry W. Levin (the
             "Levin Employment Agreement"). (Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 1995 of the Company (the "1995 10-K").
    10.12    Amendment, effective June 30, 1997, to the Levin Employment Agreement. (Incorporated by reference to Exhibit 10.12 to the Revlon 1997 10-K).
    10.13    Employment Agreement dated as of January 1, 1997 between the Company and George Fellows.
             (Incorporated by reference to Exhibit 10.10 to the Revlon 1997 First Quarter 10-Q).
    10.14    Employment Agreement dated as of January 1, 1996 between the Company and William J. Fox.
             (Incorporated by reference to Exhibit 10.12 to the 1995 10-K).
    10.15    Employment Agreement dated as of January 1, 1996 between RIROS Corporation and Carlos Colomer
             Casellas (the "Colomer Employment Agreement"). (Incorporated by reference to Exhibit 10.13 to the
             1995 10-K).
    10.16    Amendment, effective January 1, 1998, to the Colomer Employment Agreement. (Incorporated by
             reference to Exhibit 10.16 to the Revlon 1997 10-K).
    10.17    Employment Agreement dated as of January 1, 1998 between the Company and M. Katherine Dwyer.
             (Incorporated by reference to Exhibit 10.17 to the Revlon 1997 10-K).
    10.18    Revlon Employees' Savings, Investment and Profit Sharing Plan effective as of January 1, 1997.
             (Incorporated by reference to Exhibit 10.18 to the Revlon 1997 10-K).
    10.19    Revlon Employees' Retirement Plan as amended and restated December 19, 1994. (Incorporated by reference to Exhibit 10.15 to the 1994 10-K).
    10.20    Amended and Restated Revlon Pension Equalization Plan, effective January 1, 1996. (Incorporated by reference to Exhibit 10.17 to the Amendment No. 4 to the Revlon Form S-1 filed with the
             Securities and Exchange Commission on February 26, 1996 (File No. 33-99558)).
    10.21    Executive Supplemental Medical Expense Plan Summary dated July 1991. (Incorporated by reference to Exhibit 10.18 to the Form S-1 of Revlon, Inc. filed with the Securities and Exchange
             Commission on May 22, 1992 (File No. 33-47100)(the "Revlon 1992 Form S-1").
    10.22    Description of Post Retirement Life Insurance Program for Key Executives. (Incorporated by
             reference to Exhibit 10.19 to the Revlon 1992 Form S-1).
    10.23    Benefit Plans Assumption Agreement dated as of July 1, 1992, by and among Holdings, Revlon, Inc.
             and the Company. (Incorporated by reference to Exhibit 10.25 to the 1992 10-K).
    10.24    Revlon Executive Bonus Plan effective January 1, 1997. (Incorporated by reference to Exhibit
             10.20 to the Revlon 1996 10-K).
    10.25    Revlon Executive Deferred Compensation Plan, amended as of October 15, 1993. (Incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the year ended December 31, 1993 of the Company).
    10.26    Revlon Executive Severance Policy effective January 1, 1996. (Incorporated by reference to
             Exhibit 10.23 to the Amendment No. 3 to the Revlon 1995 Form S-1 filed with the Securities and
             Exchange Commission on February 5, 1996).



                                      II-4

EXHIBIT NO.                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
    10.27    Revlon, Inc. 1996 Stock Plan, amended and restated as of December 17, 1996. (Incorporated by reference to Exhibit 10.23 to the Revlon 1996 10-K).
   +10.28    Registration Agreement dated as of January 28, 1998 by and among Revlon Escrow Corp., the Company and Bear, Stearns & Co. Inc. and Lehman Brothers Inc.
    12.      RATIO OF EARNINGS TO FIXED CHARGES.
    12.1     Statement regarding the computation of ratio of earnings to fixed charges for the Company.
    21.      SUBSIDIARIES.
    21.1     Subsidiaries of the Company. (Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 1997 of the Company).
    23.      CONSENTS.
    23.1     Consent of KPMG Peat Marwick LLP.
    23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company (included in
             Exhibit 5.1).
    24.      POWERS OF ATTORNEY.
   +24.1     Power of Attorney executed by Ronald O. Perelman.
   +24.2     Power of Attorney executed by Howard Gittis.
   +24.3     Power of Attorney executed by Irwin Engelman.
   +24.4     Power of Attorney executed by Lawrence E. Kreider.
   +24.5     Power of Attorney executed by George Fellows.
   +24.6     Power of Attorney executed by Jerry W. Levin.
   +24.7     Power of Attorney executed by William J. Fox.
   +24.8     Power of Attorney executed by Frank Gehrmann.
   +24.9     Power of Attorney executed by Donald G. Drapkin.
   +24.10    Power of Attorney executed by Edward J. Landau, Esq.
    25.      FORM T-1.
   +25.1     Statement of Eligibility and Qualification on Form T-1 of U.S. Bank Trust National Association
             (formerly known as First Trust National Association), as Trustee under the Indenture relating to the Company 8 1/8% Senior Exchange Notes due 2006 and the Company's 8 5/8% Senior Subordinated
             Exchange Notes due 2008.
    99.      MISCELLANEOUS.
    99.1     Form of Letter of Transmittal.
    99.2     Form of Notice of Guaranteed Delivery.
    99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    99.4     Form of Letter to Clients.

------------
+     Previously filed.

   (b)        Financial Statement Schedules:
              Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 3, 1998.

                                          REVLON CONSUMER PRODUCTS
                                           CORPORATION



                                          By /s/ Wade H. Nichols III
                                             --------------------------------
                                             Wade H. Nichols III
                                             Executive Vice President and
                                             General Counsel

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     SIGNATURE                     TITLE                           DATE
     ---------                     -----                           ----

        *               Chairman of the Executive             April 3, 1998
------------------        Committe of the Board and
Ronald O. Perelman        Director (Principal Executive
                          Officer)



/s/ George Fellows      President, Chief Executive Officer    April 3, 1998
------------------        and Director
    George Fellows


        *               Chairman of the Board and             April 3, 1998
------------------        Director
 Jerry W. Levin


        *               Senior Executive Vice President       April 3, 1998
------------------        and Director
 William J. Fox


/s/ Frank J. Gehrmann   Executive Vice President and          April 3, 1998
---------------------     Chief Financial Officer
    Frank J. Gehrmann     (Principal Financial Officer)


/s/ Lawrence E. Kreider Senior Vice President, Controller     April 3, 1998
-----------------------   and Chief Accounting Officer
    Lawrence E. Kreider   (Principal Accounting Officer)


         *              Director                              April 3, 1998
------------------
Donald G. Drapkin


         *              Director                              April 3, 1998
------------------
 Irwin Engelman

          SIGNATURE                   TITLE                         DATE
          ---------                   -----                         ----

              *                      Director                  April 3, 1998
 ----------------------------
 Howard Gittis

              *                      Director                  April 3, 1998
 ----------------------------
 Edward J. Landau

   *Robert K. Kretzman, by signing his name hereto, does hereby execute this Amendment No. 1 to the Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.

                                          By /s/ Robert K. Kretzman
                                             --------------------------------
                                             Robert K. Kretzman
                                             Attorney-in-fact

                                                                   SCHEDULE II

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES

                      VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                            (DOLLARS IN MILLIONS)

                                         BALANCE AT    CHARGED TO                 BALANCE
                                          BEGINNING     COST AND       OTHER      AT END
                                           OF YEAR      EXPENSES    DEDUCTIONS    OF YEAR
                                        ------------ ------------  ------------ ---------
YEAR ENDED DECEMBER 31, 1997:
Applied against asset accounts:
 Allowance for doubtful accounts ......     $12.9        $ 3.6        $ (4.5)(1)   $12.0
 Allowance for volume and early
  payment discounts....................     $12.0        $46.8        $(44.9)(2)   $13.9
YEAR ENDED DECEMBER 31, 1996:
Applied against asset accounts:
 Allowance for doubtful accounts ......     $13.6        $ 7.1        $ (7.8)(1)   $12.9
 Allowance for volume and early
  payment discounts....................     $10.1        $43.8        $(41.9)(2)   $12.0
YEAR ENDED DECEMBER 31, 1995:
Applied against asset accounts:
 Allowance for doubtful accounts ......     $11.1        $ 5.5        $ (3.0)(1)   $13.6
 Allowance for volume and early
  payment discounts....................     $10.6        $33.3        $(33.8)(2)   $10.1

------------
Notes:
(1) Doubtful accounts written off, less recoveries, reclassifications and foreign currency translation adjustments.

(2) Discounts taken, reclassifications and foreign currency translation adjustments.

                                EXHIBIT INDEX

 EXHIBIT NO.                                            DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
     3.      CERTIFICATE OF INCORPORATION AND BY-LAWS.
     3.1     Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.3 to the
             Form 10 of the Company filed with the Securities and Exchange Commission on August 7, 1992 (File
             No. 1-11334)).
     3.2     Certificate of Amendment of Certificate of Incorporation as filed on February 18, 1993.
             (Incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K for the year ended
             December 31, 1992 of the Company (the "1992 10-K")).
     3.3     Amended and Restated By-Laws of the Company dated January 30, 1997. (Incorporated by reference to
             Exhibit 3.3 to the Annual Report on Form 10-K for the year ended December 31, 1996 of the
             Company).
     4.      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES.
     4.1     Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National
             Association (formerly known as First Trust National Association), as Trustee, relating to the Company's 8 1/8% Senior Notes Due 2006 (the "Senior Notes Indenture").
     4.2     First Supplemental Indenture, dated April 1, 1998, among Revlon Escrow, the Company and the
             Trustee, amending the Senior Notes Indenture.
    +4.3     Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National
             Association (formerly known as First Trust National Association), as Trustee, relating to the Company's 8 5/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Indenture").
    +4.4     First Supplemental Indenture, dated March 4, 1998, among Revlon Escrow, the Company and the
             Trustee, amending the Senior Subordinated Indenture.
     4.5     Indenture dated as of June 1, 1993, between the Company and NationsBank of Georgia, National
             Association, as Trustee, relating to the Company's 9 1/2% Senior Notes Due 1999. (Incorporated by
             reference to Exhibit 4.31 to the Quarterly Report on Form 10-Q for the quarterly period ended
             June 30, 1993 of the Company).



EXHIBIT NO.                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
     4.6     Second Amended and Restated Credit Agreement dated as of December 22, 1994, between Pacific
             Finance & Development Corp. and the Long-Term Credit Bank of Japan, Ltd. (the "Yen Credit
             Agreement"). (Incorporated by reference to Exhibit 4.32 to the Annual Report on Form 10-K for the
             year ended December 31, 1994 of the Company (the "1994 10-K")).
     4.7     First Amendment and Consent, dated as of March 10, 1997, with respect to the Yen Credit
             Agreement. (Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q for the
             quarterly period ended March 31, 1997 of Revlon, Inc. (the "Revlon 1997 First Quarter 10-Q")).
     4.8     Third Amended and Restated Credit Agreement, dated as of June 30, 1997, between Pacific Finance and Development Corporation and the Long-Term Credit Bank, Ltd. (Incorporated by reference to
             Exhibit 4.11 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 of
             Revlon, Inc. (the "Revlon 1997 Second Quarter 10-Q")).
     4.9     Amended and Restated Credit Agreement, dated as of May 30, 1997, among the Company, The Chase
             Manhattan Bank, Citibank N.A., Lehman Commerical Paper Inc., Chase Securities Inc. and the
             lenders party thereto (the "Credit Agreement"). (Incorporated by reference to Exhibit 4.23 to
             Amendment No. 2 to the Form S-1 of Revlon Worldwide (Parent) Corporation, filed with the
             Securities and Exchange Commission on June 26, 1997 (File No. 333-23451)).
     4.10    First Amendment, dated as of January 29, 1998, to the Credit Agreement. (Incorporated by
             reference to Exhibit 4.8 to the Annual Report for the year ended December 31, 1997 of Revlon,
             Inc. (the "Revlon 1997 10-K")).
     5.      OPINIONS.
     5.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company.
    10.      MATERIAL CONTRACTS.
    10.1     Purchase and Sale Agreement and Amendment thereto by and between the Company and Holdings, each dated as of February 18, 1993, relating to the Edison, New Jersey facility. (Incorporated by reference to Exhibit 4.22 to the 1992 10-K).
    10.2     Asset Transfer Agreement, dated as of June 24, 1992, among Holdings, National Health Care Group,
             Inc., Charles of the Ritz Group Ltd., the Company and Revlon, Inc. (Incorporated by reference to
             Exhibit 10.1 to the Amendment No. 1 to the Revlon Form S-1 filed with the Securities and Exchange
             Commission on June 29, 1992 (File No. 33-47100)(the "Revlon 1992 Amendment No. 1").
    10.3     Real Property Asset Transfer Agreement, dated as of June 24, 1992, among Holdings, Revlon, Inc.
             and the Company. (Incorporated by reference to Exhibit 10.2 to the Revlon 1992 Amendment No. 1).
    10.4     Assumption Agreement and Amendment thereto by and between the Company and Holdings, each dated as of February 18, 1993, relating to the Edison, New Jersey facility. (Incorporated by reference to
             Exhibit 4.23 to the 1992 10-K).
    10.5     Tax Sharing Agreement, dated as of June 24, 1992, among Mafco Holdings, Revlon, Inc., the Company and certain subsidiaries of the Company (the "Tax Sharing Agreement"). (Incorporated by reference to Exhibit 10.5 to the Revlon 1992 Amendment No. 1).
    10.6     First Amendment, dated as of February 28, 1995, to the Tax Sharing Agreement. (Incorporated by
             reference to Exhibit 10.5 to the 1994 10-K).
    10.7     Second Amendment, dated as of January 1, 1997, to the Tax Sharing Agreement. (Incorporated by
             reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 1996 of Revlon, Inc. (the "Revlon 1996 10-K")).


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EXHIBIT NO.                                             DESCRIPTION
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    10.8     Agreement by The Cosmetic Center, Inc. to be bound by the Tax Sharing Agreement, dated April 25,
             1997. (Incorporated by reference to Exhibit 10.8 to the Revlon 1997 10-K).
    10.9     Second Amended and Restated Operating Services Agreement by and among Holdings, Revlon, Inc. and the Company, as of January 1, 1996 (the "Operating Services Agreement"). (Incorporated by
             reference to Exhibit 10.8 to the Revlon 1996 10-K).
    10.10    Amendment to the Operating Services Agreement, dated as of July 1, 1997. (Incorporated by reference to Exhibit 10.10 to the Revlon 1997 10-K).
    10.11    Employment Agreement dated as of January 1, 1996 between the Company and Jerry W. Levin (the
             "Levin Employment Agreement"). (Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 1995 of the Company (the "1995 10-K").
    10.12    Amendment, effective June 30, 1997, to the Levin Employment Agreement. (Incorporated by reference to Exhibit 10.12 to the Revlon 1997 10-K).
    10.13    Employment Agreement dated as of January 1, 1997 between the Company and George Fellows.
             (Incorporated by reference to Exhibit 10.10 to the Revlon 1997 First Quarter 10-Q).
    10.14    Employment Agreement dated as of January 1, 1996 between the Company and William J. Fox.
             (Incorporated by reference to Exhibit 10.12 to the 1995 10-K).
    10.15    Employment Agreement dated as of January 1, 1996 between RIROS Corporation and Carlos Colomer
             Casellas (the "Colomer Employment Agreement"). (Incorporated by reference to Exhibit 10.13 to the
             1995 10-K).
    10.16    Amendment, effective January 1, 1998, to the Colomer Employment Agreement. (Incorporated by
             reference to Exhibit 10.16 to the Revlon 1997 10-K).
    10.17    Employment Agreement dated as of January 1, 1998 between the Company and M. Katherine Dwyer.
             (Incorporated by reference to Exhibit 10.17 to the Revlon 1997 10-K).
    10.18    Revlon Employees' Savings, Investment and Profit Sharing Plan effective as of January 1, 1997.
             (Incorporated by reference to Exhibit 10.18 to the Revlon 1997 10-K).
    10.19    Revlon Employees' Retirement Plan as amended and restated December 19, 1994. (Incorporated by reference to Exhibit 10.15 to the 1994 10-K).
    10.20    Amended and Restated Revlon Pension Equalization Plan, effective January 1, 1996. (Incorporated by reference to Exhibit 10.17 to the Amendment No. 4 to the Revlon Form S-1 filed with the
             Securities and Exchange Commission on February 26, 1996 (File No. 33-99558)).
    10.21    Executive Supplemental Medical Expense Plan Summary dated July 1991. (Incorporated by reference to Exhibit 10.18 to the Form S-1 of Revlon, Inc. filed with the Securities and Exchange
             Commission on May 22, 1992 (File No. 33-47100)(the "Revlon 1992 Form S-1").
    10.22    Description of Post Retirement Life Insurance Program for Key Executives. (Incorporated by
             reference to Exhibit 10.19 to the Revlon 1992 Form S-1).
    10.23    Benefit Plans Assumption Agreement dated as of July 1, 1992, by and among Holdings, Revlon, Inc.
             and the Company. (Incorporated by reference to Exhibit 10.25 to the 1992 10-K).
    10.24    Revlon Executive Bonus Plan effective January 1, 1997. (Incorporated by reference to Exhibit
             10.20 to the Revlon 1996 10-K).
    10.25    Revlon Executive Deferred Compensation Plan, amended as of October 15, 1993. (Incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the year ended December 31, 1993 of the Company).
    10.26    Revlon Executive Severance Policy effective January 1, 1996. (Incorporated by reference to
             Exhibit 10.23 to the Amendment No. 3 to the Revlon 1995 Form S-1 filed with the Securities and
             Exchange Commission on February 5, 1996).



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EXHIBIT NO.                                             DESCRIPTION
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    10.27    Revlon, Inc. 1996 Stock Plan, amended and restated as of December 17, 1996. (Incorporated by reference to Exhibit 10.23 to the Revlon 1996 10-K).
   +10.28    Registration Agreement dated as of January 28, 1998 by and among Revlon Escrow Corp., the Company and Bear, Stearns & Co. Inc. and Lehman Brothers Inc.
    12.      RATIO OF EARNINGS TO FIXED CHARGES.
    12.1     Statement regarding the computation of ratio of earnings to fixed charges for the Company.
    21.      SUBSIDIARIES.
    21.1     Subsidiaries of the Company. (Incorporated by reference to Exhibit 21.1 to the Annual Report on
             Form 10-K for the year ended December 31, 1997 of the Company).
    23.      CONSENTS.
    23.1     Consent of KPMG Peat Marwick LLP.
    23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Company (included in
             Exhibit 5.1).
    24.      POWERS OF ATTORNEY.
   +24.1     Power of Attorney executed by Ronald O. Perelman.
   +24.2     Power of Attorney executed by Howard Gittis.
   +24.3     Power of Attorney executed by Irwin Engelman.
   +24.4     Power of Attorney executed by Lawrence E. Kreider.
   +24.5     Power of Attorney executed by George Fellows.
   +24.6     Power of Attorney executed by Jerry W. Levin.
   +24.7     Power of Attorney executed by William J. Fox.
   +24.8     Power of Attorney executed by Frank Gehrmann.
   +24.9     Power of Attorney executed by Donald G. Drapkin.
   +24.10    Power of Attorney executed by Edward J. Landau, Esq.
    25.      FORM T-1.
   +25.1     Statement of Eligibility and Qualification on Form T-1 of U.S. Bank Trust National Association
             (formerly known as First Trust National Association), as Trustee under the Indenture relating to the Company 8 1/8% Senior Exchange Notes due 2006 and the Company's 8 5/8% Senior Subordinated
             Exchange Notes due 2008.
    99.      MISCELLANEOUS.
    99.1     Form of Letter of Transmittal.
    99.2     Form of Notice of Guaranteed Delivery.
    99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    99.4     Form of Letter to Clients.

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+     Previously filed.